                SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549

                             FORM S-1
                  POST-EFFECTIVE AMENDMENT NO. 16
              TO REGISTRATION STATEMENT NO. 33-13375

                               Under

                    The Securities Act of 1933

                        IDS Life Account RE
                                of
                    IDS Life Insurance Company
        (Exact name of registrant as specified in charter)

                             Minnesota
  (State or other jurisdiction of incorporation or organization)

                                63
-------------------------------------------------------------------
     (Primary Standard Industrial Classification Code Number)

                            41-0823832
-------------------------------------------------------------------
               (I.R.S. Employer Identification No.)

             IDS Tower 10, Minneapolis, MN 55440-0010
                          (612) 671-3131
-------------------------------------------------------------------
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                    Mary Ellyn Minenko, Counsel
                    IDS Life Insurance Company
          IDS Tower 10, Minneapolis, Minnesota 55440-0010
                          (612) 671-3678
     (Name, address, including zip code, and telephone number, including area code, of agent for service)

It is proposed that this filing become effective on May 1, 1997.

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]




                              Calculation of Registration Fee
                                                                 Proposed
  Title of each class                   Proposed                 maximum
  of securities to be    Amount to be   maximum offering         aggregate offering    Amount of
  registered             registered     price per unit           price                 registration fee
  N/A



                        IDS LIFE ACCOUNT RE
                             ISSUED BY
                    IDS LIFE INSURANCE COMPANY

                       Cross-Reference Sheet
                    Pursuant to Regulation S-K
                            Item 501(b)

Form S-1 Item Number and Caption             Location in Prospectus

1.  Forepart of the Registration
    Statement and Outside Front
    Cover Page of Prospectus.................Outside Front Cover

2.  Inside Front and Outside Back
    Cover Pages of Prospectus................Inside Front Cover

3.  Summary Information, Risk Factors
    and Ratio of Earnings to Fixed
    Charges..................................Summary of Contents, Risk
                                             Factors

4.  Use of Proceeds..........................Investment Objectives of
                                             the Account, Investment
                                             Restrictions, Other
                                             Investment Policies

5.  Determination of Offering Price..........The Contracts--Accumulation
                                             Period

6.  Dilution.................................Not Applicable

7.  Selling Security Holders.................Not Applicable

8.  Plan of Distribution.....................Distribution of Contracts

9.  Description of Securities to Be
    Registered...............................The Contracts--Accumulation
                                             Period, Annuity Period

10. Interests of Named Experts and
    Counsel..................................Not Applicable

11. Information with Respect to the
    Registrant...............................IDS Life, The Account,
                                             Legal Proceedings,
                                             Investment Objectives of
                                             the Account, Investment
                                             Restrictions, Other
                                             Investment Policies,
                                             Appendix A, Appendix B,
                                             Conflicts of Interest

12. Disclosure of Commission Position
    on Indemnification for Securities
    Act Liabilities..........................See Item 14 in Part II

                              PART I.

                INFORMATION REQUIRED IN PROSPECTUS

Attached hereto and made a part hereof is the Prospectus.

Real Estate Variable Annuity

Prospectus/May 1, 1997


This prospectus describes Individual Deferred Variable Annuity Contracts (the Contracts) offered by IDS Life Insurance Company (IDS Life), in which purchase payments accumulate on a variable basis and pay retirement benefits to the owner. The Contracts are available for non-qualified retirement plans only. The Contracts are not available for Individual Retirement Annuities (IRAs), 401(k) plans, 403(b) plans or other qualified plans.

Effective May 1, 1995, IDS Life discontinued new contract sales of the Account.

The minimum initial purchase payment for a Contract was $5,000; or $2,000 if concurrently the owner agreed to make additional monthly purchase payments of not less than $100 each by means of a bank authorization. Additional purchase payments may be made in amounts of at least $2,000 each or, if made by means of a bank authorization, of not less than $100 per month. The maximum aggregate additional purchase payments in any one contract year after the first may not exceed $50,000. Purchase payments are allocated to IDS Life Account RE (the Account), a segregated asset account of IDS Life. See The Account section. Contract values of the Account and annuity payments from the Account will vary with the performance of the investments of the Account. There is no guaranteed minimum contract value. Owners of the Contracts bear the complete investment risk of the Account.

IDS Life Account RE
Individual Deferred Variable
Annuity Contracts

Sold by:
IDS Life Insurance Company
IDS Tower 10
Minneapolis,  MN 55440-0010
Telephone: (612) 671-3733

These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission, nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense. This prospectus should be retained for future reference.

IDS LIFE IS NOT A FINANCIAL INSTITUTION, AND THE SECURITIES IT OFFERS ARE NOT DEPOSITS OR OBLIGATIONS OF, OR GUARANTEED OR ENDORSED BY ANY FINANCIAL INSTITUTION NOR ARE THEY INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE FEDERAL RESERVE BOARD OR ANY OTHER AGENCY.

Since the Account has experienced substantial net contract terminations over the past several years, the Account does not intend to acquire additional real estate related investments. Further, the Account intends to liquidate the real estate related investments that it currently holds when it becomes advantageous or necessary to do so. During 1996, the Account liquidated two real estate related investments.


Although additional purchase payments may be made into existing contracts, prior to making any additional purchase payment an existing contract owner should bear in mind that the Account intends to liquidate its real estate related investments over time. Moreover, the Account will not be acquiring any new or additional real estate related investments with the cash flow or proceeds generated by the operations or sales of its existing real estate related investments. Such funds, to the extent not used to pay the Account's obligations under existing contracts or the redemption of accumulation units purchased by IDS Life, will be invested in short-term debt instruments and possibly intermediate-term bonds with maturities of up to five years. Accordingly, an existing contract owner should carefully consider these facts in light of his or her own investment objectives before making any additional purchase payment into an existing contract.

IDS Life will furnish to each owner an annual report showing the current number of accumulation or annuity units, the value per unit and the contract value. In addition, IDS Life will send to each owner annual financial statements for the Account audited by independent auditors.

The Contracts involve a substantial degree of risk, particularly due to the illiquidity of the assets of the Account. Over the past few years the Account has experienced substantial contract surrenders in excess of contract purchase payments. IDS Life is purchasing accumulation units in the Account. See the Other Investment Policies--Borrowing Policies, Risk Factors, Conflicts of Interest-Borrowings from IDS Life; and Management's Discussion and Analysis of Financial Condition and Results of Operations sections. The ability of an owner of a Contract to withdraw the contract value is subject to certain restrictions and, under certain circumstances, payments under the Contracts may be suspended. See the Contract Charges and Deductions and the Suspension and Delay of Payments sections. In addition, the investment and operation of the assets of the Account involve certain conflicts of interest.
See the Conflicts of Interest section.

Effective May 1, 1995, IDS Life discontinued new contract sales of the Account. IDS Life will continue to accept and process additional purchase payments into existing contracts in amounts specified in the Prospectus, whether by means of previously established bank authorizations or otherwise. IDS Life also will continue to service existing contracts and honor any surrender requests.

IDS Life will purchase accumulation units in order to maintain the Account and to increase its liquidity. IDS Life will make these payments so that no contract holder is disadvantaged because sales of new contracts have been discontinued. IDS Life will make additional payments into the Account for accumulation units as needed in order to fund all of the Account's obligations under the contracts such as paying death benefits and surrenders.

By purchasing accumulation units, IDS Life will have an ownership interest in the Account. Since IDS Life will not actually purchase a contract, it will not be subject to surrender charges. However, IDS Life, as holder of accumulation units, will participate in the increase or decrease in the value of the Account's investments just as other owners of accumulation units do. IDS Life may realize a gain or loss on its accumulation units when redeemed.

IDS Life currently expects to hold the accumulation units it purchases until the surrender of all outstanding contracts or until the Account's liquidity improves (through, for example, one or more sales of real estate related investments), thereby permitting the Account to satisfy its anticipated contract obligations. Because IDS Life may purchase a significant amount of accumulation units, IDS Life may be subject to certain conflicts of interest it would not otherwise have if it had not purchased such accumulation units, including, among other things, a conflict in approving periodic valuations of real estate related investments made by the Investment Adviser.

Summary of Contents

This prospectus offers Individual Deferred Variable Annuity Contracts designed primarily to allow owners to participate in the investment performance of a pool of real estate related investments held or owned by the Account. An owner will receive variable retirement payments depending upon his choice of annuity.

See the Definitions section for the definition of many of the terms used in this prospectus.

The Account is a segregated asset account of IDS Life established pursuant to the laws of the State of Minnesota. The assets of the Account are not subject to any liabilities arising out of any other assets or business of IDS Life. Income, gains and losses of the Account are credited to or charged against the Account without regard to any other income, gains or losses of IDS Life. IDS Life is not liable for any obligations of the Account. IDS Life is liable for fulfillment of the terms of the Contracts, including the obligations to pay death benefits and to guarantee the annuity purchase rates in the Contracts. See The Account section.

The minimum initial purchase payment for a Contract was $5,000; or $2,000 if concurrently the owner agreed to make additional monthly purchase payments of not less than $100 each by means of a bank authorization. Additional purchase payments may be made in amounts of at least $2,000 each or, if made by means of a bank authorization, of not less than $100 per month. The maximum aggregate additional purchase payments in any one contract year after the first may not exceed $50,000. IDS Life, at its discretion, may permit greater maximum initial or additional purchase payments in certain instances. No sales charge is deducted from any purchase payment when made. See The Contract -- Accumulation Period section.

During the first eight years after any purchase payment, surrender of the Contract will be subject to assessment of a surrender charge, based upon the number of payment years that have elapsed since the purchase payment. The surrender charge, which is a contingent deferred sales charge, is 8 percent of the amount surrendered during the first payment year and decreases by 1 percent per year thereafter to 1 percent in the eighth payment year. There is no surrender charge on amounts surrendered after the eighth payment year. See The Contract -- Accumulation Period section.

IDS Life assesses the Account a daily charge for mortality and expense risks that amounts to an aggregate of 1 percent on an annual basis of the average daily asset value. IDS Life assesses the Account a daily charge for an asset management fee that amounts to an aggregate of 1.25 percent on an annual basis of the average daily asset value of the Account, subject to increase by not more than 0.25 percent per year in the event the Account's real property investments exceed a certain rate of return on an annual basis. IDS Life also assesses the Account an acquisition and mortgage placement fee that amounts to 3.75 percent of the total cash investment to be paid or advanced by the Account in connection with each real property investment, mortgage loan and land sale-leaseback investment. Portions of the asset management and acquisition and mortgage placement fees will be paid by IDS Life to the Investment Adviser, JMB Annuity Advisers. See the Contract Charges and Deductions section.

The investment objectives of the Account are to provide for payment of retirement income under the Contracts by seeking to preserve and protect the Account's assets in real (i.e., inflation-adjusted) terms; to provide for compounding of income through the reinvestment of cash flow from investments; and to provide for increases in income through capital appreciation of real property investments and, to the extent available, through participations in the capital appreciation or gross revenues or income of the real properties subject to mortgage loans or land sale-leaseback investments of the Account. IDS Life seeks to achieve these objectives by investing approximately 50 percent to 70 percent of the Account's assets in such income-producing real property investments as office buildings, shopping centers, apartment complexes and other real properties, and approximately 15 percent to 40 percent of the Account's assets in mortgage loans and land sale-leaseback investments. However, IDS Life is permitted to alter such percentages in accordance with changing market conditions or under other circumstances. To enable the Account to meet its needs for liquidity, certain of the Account's assets may be invested in short-term debt instruments and intermediate-term bonds with maturities of up to five years. See the Investment
Objectives of the Account section.

There is no assurance that enough suitable investments will be found or that the investment objectives of the Account will be achieved. Owners bear the complete investment risk of the Contracts. Contract values will fluctuate depending upon the investment performance of the Account, which will reflect the performance of the Account's portfolio of investments and the charges and deductions assessed under the Contracts.

Under present law, an owner is not taxed on the increases in contract value until distributions occur, either through the surrender of the Contract or the receipt of annuity payments, or until a change of ownership occurs. Under certain circumstances, a tax penalty of 10 percent of the portion of a distribution representing income to the owner may be assessed for distributions made prior to age 59-1/2. See the Certain Federal Income Tax Considerations section.

Because the assets of the Account will be invested primarily in real estate related investments, the investment performance of the Account will be subject to all of the risks generally incident to investments in real estate, such as the uncertainty of cash flow to meet obligations, the uncertainty in making market valuations of properties, adverse changes in national or local economic conditions, the cost of funds and other factors affecting real estate. See the Risk Factors -- General Risks of Real Property Investments section. Owners will bear all investment risk of the Account's portfolio. In addition, the real estate related investments made or to be made by the Account are illiquid investments. Accordingly, owners will bear the risk that benefits under the Contracts will not be immediately payable in the event that a substantial portion of the Account's assets is required to be used to redeem Contracts. IDS Life is purchasing accumulation units in the Account. However, it is possible that necessary funds for the payment of benefits under the Contracts may not be readily obtainable by the Account either through borrowings by the Account or through the disposition of real estate related investments on commercially reasonable terms. In such event, payments may be suspended for up to six months. In the event of any suspension of payments, the cash available will be used first to pay any obligations of the Account (other than contract obligations); second, to make annuity payments; third, to pay death benefits; and finally, to pay any contract surrenders. See the Suspension and Delay of Payments section. For information regarding certain other risk factors that may affect the operation and performance of the Account and the value of its investments, see the Risk Factors section. IDS Life, the Investment Adviser and their respective affiliates may have potential conflicts of interest with respect to operating the Account, including the fact that the arrangements relating to the compensation of IDS Life under the Contracts are not the result of arm's-length negotiations and that IDS Life, the Investment Adviser and their affiliates may make real estate investments for their own accounts or those of other entities and may render real estate investment services to other entities that may have the same or substantially similar investment objectives as those of the Account. See the Conflicts of Interest section.

Premium or other taxes that may be payable to a state or other government agency in connection with the purchase of Contracts may be deducted from purchase payments or from the contract value.

See page __, where a description of the real estate related investments made for IDS Life Account RE begins.

Table of Contents                                              Page


Summary of Contents..........................................
Definitions..................................................
IDS Life.....................................................
The Account..................................................
Description of the Investment Adviser and Affiliates.........
Investment Objectives of the Account.........................
Investment Restrictions......................................
Other Investment Policies....................................
Real Estate Related Investments..............................
Summary of Investments.......................................
Risk Factors.................................................
Conflicts of Interest........................................
The Contract -- Accumulation Period..........................
Contract Charges and Deductions..............................
Suspension and Delay of Payments.............................
Transfer of Ownership........................................
Beneficiary..................................................
Annuity Period...............................................
Certain Federal Income Tax Considerations....................
Valuation of Assets..........................................
Distribution of Contracts....................................
State Regulation.............................................
Experts......................................................
Registration Statement.......................................
Reports......................................................
Financial Statements.........................................
Legal Proceedings............................................
Appendix A:  Directors and principal executive officers
             of IDS Life.....................................
Appendix B:  Directors, executive officers and certain
             other officers of JMB Realty Corporation........
Summary of Selected Financial Information....................
Management's Discussion and Analysis of
  Financial Condition and Results of Operations..............
Index to Financial Statements................................

Definitions

Some terms used in this prospectus:

Account -- IDS Life Account RE, a segregated asset account of IDS Life.

Accumulation Unit -- An accumulation unit is an accounting unit of measure. It is used to calculate the contract value prior to settlement.

Accumulation Unit Value -- The accumulation unit value is determined by dividing the Account's net asset value by the number of accumulation units outstanding at the end of the valuation period.

Annuitant -- The person on whose life monthly payments depend.

Annuity Unit -- An annuity unit is an accounting unit of measure. It is used to calculate the value of annuity payments from the Account on and after the retirement date.

Asset Value -- The Account's asset value is determined by calculating (i) the total value of the Account's assets less (ii) the amount of any accrued expenses or liabilities other than any borrowings in connection with the purchase, financing, improvement, development or refinancing of real property investments.

Beneficiary -- The beneficiary is the party entitled to receive the benefits to be paid at the death of the annuitant or owner.

Contract -- An Individual Deferred Variable Annuity Contract offered by means of this prospectus.

Contract Value -- The sum of the value of the accumulation units attributable to the Contract.

Contract Year -- A period of 12 months, starting on the effective date of the Contract and on each anniversary of the effective date.

Land Sale-Leaseback -- Land sale-leaseback means a transaction involving the purchase of land on which improvements are constructed, are under construction or are under contract to be constructed, and the lease of such land pursuant to a land or ground lease generally to the owner or developer of the improvements on the land. Such land sale-leasebacks may be subordinated to a first mortgage and other liens or security interests (whether or not also held by the Account) that are liens on the entire property including the land.

Mortgage Loan -- Mortgage loan means a first mortgage loan, subordinated or junior mortgage loan or wrap-around mortgage evidenced by notes, bonds, debentures and other evidences of indebtedness, and which is secured by a mortgage, trust deed, deed of trust, deed to secure debt or other liens on interests, including leasehold interests in land and/or improvements that are constructed, are being constructed or are under contract to be constructed.

Net Asset Value -- The Account's net asset value is determined by calculating the total value of the Account's assets, less the amount of any expenses or liabilities, including tax liabilities, mortgage indebtedness, administrative expenses, that portion of organizational and offering expenses being amortized and the accrued but unpaid daily charges for mortality and expense risk and asset management fees.

Organizational and Offering Expenses -- Organizational and offering expenses means the following expenses that are incurred in connection with the formation and qualification of the Account, in the registration of the Contracts under applicable Federal and state law, and in marketing the Contracts: (a) registration fees, filing fees and taxes, (b) the costs of qualifying, printing, amending, supplementing, mailing and distributing the registration statement and prospectus, (c) direct expenses (including salaries and related salary expenses) of officers and employees of IDS Life, the Investment Adviser and their affiliates while directly engaged in organizing the Account and in registering and qualifying the Contracts, and (d) accounting and legal fees and expenses (including those fees and expenses of the Investment Adviser's attorneys and accountants) incurred in connection therewith, provided, however, that organizational and offering expenses will not include selling commissions or any other costs or expenses relating to marketing the Contracts.

Owner -- The person or party having ownership of the annuity and who is entitled to receive its benefits.

Purchase Payment -- Payment made to IDS Life for the annuity.

Real Property Investments -- Real property investments are equity interests in existing real properties that are completed at the time of commitment for purchase and, to a lesser extent, properties that are under construction or under contract for development.

Retirement Date -- The date shown on the Contract on which annuity payments are to begin. The date may be changed as provided in the Contract.

Surrender Charge -- A deferred sales charge is applied if the annuity is surrendered within a certain number of years from when a purchase payment is made.

Surrender Value -- The total value of the annuity after any applicable surrender charge has been deducted.

Valuation Date -- A normal business day, Monday through Friday, except for the following holidays: New Year's Day, Presidents' Day, Good Friday, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day.

Valuation Period -- The interval of time commencing at the close of business on each valuation date and ending at the close of business on the next valuation date.

IDS Life

IDS Life is a stock life insurance company organized in 1957 under the laws of the State of Minnesota. IDS Life is a wholly owned subsidiary of American Express Financial Corporation, which itself is a wholly owned subsidiary of the American Express Company. IDS Life acts as a direct writer of life insurance policies and annuities and as the investment manager of various investment companies. IDS Life is licensed to write life insurance and annuity contracts in 49 states and the District of Columbia. The headquarters of IDS Life is IDS Tower 10, Minneapolis, MN 55440-0010. For information concerning the directors and principal executive officers of IDS Life, see Appendix A. For information concerning the financial statements of IDS Life, see Index to Financial Statements.

The Account

The Account was established in March 1987 by a resolution of the Board of Directors of IDS Life as a segregated asset account, pursuant to Minnesota law, and commenced operations in August 1987. IDS Life purchased the initial 200,000 accumulation units of the Account. Such units were subsequently redeemed by IDS Life at the then current accumulation unit value. The Account holds assets that are segregated from all of IDS Life's other assets and is not chargeable with liabilities arising out of any other business of IDS Life. The Account is not registered as an investment company under the Investment Company Act of 1940 (the 1940 Act).

The Account is under the control and management of IDS Life. The board of directors and officers of IDS Life are responsible for management of the Account. The owners of the Contracts have no voting rights with respect to the Account. For information regarding the directors and principal executive officers of IDS Life, see Appendix A. For information concerning the financial statements of IDS Life, see Index to Financial Statements.

IDS Life does not guarantee the investment performance of the Account and is not responsible for the liabilities of the Account. However, IDS Life is responsible for fulfillment of the terms of each Contract, including payment of the death benefits and the guarantee of the minimum annuity purchase rates contained in the Contracts.

Description of the Investment Adviser and Affiliates

IDS Life will provide services in connection with the acquisition or placement and management of the assets of the Account. IDS Life, in turn, has contracted with JMB Annuity Advisers (the Investment Adviser), an Illinois general partnership, to provide investment selection, management, disposition and consulting services with respect to the real estate related investments of the Account. The Investment Adviser is primarily responsible for the identification, evaluation, investigation, negotiation, selection and recommendation for purchase or placement of any real estate related assets for the Account. IDS Life maintains an investment committee that is responsible for approving all real estate related investments or dispositions on behalf of the Account. A quorum of such investment committee consists of any two members, who may act on behalf of the committee.


The partners of the Investment Adviser are JMB Realty Corporation (JMB), which is the managing partner of the Investment Adviser, and an affiliate of JMB. The Investment Adviser is responsible for the day-to-day administration and management of the real estate related investments of the Account. For information regarding the directors and principal executive officers of JMB, see Appendix B. JMB has been engaged principally in real estate investment, brokerage, management and sales since December 1968. Through Dec. 31, 1996, JMB has managed or advised, directly or through affiliates, real estate investment partnerships that had purchased real estate (directly or through other entities) for an aggregate purchase price (including mortgage indebtedness), plus other initial cash payments, of approximately 11.3 billion. Through Dec. 31, 1996, JMB, directly or through affiliates, had purchased real estate for its own corporate accounts and affiliated accounts having an aggregate purchase price (including mortgage indebtedness) of approximately 5.6 billion. See the Conflicts of Interest section for a description of conflicts of interest arising out of the activities of the Investment Adviser and its affiliates.


In December 1994, certain affiliates of the Investment Adviser sold substantially all of their assets to an unaffiliated third party that acts as an adviser to institutional investors with respect to real estate investments, and in connection with this sale, certain management personnel of these affiliates of the Investment Adviser became management personnel of the purchaser or its related entities. These affiliates of the Investment Adviser included JMB Institutional Realty Corporation and its related real estate advisory entities, which acted as advisers or managers of qualified pension and profit-sharing plans, tax-exempt foundations and endowments and other institutional investors, and JMB Properties Company, which was engaged in performing property management services for office, industrial and multi-family real properties. Prior to December 1994, JMB Institutional Realty Corporation and its related real estate advisory entities were advisers or managers of certain institutional investors that have invested jointly with the Account in Northridge and Southridge Malls, Monmouth Mall and the 1225 Connecticut office building, and JMB Properties Company acted as property manager for one of the Account's current real property investments, the 1225 Connecticut office building, and one of the Account's former real property investments, the West Springfield Terrace Apartments. See the Real Estate Related Investments section. As a result of the sale, the institutional investors that have invested jointly with the Account are no longer advised or managed by affiliates of the Investment Adviser. In addition, the officers and directors of 1225 Investment Corporation, which owns the 1225 Connecticut office building, are no longer affiliated or associated with the Investment Adviser. See the Risk Factors -- Risks of Joint Ownership and Conflicts of Interest -- Possible Joint Venture Investments with Affiliates of the Investment Adviser or IDS Life sections. The successor to JMB Properties Company's assets assumed property management of the 1225 Connecticut office building and the West Springfield Terrace Apartments on the same terms that existed prior to sale.


The Investment Adviser is not liable for any error of investment selection, judgment or law except for willful misfeasance, bad faith or negligence on the part of the Investment Adviser in the performance of its obligations or duties under the investment advisory agreement. See the Conflicts of Interest -- Limitation on Liability section.

Compensation of IDS Life, the Investment Adviser and their
Affiliates in Connection with Real Estate Related Services

IDS Life is paid an asset management fee for its services in connection with the management of the assets of the Account. This fee is accrued on a daily basis and deducted on a monthly basis and is equal on an annual basis to 1.25 percent of the average daily asset value of the Account, subject to increase as described below. A portion of the asset management fee equal to 0.95 percent of the average daily asset value is paid by IDS Life to the Investment Adviser for its services in connection with the management of the real estate related assets of the Account. In the event that the Account's real property investments have produced a rate of return for the Account (measured for each calendar year) that exceeds the rate of return as measured for such period by the FRC Property Index (which is released in April of each year for the preceding calendar year) by 0.5 percent per year, then the Investment Adviser shall be entitled to an additional amount equal to 0.05 percent of the average daily asset value of the Account for such calendar year. The Investment Adviser also will be entitled to an additional amount equal to 0.01 percent (up to a maximum of 0.2 percent) of the average daily asset value of the Account for each 0.1 percent by which the rate of return of the Account's real property investments for such calendar year exceeds the rate of return as measured for such period by such index plus 0.5 percent per year. Rate of return shall be calculated on a quarterly basis and in general shall mean the sum of all net income from operations of the Account's real property investments (without deducting any asset management fees or certain other expenses of the Account) and realized and unrealized capital appreciation or depreciation on the

Account's real property investments (net of all acquisition and mortgage placement fees) for the calendar quarter taken as a percentage of the aggregate asset value of such investments (net of all acquisition and mortgage placement fees) as of the beginning of such calendar quarter. Additionally, IDS Life and the Investment Adviser will not be entitled to, and will forego, that portion of the asset management fee, as calculated above, attributable to the use of indebtedness in excess of 40 percent of the aggregate value of all of the Account's real property investments.

IDS Life receives an acquisition and mortgage placement fee of 3.75 percent of the total cash investment to be paid or advanced by the Account, including all cash down payments, interest, points, special reserves and all other initial cash payments in connection with each real property investment, mortgage loan and land sale-leaseback made by the Account. The amount paid to IDS Life is measured by the cash investment to be paid by the Account for real property investments or land sale-leasebacks or the amount to be borrowed under a mortgage loan by the borrower for mortgage loans. A portion of the acquisition and mortgage placement fee equal to 3.50 percent of the total cash investment to be paid or advanced by the Account in connection with each real property investment, mortgage loan and land sale-leaseback made by the Account is paid to the Investment Adviser in consideration of the services of the Investment Adviser and its affiliates in connection with the identification, evaluation, investigation, negotiation, selection and recommendation for purchase or placement of real estate related investments for the Account. In addition, certain expenses of IDS Life, the Investment Adviser and their affiliates are reimbursed as described under the Contract Charges and Deductions section. At its discretion, the Investment Adviser may provide any or all of its services to the Account through affiliates, in which event fees may be payable to such affiliates.

In some instances, some or all of the acquisition and mortgage placement fee may be paid by the sellers of properties or borrowers. This fee will indirectly affect the Account because the payment of the fee by the seller of property or borrower may affect the terms on which the seller or borrower is willing to close the transaction. To the extent that the seller or borrower pays less than
3.75 percent, the additional amount will be paid directly by the Account to IDS Life. Fees and expenses paid to IDS Life or the Investment Adviser and its affiliates will reduce the assets of the Account for purposes of calculating the accumulation or annuity unit value.

Property Management, Insurance Brokerage and Mortgage Brokerage

Certain of the Account's retail properties may be managed by JMB or an affiliate of JMB such as Urban Retail Properties Co. Under property management agreements, the company employed to manage the property usually collects the rental income on the property and deducts its fee and the costs of operating the property such as insurance premiums, taxes, repairs and improvements and other costs related to the maintenance and operation of the property. The balance of rental income is remitted to the owner of the property.

To the extent agreements are entered into with a JMB affiliate to manage the real property investments owned directly by the Account, such agreements are subject to the approval of IDS Life and are expected to be on terms no less favorable to the Account than those customarily charged for similar services in the relevant geographical area. For real property investments in which the Account owns an interest through a joint venture, such agreements are subject to the approval of the joint venture.

JMB Insurance Agency, Inc., which is engaged in the insurance brokerage business, may provide insurance brokerage services in connection with certain of the Account's investments. JMB Insurance Agency, Inc. will receive commissions and/or fees for such services at rates that are set by the insurance companies for the classes of coverage involved. JMB or its affiliates may provide mortgage brokerage services in connection with the financing or refinancing of certain of the Account's real property investments. To the extent that services are provided, such affiliates will receive a fee equal to 1 percent of the proceeds advanced under such financing or refinancing.

JMB or its affiliates also may provide other real estate related services to the Account. Any such additional services and the terms thereof with respect to real estate related investments owned directly by the Account will be subject to the approval of IDS Life.

Investment Objectives of the Account


Since the Account has experienced substantial net contract terminations over the past several years, the Account does not intend to acquire additional real estate related investments. Further, the Account intends to liquidate the real estate related investments that it currently holds when it becomes advantageous or necessary to do so. During 1996, the Account liquidated two real estate related investments.


The investment objectives of the Account are to provide for payment of retirement income under the Contracts by seeking to: (1) preserve and protect the Account's assets in real (i.e., inflation-adjusted) terms; (2) provide for compounding of income through reinvestment of cash flow from investments; and
(3) provide for increases in income through capital appreciation of real property investments and, to the extent available, through participations in the capital appreciation, gross revenues or income of the real properties subject to mortgage loans or land sale-leasebacks. There is no guarantee that the investment objectives of the Account will be attained. The assets of the Account will be invested primarily in real estate related investments. It is anticipated that approximately 50 percent to 70 percent of the Account's assets will be invested in such income-producing real property investments as office buildings, shopping centers, apartment complexes and other real properties, and approximately 15 percent to 40 percent of the Account's assets will be invested in mortgage loans and land sale-leaseback investments, which may include participations in the appreciation or the gross revenues or income of the real properties that are the subject of the mortgage loans or land sale-leaseback investments. However, IDS Life will have the discretion to alter such percentages in accordance with changing market conditions or under certain other circumstances if it deems it advisable given the Account's investment objectives and portfolio or the liquidity considerations of the Account. IDS Life expects to diversify the Account's investments consistent with the Treasury regulations regarding diversification for variable annuities. Other than meeting the diversification requirements of Section 817(h) of the Internal Revenue Code of 1986, as amended, there are no limits on the percentage of Account assets that may be invested in one property. See the Certain Federal Income Tax Considerations -- Diversification Requirements section.

Real Property Investments

The Account will seek to diversify its investments geographically and will consider and review investments in areas throughout the United States. Some of the Account's real property investments may be owned jointly by the Account, on one hand, and the seller of a property (or an affiliate of the seller), on the other hand. The Account also may enter into joint investments with affiliates of the Investment Adviser. Such joint ownership may take the form of joint venture partnerships, tenancies-in-common or other legal arrangements. The Account may acquire existing properties that are debt-financed, thereby assuming leverage, or may incur indebtedness in connection with the acquisition of such real property investments, but it is currently anticipated that the aggregate indebtedness on all real property investments of the Account will not exceed 50 percent of the purchase price (i.e., total consideration paid for properties including all liens and mortgages on the properties, but excluding points and prepaid interest) plus other initial cash payments in connection with the purchase of all properties. However, in connection with the refinancing of real property investments, the aggregate indebtedness of the Account may exceed the maximum level currently contemplated. See the Risk Factors -- Risks of Leverage section.

Types of Real Property Investments. The Account is expected to acquire real property investments only of the following types: shopping centers, office buildings, multi-use complexes and other commercial properties, apartment complexes and buildings, mobile home parks and industrial properties. The
Account does not intend to invest in agricultural properties or single family dwellings.

To attain the Account's stated objectives, it will be necessary for the Account to acquire properties that will generate cash in excess of that required to meet the gross operating expenses of the Account. To do this it is currently anticipated that a significant portion of the Account's assets will be invested in existing real properties that are completed at the time of commitment for purchase or investment. The Account also may acquire recently constructed properties that may in some instances be subject to agreements with sellers (or affiliates of sellers) providing for certain minimum levels of income or funding of cash deficits during the early years of the Account's ownership. In the event such agreements are negotiated, there can be no guarantee that the sellers or other parties will be able to carry out such obligations. Upon the expiration of or default under such agreements, there can be no assurance that the Account will be able to maintain the level of operating income that is necessary to produce the return it was previously experiencing or anticipated.

It is currently anticipated that the property acquired by the Account generally will be real estate that is ready for occupancy. Additionally, the Account may, to a lesser extent, invest in developmental real estate deemed consistent with the Account's objectives, and the Account then will be subject to the risks inherent in such properties.

Mortgage Loans

Types of Mortgage Loans. Mortgage loans made by the Account may include conventional mortgage loans that pay fixed or variable rates of interest and, to the extent available, mortgage loans that have a participation (as defined below).

The properties to be subject to mortgage loans are anticipated to consist of commercial properties (such as office buildings and shopping centers), residential properties (such as garden apartment complexes, high-rise apartment buildings and mobile home parks) and industrial properties. The mortgage loans generally will be secured by properties with an income producing potential based on historical or projected data. Mortgage loans generally will not be personal obligations of the borrower and generally will not be insured or guaranteed by governmental agencies or otherwise. The Account will not make mortgage loans to IDS Life, the Investment Adviser or their affiliates.

First Mortgage Loans. It is expected that the Account may make first mortgage loans secured by mortgages on existing income-producing property. Such first mortgage loans may provide for interest-only payments and a balloon payment at maturity.

The yield on a traditional first mortgage loan has historically been less than that of a wrap-around mortgage loan on the same property. However, because of innovations involving the terms and conditions of first mortgage loans, such as the use of variable interest rates, equity participations and similar devices, the yield on a first mortgage loan may, in certain instances, be greater than that of a wrap-around mortgage loan on the same property.

Wrap-around Mortgage Loans. The Account also may make wrap-around mortgage loans on income-producing real properties that are already subject to prior mortgage indebtedness. A wrap-around mortgage loan is one having a principal amount equal to the outstanding balance under the prior existing mortgage loan plus the amount actually to be advanced by the lender under the wrap-around mortgage loan, thereby providing the owner of a property with additional funds without disturbing the existing loan. The terms of a wrap-around mortgage loan made by the Account typically will require the borrower to make all principal and interest payments on the underlying loan to the Account, which in turn will pay the holder of the existing first mortgage loan. Because the existing first mortgage loan is preserved, the lien of the wrap-around mortgage loan is necessarily junior to it.

Junior Mortgage Loans. The Account also may invest in other junior mortgage loans. Junior mortgage loans will be secured by mortgages that are subordinate to one or more prior liens on the real property and generally, but not in all cases, will provide for repayment in full prior to the end of the amortization period or maturity of the senior mortgages. Recourse on such loans will include the real property encumbered by the Account's mortgage and additionally may, in some instances, include other collateral or personal guarantees by the borrower or its affiliates.

The Account generally will make junior or wrap-around mortgage loans only if the senior mortgage or mortgages, when combined with the amount of the mortgage loan, would not exceed the maximum amount that the Account would be willing to commit to a first mortgage loan and only under such circumstances and on such property as to which the Account would otherwise make a first mortgage loan.

Participations. The Account will seek to make mortgage loans that, in addition to charging a base rate of interest, will include provisions permitting the Account to participate (a participation) in the economic benefits of the underlying property through the receipt of additional interest in the form of a percentage of the gross or net revenues derived from operation of the property and/or of the increase in the value of the property realized by the borrower, such as through sale or refinancing of the property. Such arrangements also may involve the grant to the Account of an option to acquire the property or an undivided interest in the property securing the loan. To the extent that the Account negotiates the right to receive additional interest in the form of a percentage of the gross revenues or otherwise, the current fixed cash return to the Account from such an investment generally will be less than would otherwise be the case. It is expected that the Account generally will be entitled to such percentage participations when the gross or net revenues derived from operation of the property exceed a certain base amount, which may be subject to adjustment upon an increase in real estate taxes or other similar operating expenses. The form and extent of such additional interest to be received by the Account will vary with each transaction depending on such factors as the equity investment of the owner or developer of the property, other financing or credit obtained by the owner or developer, the fixed base interest rate on the mortgage loan by the Account, any other security arrangement and the cash flow and pro forma cash flow from the property. It is intended that the Account would utilize such additional interest as a hedge against inflation on the assumption that as prices increase in the economy generally, the rental prices obtained by properties, such as shopping centers or office buildings, will increase and that there should be a corresponding increase in the value of such properties. There can be no assurance, however, that participations will be negotiated on behalf of the Account or, if obtained, that, even allowing for inflation, such additional interest or increased values will in fact be received. In that event, the Account would be entitled to receive only the fixed portion of its return.

Standards for Mortgage Loan Investments. In making mortgage loans, the Investment Adviser will consider, among other things, a loan-to-value ratio, operating cash income from the property, the real estate management and operating experience of the borrower, the financial strength of the borrower, and expectations for the property in the market. In addition, the Investment Adviser will analyze any available historical expenses and the projected expenses of the property, present and expected levels of rentals and occupancy rates, general economic conditions in the area where the property is located, competition and potential competition from other properties in the area, compatibility with the general investment objectives of the Account and any other factors that the Investment Adviser believes are relevant. In general, the amount of each mortgage loan made by the Account will not exceed, when added to the amount of any existing indebtedness, 90 percent of the estimated or appraised value of the property mortgaged.

Investments in Land Sale-Leasebacks

A portion of the Account's investments may consist of real property land sale-leasebacks. In a transaction of this type, the Account will typically purchase the land on which income-producing improvements are constructed and simultaneously lease the land, generally to the seller, under a long-term lease (sometimes known as a ground lease). The Account's land sale-leasebacks will involve properties similar to those as to which it will make mortgage loans. Ground leases may be for terms ranging up to 99 years and may provide for payments from the ground leases in escalating amounts.

Generally, under the terms of a ground lease, the tenant will operate, or provide for the operation of, the property and be responsible for the payment of all costs, including taxes, mortgage debt service, maintenance and repair of the improvements and insurance. Upon termination of the ground lease and any renewals thereof, the improvements may become the property of the Account, although the ground lease may be for a substantial period of time, and there can be no assurance as to the value of the improvements at the end of such period.

The Investment Adviser often will seek to obtain for the Account, in addition to base rents in its land sale-leasebacks, participations in the appreciation of the improvements or the gross revenues or income therefrom. The participations may take such forms as a percentage of the gross revenues of the ground lessee above a base amount (which may be subject to adjustment upon an increase in real property taxes or upon other events), a share of the proceeds of future mortgage financings or refinancings that are not used for construction or the reduction of existing mortgage indebtedness, a share of the proceeds from the eventual sale of the improvements, or other interests.

The Account may invest in land sale-leasebacks that are subordinated to other interests in the land or improvements, such as a first or other mortgage or lien. In those situations, the Account's land sale-leaseback interest will be subject to greater risks. In general, the aggregate amount of such first or other mortgage or lien and the value of the land subject to the land sale-leaseback will not exceed 90 percent of the estimated or appraised value of the land and improvements thereon at the time of financing. In some cases, the Account may grant to the ground lessee an option to acquire the land from the Account after a period of years. The option exercise price would generally be based upon the fair market value of the land, considering such factors as the increase in the gross revenues from the property, the rental payments actually received by the Account or other objective criteria reflecting the increased value of the property. In making investments in land sale-leasebacks, the Investment Adviser will consider factors similar to those described under the Standards for Mortgage Loan Investments section above.

Liquid Assets

The Account may invest certain of its assets in short-term liquid instruments such as U.S. government securities, securities issued or fully guaranteed by U.S. government agencies, securities issued or fully guaranteed by states or municipalities, certificates of deposit and time or demand deposits in commercial banks, bankers' acceptances, savings and loan association deposits, deposits in members of the Federal Home Loan Bank System or commercial paper. The Account also may invest in intermediate-term bonds with maturities of up to five years when IDS Life determines the extension of the maturity period for the liquid assets is warranted. (For information regarding the valuation of the liquid asset investments, see the Valuation of Assets -- Liquid Assets section.)

Investment Restrictions

The Account may not:

1. Purchase common stock, warrants, or other equity securities or invest in any company for the purpose of exercising control or management (except for joint ventures or partnerships relating to real estate related investments as described herein or except where real property is the principal asset of a company and its acquisition can best be effected by the acquisition of the securities of the company).

2.       Engage in underwriting of securities issued by others.

3. Purchase or sell oil, gas or other mineral exploration or development programs.

These investment restrictions may be changed only by a resolution adopted by the Board of Directors of IDS Life. The Account intends to make only investments that will not result in the Account being deemed to be an investment company under the 1940 Act.

Other Investment Policies

Borrowing Policies

It is contemplated that the Account will incur indebtedness in connection with the purchase, improvement, development and refinancing of properties. Generally, the Account will attempt to make real property investments in which aggregate mortgage indebtedness of all real property investments does not exceed approximately 50 percent of the purchase price (i.e., total consideration paid for the properties including all liens and mortgages on the properties but excluding points and prepaid interest) plus other initial cash payments in connection with the purchase of all properties. There can be no assurance, however, that such a degree of leverage will be obtained, and the Account may acquire some properties that, when completed, will be owned on an unleveraged basis or on a basis of leverage substantially in excess of 50 percent. There is no limit on the amount of leverage that can be used to acquire any one property.

The Account also may acquire real property investments for which no permanent financing has been obtained and for which the Investment Adviser, subject to market conditions, intends to obtain permanent financing on behalf of the Account in the future. There is no assurance that the Investment Adviser will be successful in obtaining such financing on favorable terms. The proceeds of such financings may be invested in additional investments of the Account.

The Account also may borrow in order to meet working capital or liquidity requirements. Some of those borrowings may be secured by mortgages or liens on real property investments or other investments made by the Account. The Account will not obtain permanent mortgage financing from IDS Life or its affiliates, but may obtain short-term borrowings from IDS Life or its affiliates for working capital, liquidity or other purposes.

Borrowing requires the Account to pay interest to the lender and thus may, in certain instances, inhibit the Account from achieving its investment objectives and may increase the Account's risk.

In addition, to the extent that borrowing is incurred, the Account's income may be reduced because of the need to service any such indebtedness. Also, the amount of fees paid to IDS Life and the Investment Adviser and its affiliates may be increased due to the fact that certain of such fees are calculated as a percentage of the Account's assets, including those attributable to the Account's mortgage indebtedness. See the Conflicts of Interest -- Receipt of Commissions, Fees and Other Compensation by IDS Life, the Investment Adviser and Affiliates section.

Joint Venture Investments

The Account may invest in real property investments, land sale-leaseback transactions or mortgage loans jointly with others, including affiliates of IDS Life or the Investment Adviser, through joint venture partnerships or otherwise. See the Conflicts of Interest -- Possible Joint Venture Investments with Affiliates of the Investment Adviser or IDS Life section. The Account reserves the right to participate in such joint investments either at the initiation of investment or during the time it holds an investment.

Real Estate Related Investments

The Account has made the real estate related investments described below. Due to the substantial net contract terminations experienced by the Account over the past several years, the Account does not intend to acquire additional real estate related investments. See the Risk Factors -- Liquidity Considerations section.

Summary of Investments

The following is a table which sets forth all real estate related investments presently made or committed to be made by the Account as of the date of this prospectus.

Real Property Investments

                                                      Long-Term
                            Cash payments made       Indebtedness
                             or to be made (a)    Amount      Rate
Shopping Centers
Northridge Mall
Milwaukee, Wis. (b)........    $5,838,000          none       N/A

Southridge Mall
Greendale/Greenfield
Milwaukee, Wis. (b)........     6,170,000       $2,072,700    8.35%


Office Building
1225 Connecticut Avenue
Washington, D.C. (b)........    9,000,000        1,143,100    6.98%

                               $21,008,000      $3,215,800


Mortgage Loan and Land Sale-Leaseback Investment


                                                Cash payments made
                                                 or to be made (a)
Shopping Center
Monmouth Mall
Eatontown, New Jersey (b)......................     $11,154,000

(a) Includes cash down payments, amounts funded or committed to be funded for mortgage loans, prepayment premiums, special reserves and other cash payments made or expected to be made out of the Account's net assets but does not include acquisition and mortgage placement fees, mortgage financing fees and other acquisition, placement or financing costs.

(b) The interest of the Account in this investment is owned by the Account through a joint venture. The amount shown for the property under "Cash payments made or to be made" includes only the cash investment of the Account in the joint venture for this investment and does not reflect any investment by any other joint venturers in the investment owned by the joint venture. For real property investments in which the Account has an equity interest, the amount shown for the investment under Long-Term Indebtedness reflects the Account's proportionate share, based upon its percent interest in the joint venture, of the amount of financing which is encumbering the property held by the joint venture.


The Account's investments in Northridge Mall and Southridge Mall and in the land sale-leaseback investment and first leasehold mortgage loan secured by Monmouth Mall have been made through two joint venture partnerships, the other partners of which include institutional investors. The percent interest of each partner in these two joint ventures is determined generally based on the timing and amount of capital contributed by all partners.

The Account made a capital contribution of approximately $12,008,000 in return for an approximate 5.92 percent interest in N/S Associates, which owns interests in Northridge Mall and Southridge Mall, and made an initial capital contribution of $10,000,000 in return for an approximate 6.97 percent interest in Monmouth Associates, which owns the underlying land subject to a ground lease of, and holds a first leasehold mortgage on, Monmouth Mall. JMB Group Trust IV, which had been advised by an affiliate of the Investment Adviser but is currently advised by an unaffiliated third party, owns the majority percent interest in each of N/S Associates and Monmouth Associates.


In May 1994, Monmouth Associates agreed to finance the cost of a renovation of Monmouth Mall. The maximum amount of the renovation loan is $29,100,000 and through December 31, 1996, Monmouth Associates had funded approximately $24,615,000 of the renovation loan for Monmouth Mall. Fundings of principal on the loan have been made from cash reserves held by Monmouth Associates, cash flow from interest and ground rent payments received from the borrower/lessee and capital contributions made to Monmouth Associates by its partners pro rata based upon their respective interests. The aggregate amount of capital contributions to finance the loan, is approximately $9,830,000. The Account's share of these capital contributions is approximately $685,000. The aggregate amount of the renovation loan, including accrued and deferred interest of approximately $1,300,000, is currently expected to be approximately $26,125,000. Remaining fundings for the renovation loan are expected to be made from cash flow and funds currently held by Monmouth Associates. Monmouth Associates may also be required to make certain additional loans to pay a portion of the costs of certain tenant improvements or other ordinary capital expenditures. In addition, Monmouth Associates may provide additional financing to the borrower/lessee in order to pay costs to be incurred in connection with the replacement of a department store tenant at Monmouth Mall. However, it is not currently expected that this would occur during 1997.

The renovation is nearing completion with tenant improvement work for one of the larger tenants and retainage work remaining. The occupancy of mall shops and outparcel space at the shopping center as of December 31, 1996 was approximately 83 percent. However, the mall shops and outparcel space are approximately 86 percent leased. Leasing and occupancy at the shopping center have been adversely affected by tenant bankruptcies occuring in 1995.


In general, joint venture partnership agreements for N/S Associates and Monmouth Associates provide that decisions concerning the joint ventures and their real estate investments are to be made by the vote or approval of the joint venture partner or partners holding a majority of the percent interests in the respective joint ventures.

Under the respective joint venture partnership agreements, in the event that one or more, but less than all, of the joint venture partners propose to sell the joint venture's entire interest in a real estate related investment during a specified period commencing generally not earlier than the end of the fourth year after the funding of the investment and ending 10 years after such funding, each other joint venture partner not approving such sale will have a right of first offer to purchase such investment on the terms set forth in a notice of the proposed sale from the joint venture partners desiring such sale. If more than one joint venture partner elects to exercise a right of first offer, each of the joint venture partners making such election will have the right to purchase an interest in such investment based upon the proportion of its percent interest in the respective joint venture to the aggregate percent interests of all joint venture partners making such election. If no joint venture partner elects to exercise the right of first offer, the joint venture partners approving the sale may effect such sale on behalf of the respective joint venture for a sales price of not less than 90 percent of the proposed sales price and on other terms at least as favorable to the respective joint venture as those set forth in the notice of proposed sale.

In general, each joint venture partner may sell its interest in the respective joint venture subject to each other joint venture partner's right of first refusal to purchase the interest, and any such sale may not be made without the consent of all other joint venture partners unless it is to be made to an affiliate of the selling joint venture partner or to certain institutional investors, a "Fortune 500" corporation or an affiliate thereof, or to an entity of similar financial standing or sophistication of the foregoing or of the selling joint venture partner.

Northridge Mall
Milwaukee, Wisconsin

Northridge Mall, located in Milwaukee, Wisconsin, was completed in 1972. The mall shops and four adjacent department stores comprising the shopping center contain approximately 1,053,000 square feet of gross leasable area, of which N/S Associates owns approximately 399,000 square feet. The remaining 654,000 square feet of gross leasable area are occupied by four department stores, three of which own their own stores and a portion of the parking area. These four stores are Younkers, which leases its store from an unaffiliated third party (approximately 166,000 square feet), J.C. Penney (approximately 168,000 square feet), Sears (approximately 169,000 square feet) and Boston Store (approximately 151,000 square feet). Existing operating covenants for occupancy of their stores by Younkers extend through January 1999 and by Boston Store through 2000. J.C. Penney and Sears, whose operating covenants expired in August 1992, continue to operate their respective stores at the shopping center.


The acquisition of Younkers by Proffitt's, Inc. eliminated the need for a possible anchor replacement at both Northridge and Southridge malls. Carson, Pirie Scott & Co. had made a bid in 1995 to purchase the Younkers chain, which operates at both malls. Carson's already operates the Boston Store at Northridge and Southridge, and had indicated that they would not continue operating the Younkers store if they acquired the chain. The acquisition by Proffitt's eliminated the need for an anchor replacement at both centers.


The shopping center is located on an approximate 105-acre site, of which N/S Associates owns approximately 32 acres, at the northwest corner of West Brown Deer Road and North 76th Street on the north side of Milwaukee. The shopping center is a two-level center of masonry construction and contains a large center court atrium with a fountain and skylights. The entire parking lot contains parking for approximately 7,800 automobiles.


Real estate taxes on the portion of the shopping center owned by N/S Associates were approximately $2,508,000 for the 1996 tax year and are estimated to be approximately $2,054,000 for the 1997 tax year. By contesting the real estate taxes, the manager of the property was able to achieve a reduction in real estate taxes for 1996 and 1995.


The shopping center is subject to competition from other retail properties in the vicinity. In the opinion of the Investment Adviser, the portion of the shopping center owned by N/S Associates is adequately insured.


The portion of the shopping center owned by N/S Associates consists of approximately 388,000 square feet of mall space and 11,000 square feet of storage space. The mall space is currently approximately 77 percent leased and occupied by 121 tenants. Tenant leases for mall space have minimum terms, not including renewal options, ranging from one to 20 years, with current annual base rents ranging from approximately $12 to $199 per square foot. The current average annual base rent for mall space is approximately $19.86 per square foot. The average annual occupancy rates (based upon occupancy at the end of each month during the year) and approximate average annual base rents per square foot for the mall space for the past five years are as follows:

                            Average Annual
          Average Annual       Base Rent
Year      Occupancy Rate    Per Square Foot
1992            87%             $22.20
1993            87%             $22.30
1994            80%             $22.65
1995            90%             $22.78
1996            80%             $19.86


Substantially all of the leases contain provisions pursuant to which N/S Associates is entitled to participate in tenant gross receipts above certain minimum amounts, and most leases entitle N/S Associates to receive tenants' contributions for operating expenses and real estate taxes. Certain of the more recent leases provide for N/S Associates' participation in tenant gross receipts above certain minimum amounts without receipt by N/S Associates of any specified annual base rent or tenant contributions for operating expenses or real estate taxes.

N/S Associates acquired its interest in the shopping center in April 1988 for a purchase price of approximately $89,653,000 paid in cash at closing, subject to the existing mortgage loans with a then outstanding aggregate balance of approximately $18,454,000. At closing, N/S Associates established a reserve of approximately $8.9 million that has been used to pay for certain capital improvements made at the shopping center, including certain asbestos removal, construction of a food court and center and side court improvements.


It is expected that additional asbestos removal will be undertaken from time to time. For 1997 N/S Associates has currently budgeted approximately $4,329,000 for tenant improvements and asbestos abatement for certain tenant spaces at Northridge Mall. Such amount is expected to be paid out of the cash flow from the property.


In February 1995, N/S Associates repaid the two mortgage loans secured by Northridge Mall, as well as the mortgage loan secured by Southridge Mall, out of the proceeds of a new loan in the principal amount of $35,000,000 secured by a mortgage on Southridge Mall. In addition, approximately $2,900,000 of the net proceeds from the new mortgage loan was used to pay tenant improvements, asbestos abatement and other capital costs incurred for Northridge and Southridge Malls during 1995.

The portion of the shopping center owned by N/S Associates is being managed by an affiliate of the Investment Adviser under an agreement pursuant to which it is obligated to manage the property and collect all receipts from operations of the property. The affiliate of the Investment Adviser is paid an annual fee equal to 3.75 percent of the gross receipts of the property plus reimbursement of certain direct expenses in connection with the management of the property.

Northridge Mall has been adversely affected by a perception that it is an unsafe place to shop. This perception has resulted in declining sales and occupancy over the past several years. Compounding the problem of declining sales are the high operating costs for tenants due to the high real estate taxes at the shopping center. By contesting the real estate taxes, the manager of the property was able to achieve a reduction in taxes in 1996 and 1995. Occupancy has also been affected by continuing tenant bankruptcies. To counter the negative image for Northridge Mall, N/S Associates made certain capital improvements including parking lot lighting and improved interior lighting, and implemented operational programs to improve the shopping center's safety and appearance, as well as instituted certain marketing efforts to enhance its image. In addition, N/S Associates continues to seek to increase occupancy by aggressively marketing space for new and renewal tenants through leasing incentives, as well as cooperating with existing tenants who need short-term rent reductions in order to maintain occupancy of their space. Certain positive sales trends appear to indicate a modest improvement, however, elimination of the negative perception is expected to take some time.

The following is a schedule of expiration of leases (exclusive of storage space and assuming no renewals or cancellations) and current annual base rents allocable thereto as of Dec. 31, 1996:

Year of         Number              Current     Percentage of
Expiration        of     Square      Annual     Current Annual
of Leases       Tenants   Feet      Base Rent     Base Rent
-----------------------------------------------------------
1997 __________   25     81,283   $  308,508        5.01%
1998 __________   26     60,361    1,413,492       22.93
1999 __________   24     44,210    1,178,040       19.11
2000 __________   10     12,150      465,480        7.55
2001 __________    9     17,415      500,808        8.13
2002 __________    9     16,738      573,348        9.30
2003 __________    3     16,620      492,144        7.98
2004 __________    4     12,899      299,088        4.85
2005 __________    3      4,548      147,972        2.40
2006 __________    7     17,613      334,344        5.42
2007 __________    2      6,759      135,528        2.20
2008 __________    2     13,739      314,856        5.12
--------------------------------------------------------


Southridge Mall
Greendale/Greenfield (Milwaukee),
Wisconsin

Southridge Mall, completed in 1970, is located in the Village of Greendale and City of Greenfield south of Milwaukee, Wisconsin. The mall shops and five adjacent department stores comprising the shopping center contain approximately 1,295,000 square feet of gross leasable area, of which N/S Associates owns approximately 435,000 square feet, including the space leased to Kohl's Department Store, one of the anchor tenants, and approximately 2,000 square feet of storage space. The remaining approximately 860,000 square feet of gross leasable area are occupied by four department stores, three of which own their own stores and a portion of the parking area. These four stores are Younkers, which leases its store from an unaffiliated third party (approximately 203,000 square feet), Boston Store (approximately 221,000 square feet), Sears
(approximately 251,000 square feet) and J.C. Penney (approximately 185,000 square feet). Existing operating covenants for occupancy of their stores by Younkers extend through January 1999 and by Boston Store through 2000. J.C. Penney and Sears, whose operating covenants have expired, continue to operate their respective stores at Southridge Mall.


The acquisition of Younkers by Proffitt's, Inc. eliminated the need for a possible anchor replacement at both Northridge and Southridge malls. Carson, Pirie Scott & Co. had made a bid in 1995 to purchase the Younkers chain, which operates stores at both malls. Carson's already operates the Boston Store at Northridge and Southridge, and had indicated that they would not continue operating the Younkers store if they acquired the chain. The acquisition by Proffitt's eliminated the need for an anchor replacement at both centers.

The shopping center is located on an approximately 105-acre site, of which N/S Associates owns approximately 34 acres, at the intersection of West Grange Avenue and South 76th Street in Milwaukee County. It is a two-level center of masonry construction and contains a large center court atrium with a fountain and skylights. The entire parking lot contains parking for approximately 6,900 automobiles.


Real estate taxes on the portion of the shopping center owned by N/S Associates were approximately $4,088,000 for the 1996 tax year and are estimated to be approximately $3,628,000 for the 1997 tax year. By contesting the real estate taxes, the manager of the property was able to achieve a reduction in real estate taxes for 1996 and 1995.


The shopping center is subject to competition from other retail properties in the vicinity. In the opinion of the Investment Adviser, the portion of the shopping center owned by N/S Associates is adequately insured.


The portion of the shopping center owned by N/S is approximately 94 percent leased and occupied by 132 tenants. During the third quarter of 1995 N/S Associates and Kohl's entered into an amendment of its lease. Pursuant to the lease amendment, the term of Kohl's lease has been extended from 2001 until 2015 and the tenant space has been increased by approximately 19,000 square feet to approximately 85,000 square feet, exclusive of storage space. Kohl's is required to pay annual base rent of $9.25 per square foot, as well as one-half of its pro rata share for real estate taxes and a fixed amount for common area maintenance expense. Kohl's is also obligated to pay as additional rent a percentage of its gross receipts in excess of a minimum amount of annual sales which was determined after the tenant occupied the entire leased space. N/S Associates is responsible for paying the costs of asbestos removal for the tenant space, which is substantially complete as of Dec. 31, 1996. Kohl's was obligated to pay other costs associated with the leased space, including tenant improvements and lease buy-out and relocation costs of other tenants. The lease amendment also contains an operating covenant pursuant to which Kohl's is obligated to operate its retail store at Southridge Mall until 2005, subject to earlier termination under certain circumstances. Although the lease amendment reduces Kohl's overall rent, the expansion of its space and the extension of its lease term is expected to stabilize the shopping center on a long-term basis by ensuring Kohl's continued occupancy and therefore its continued contribution to customer traffic. Other tenant leases (exclusive of storage space) have minimum terms, not including renewal options, ranging from 3 to 15 years, with current annual base rents ranging from approximately $10.00 to $116.00 per square foot. The current average annual base rent for mall space is approximately $23.79 per square foot.

The average annual occupancy rates (based upon occupancy at the end of each month during the year) and approximate average annual base rents per square foot for tenant space (inclusive of Kohl's Department Store but exclusive of storage space) for the past five years are as follows:


                            Average Annual
          Average Annual       Base Rent
Year      Occupancy Rate    Per Square Foot
1992           87%              $20.90
1993           90%              $21.20
1994           91%              $20.90
1995           95%              $20.40
1996           90%              $23.79

Substantially all of the leases contain provisions pursuant to which N/S Associates is entitled to participate in tenant gross receipts above certain minimum amounts and to receive tenants' contributions for operating expenses and real estate taxes. N/S Associates acquired its interest in the shopping center in April 1988 for a purchase price of approximately $96,865,000 paid in cash at closing, subject to the existing first mortgage loan with a then outstanding balance of approximately $18,536,000. N/S Associates established a reserve of approximately $7,250,000 which has been used for certain capital improvements at the shopping center including, among other things, asbestos abatement and center and side court improvements. For 1997, N/S Associates has currently budgeted approximately $983,000 for tenant improvements, asbestos abatement and capital improvements at Southridge Mall. Such amount is expected to be paid out of the cash flow from the property.


In February 1995, N/S Associates repaid the mortgage loan secured by Southridge Mall, as well as the two mortgage loans secured by Northridge Mall, out of the proceeds of a new loan in the principal amount of $35,000,000 secured by a mortgage on Southridge Mall. In addition, approximately $2,900,000 of net proceeds from the new mortgage loan were used to pay for tenant improvements and other capital costs incurred for Northridge and Southridge Malls. The new mortgage loan has a term of seven years, bears interest at 8.35 percent per annum and requires monthly payments of interest only aggregating approximately $2,923,000 per annum prior to maturity in February 2002, when the entire principal amount and any accrued and unpaid interest will be due and payable. The new mortgage loan permits only a prepayment in full, subject to the payment of a premium of the greater of 1 percent of the outstanding principal balance of the loan and an amount calculated pursuant to a defined yield maintenance formula. The remedies under the new mortgage loan are generally limited to the property securing the loan.

The portion of the shopping center owned by N/S Associates is being managed by an affiliate of the Investment Adviser under an agreement pursuant to which it is obligated to manage the property and collect all receipts from operations of the property. The affiliate of the Investment Adviser is paid a fee equal to 3.75 percent of the gross receipts of the property plus reimbursement of certain direct expenses in connection with the management of the property.

The following is a schedule of expiration of leases (inclusive of Kohl's Department Store but exclusive of storage space and assuming no renewals or cancellations) and current annual base rents allocable thereto as of Dec. 31, 1996:


Year of         Number              Current     Percentage of
Expiration        of     Square      Annual     Current Annual
of Leases       Tenants   Feet      Base Rent     Base Rent
-----------------------------------------------------------
1997..........    22     39,011    $  498,420        5.35%
1998..........    21     50,631     1,490,796       16.01
1999..........    13     19,766       438,756        4.71
2000..........    22     39,042     1,281,828       13.76
2001..........    22     37,902     1,096,500       11.77
2002..........     9     13,245       561,816        6.03
2003..........     8     32,651       810,444        8.70
2004..........     7     25,697       663,900        7.13
2005..........     9     21,072       673,764        7.23
2006..........     8     24,767       717,588        7.71
2007..........     2      3,206        80,400         .86
2009..........     1      7,507       210,192        2.26
2015..........     1     85,247       788,535        8.48
---------------------------------------------------------


Monmouth Mall
Eatontown, New Jersey

In October 1988 Monmouth Associates (i) acquired certain land underlying a super regional shopping center in Eatontown, New Jersey known as Monmouth Mall, (ii) leased the land to the owner of the shopping center pursuant to a long-term ground lease, and (iii) made a first mortgage loan to the owner of the shopping center secured by the leasehold estate and the improvements thereon. The borrower under the first leasehold mortgage loan and lessee under the ground lease (hereinafter the "borrower/lessee") is a partnership whose partners are not affiliated with Monmouth Associates or any of its joint venture partners.

The shopping center is being reconfigured in connection with the renovation discussed below. Upon completion of the renovation, the shopping center will contain approximately 1,503,000 square feet of gross leasable area, of which approximately 614,000 square feet will consist of mall shops (approximately 470,000 square feet), a fifteen screen cinema (approximately 77,000 square feet), outparcel buildings (approximately 17,000 square feet) and storage and basement area (approximately 50,000 square feet). The remaining gross leasable area includes four department stores, which are Macy's (approximately 262,000 square feet), J.C. Penney (approximately 203,000 square feet), Abraham & Straus (approximately 265,000 square feet) and Lord & Taylor (approximately 159,000 square feet). Existing operating covenants of the anchor department stores for reimbursement of a specified amount of common area maintenance expenses and operation of a retail business at their stores (which may be different from the current retail business), generally extend to 1998 for Abraham & Straus, 2005 for Macy's and Lord & Taylor, and 2006 for J.C. Penney, with certain option or renewal rights thereafter in favor of Abraham & Straus and Lord & Taylor.

Federated Department Stores, which owns Abraham & Straus, completed its merger with Macy's, and in January 1995 Federated Department Stores announced that it would close the entire Abraham & Straus chain of stores and either convert them to other stores or sell them. Federated Department Stores converted the Abraham & Straus store at Monmouth Mall to a Stern's store in the spring of 1995, as permitted under the terms of its operating agreement. Macy's covenant to operate a department store (in addition its covenant to operate a retail business) expired in 1995. Preliminary discussions with Macy's continue regarding a possible extension of their operating covenant, but there can be no assurance any such extension will be finalized. The Macy's store continues to operate at Monmouth Mall.

The shopping center is located on an approximately 104-acre site located at the intersection of Routes 35 and 36 and Wyckoff Road in Eatontown, New Jersey. Macy's owns its own department store and approximately 2 acres of underlying land, and J.C. Penney owns its own store and approximately 12 acres of underlying land. The remaining approximately 90 acres of land underlying the shopping center were acquired by Monmouth Associates subject to the right of Stern's to acquire the land underlying its store. Stern's, which currently leases its store and the approximately 14 acres of underlying land for nominal base rent, has the right to acquire the underlying land at any time after 1998 and to acquire its store at any time after 2028, in each case for nominal consideration. The shopping center is a multi-level super regional center constructed of structural steel framing with concrete block facing. The entire parking lot (a portion of which is owned by certain of the department stores) contains combined surface and deck parking for approximately 8,225 automobiles.

The Lord & Taylor lease provides for annual base rent of approximately $60,400 and an initial term of 16 years ending in 2006 with six 10-year renewal options at the same annual base rent. Each of Lord & Taylor and Stern's pays a percentage of its gross receipts above a certain minimum amount as well as a pro rata share of the real estate taxes as additional rent. Sony Theaters operates the cinema under a lease that commenced in 1994 and provides for an initial term of 21 years with a current annual base rent of approximately $711,000 with specified periodic increases. The lease also requires the tenant to pay a specified amount of operating expense reimbursements and a pro rata share of the real estate taxes, as well as a percentage of its gross receipts above a certain minimum amount as additional rent. The lease also provides for five 5-year renewal options with specified increases in annual base rent. In addition to its own department store, Macy's also leases approximately 36,400 square feet of space from the borrower/lessee for its children's store at the shopping center.

Real estate taxes on the portion of the shopping center owned by the borrower/lessee were approximately $1,687,839 for the 1996 tax year and are estimated to be approximately $2,071,362 for the 1997 tax year. The shopping center is subject to competition from other retail properties in the area, including an approximately 1,300,000 square foot shopping center that opened in the general vicinity in August 1990. In the opinion of the Investment Adviser, the portion of the shopping center owned by the borrower/lessee is adequately insured.

The mall shops and outparcel space at the shopping center are currently 86 percent leased by 136 tenants with current annual base rents ranging from approximately $2 to $121 per square foot and a current average annual base rent of approximately $24.90 per square foot. Leases for mall shops and outparcel space have minimum terms, not including renewal options, ranging from 5 to 15 years. Due to the renovation of the shopping center discussed below, the current occupancy of the mall shops and outparcel space is approximately 83 percent. The average annual occupancy rates (based upon occupancy at the end of each month during the year) and approximate average annual base rents per square foot for the mall shops and outparcel space for the past five years are as follows:

                            Average Annual
          Average Annual       Base Rent
Year      Occupancy Rate    Per Square Foot
1992           82%              $19.85
1993           81%              $19.95
1994           67%              $21.40
1995           69%              $24.76
1996           75%              $24.90


Substantially all of the leases contain provisions pursuant to which tenants are required to pay specified percentages of their gross receipts above certain minimum amounts as additional rent and to pay their pro rata share of the operating expenses and real estate taxes of the shopping center.

The Limited owns a number of apparel store tenants who have the following leases of mall space at Monmouth Mall:


                                   Current
                                   Square      Annual     Original
    Tenant                          Feet     Base Rent      Term
----------------------------------------------------------------
The Limited                         8,470     $99,522     12 years
The Limited Too                     3,952      92,872     12 years
Lerner New York                     7,045     140,900     12 years
Compagnie International Express    10,957     128,745     12 years
Structure                           5,849     137,451     12 years
Victoria's Secret                   6,908     162,338     12 years
Lane Bryant                         4,137      60,000     13 years
Mozzarellas Cafe                    5,051     114,425     15 years
------------------------------------------------------------------

In October 1988, Monmouth Associates (i) purchased approximately 88.5 acres of land underlying the shopping center (subject to the right of Stern's to acquire the approximately 14 acres underlying its store) for $13,000,000 paid in cash;
(ii) leased the land back to the borrower/lessee pursuant to a long-term ground lease; and (iii) made a first mortgage loan in the principal amount of $128,920,000 to the borrower/lessee secured by the leasehold estate and the improvements thereon. The ground lease, which has a term of 75 years commencing in October 1988 (subject to earlier termination in the event of a sale of the land as described below), provides for monthly base rent aggregating $1,170,000 annually with minimum payments of $650,000. The ground lease also provides for contingent rent (payable quarterly out of the excess, if any, of substantially all of the gross receipts from the operations of the shopping center received by the borrower/lessee over certain base amounts) equal to the sum of (x) a specified annual amount (commencing in the fourth lease year at $390,000 per annum and increasing in the sixth lease year to $520,000 per annum), increased until paid at the "applicable rate" of interest payable under the first leasehold mortgage loan described below (such amount as so increased herein called the "rent shortfall amount"), plus (y) 15 percent of the balance of such excess gross receipts remaining after deducting the aggregate amount paid at such time of the rent shortfall amount under the ground lease and the "interest shortfall amount" under the first leasehold mortgage loan as described below.

The first leasehold mortgage loan has a term of 15 years to October 2003, which may be extended from time to time at the option of Monmouth Associates for up to an additional 20 years, subject to acceleration of the loan in the event of a joint sale of the property or a purchase by either Monmouth Associates or the borrower/lessee of the other party's entire interest in the property.

The first leasehold mortgage loan provides for monthly payments of base interest at a base rate of 5.98 percent per annum for the first two loan years, 7.97 percent per annum for the third loan year and 5 percent per annum for each loan year thereafter. The first leasehold mortgage loan also provides for quarterly payments of contingent interest (payable out of the excess, if any, of substantially all of the gross receipts from the operations of the shopping center received by the borrower/lessee over certain base amounts) equal to the sum of (x) the difference between the amount of interest payable on the loan at the "applicable rate" and that payable at the base rate described above, increased until paid at the applicable rate (such amount as so increased herein called the "interest shortfall amount"), plus (y) 45 percent of the balance of such excess gross receipts remaining after deducting the aggregate amount paid at such time of the rent shortfall amount under the ground lease and the interest shortfall amount under the first leasehold mortgage loan. The "applicable rate" under the loan is 5.98 percent per annum for the first two loan years, 7.97 percent per annum for the next three loan years and 8.97 percent per annum for each loan year thereafter.

In May 1994, Monmouth Associates agreed to finance the cost of a renovation of Monmouth Mall. The maximum amount of the renovation loan is $29,100,000 and as of December 31, 1996 fundings of $24,615,000 have been made. Certain of the fundings for the renovation loan have been made out of cash reserves and the cash flow of Monmouth Associates as well as out of additional capital contributions to Monmouth Associates made pro rata based upon the respective interests of its joint venture partners. The Account's share of such additional capital contributions would be approximately $727,000 based on its approximate
6.97 percent interest in Monmouth Associates of which $685,000 had been contributed as of December 31, 1996. The renovation of the shopping center includes, among other things, the addition of a food court and cinema and the re-merchandising of approximately 300,000 square feet of space and was substantially completed in December 1995.


The renovation loan will mature contemporaneously with the first leasehold mortgage loan in October 2003, subject to (i) acceleration in the event of default or certain other events, including a joint sale of the entire fee and leasehold interests in Monmouth Mall, or (ii) extension of the loan maturity by Monmouth Associates under certain circumstances for up to 20 years on the same loan terms prior to the extension (other than the maturity date). The renovation loan is secured by a leasehold mortgage subordinated to the leasehold mortgages securing the first leasehold mortgage loan and certain other loans made for tenant improvements or other ordinary capital expenditures and is cross-defaulted with those loans as well as the ground lease. The remedies under the renovation loan are generally limited to the property securing the obligation. Payment of principal and accrued interest of the renovation loan is subordinated to the payment of certain other amounts payable to Monmouth Associates in connection with the ground lease and the first leasehold mortgage loan.

Under the terms of the ground lease, as amended in connection with the renovation loan, upon a joint sale or refinancing of the land and the improvements thereon, Monmouth Associates generally will be entitled to receive out of the proceeds of such sale or refinancing the sum of (a) any accrued and unpaid rent shortfall amount plus $13,000,000 (and any other amounts invested in the land), plus (b) after payment of principal and any accrued and unpaid base interest on the first leasehold mortgage loan and the renovation loan, the return to the borrower/lessee of payments made to cover any cost overruns in connection with the renovation, and payment of any outstanding additional loans by Monmouth Associates and any advances by the borrower/lessee to pay the cost of certain capital or tenant improvements described below, together with any accrued and unpaid interest thereon, 17.5 percent of such remaining sale or refinancing proceeds until Monmouth Associates has received aggregate payments under the ground lease equal to an internal rate of return of 11 percent per annum on its investment in the land, plus (c) thereafter, 12.5 percent of any such remaining sale or refinancing proceeds. In general, the remedies under the ground lease are limited to the property securing such obligation.

Under the terms of the first leasehold mortgage loan, as amended in connection with the renovation loan, upon a joint sale or refinancing of the land and the improvements thereon, Monmouth Associates will be entitled to receive out of the proceeds of such sale or refinancing, after deducting the accrued and unpaid rent shortfall amount plus $13,000,000 (and any other amounts invested in the land) payable to Monmouth Associates pursuant to the terms of the ground lease, the sum of (a)(i) any accrued and unpaid interest shortfall amount, (ii) the outstanding principal amount of the first leasehold mortgage loan plus any accrued and unpaid base interest thereon, and (iii) after repayment of the outstanding principal amount of the renovation loan, and any accrued and unpaid interest thereon, the return to the borrower/lessee of payments made to cover any cost overruns in connection with the renovation, and repayment of any additional loans by Monmouth Associates and any advances by the borrower/lessee to pay the cost of certain capital or tenant improvements described below, together with any accrued and unpaid interest thereon, 52.5 percent of such remaining sale or refinancing proceeds until Monmouth Associates has received aggregate payments under the first leasehold mortgage loan equal to an internal rate of return of 11 percent per annum on the principal amount of such loan, plus (b) thereafter, 37.5 percent of any such remaining sale or refinancing proceeds. In the event that the loan continues until its stated maturity date (as it may be extended from time to time) without a joint sale of the property or a sale of Monmouth Associates' entire interest in the property, Monmouth Associates will be entitled to receive an amount that would provide it the same consideration payable to it as the first leasehold mortgage lender (but not as the ground lessor) under a joint sale of the property described above, assuming that the property were sold for its appraised fair market value. Aggregate interest payable may not exceed a specified simple interest rate per annum. In general, except for a prepayment in connection with a joint sale of the property or a sale to the borrower/lessee of Monmouth Associates' entire interest in the property as described below, no prepayment of the first leasehold mortgage loan may be made. In general, the remedies under the first leasehold mortgage loan are limited to the property securing such obligation. The borrower/lessee is obligated, at its own expense, to remove any asbestos from the portion of the shopping center owned by the borrower/lessee under certain circumstances.

Monmouth Associates also is required to make other additional loans to finance the cost of 60 percent of tenant improvements or other ordinary capital expenditures that exceed the amounts reserved by the borrower/lessee for such expenditures, provided that the borrower/lessee advances the remaining 40 percent of such expenditures. The interest payable on any such additional loans (as well as on any advances made by the borrower/lessee) is to be at the greater of the applicable rate under the first leasehold mortgage loan as in effect from time to time or the market rate of interest charged by institutional lenders for similar loans. These additional loans generally require payments of interest only until maturity of the first leasehold mortgage loan (including any extension thereof described above), at which time the outstanding principal and any accrued and unpaid interest under the additional loans will be due and payable. The additional loans may be prepaid prior to maturity without a prepayment charge. Pursuant to such requirements, Monmouth Associates has loaned the borrower/lessee an aggregate of approximately $3,085,000 at fixed interest rates ranging from 8.25 percent to 10.5 percent per annum in connection with the cost of tenant improvements and ordinary capital expenditures, including tenant lease expenditures and termination payments. In connection with the termination of a previous department store lease, Monmouth Associates has advanced an additional $1,250,000 as an expansion/renovation loan, which together with accrued interest through October 1991, bears interest at 13 percent per annum, and has permitted the borrower/lessee to defer payment of approximately $729,000 of base interest, which also bears interest at 13 percent per annum on the deferred amount. These loan amounts have been advanced out of interest and lease payments received under the first leasehold mortgage loan and ground lease along with the reserves of Monmouth Associates.

The mortgage loan and renovation loan, as well as the ground lease, all discussed above, accrue interest at a higher rate than the actual cash payments of interest. In April 1992 Monmouth Associates put these loans on non-accrual, based on the uncertainty as to the collectibility of such contingent interest. During 1995, accrued interest, from the periods prior to April 1992, totaling $3,576,000 was written off due to the uncertainty as to collectibility of these accrued amounts.

Under the terms of the ground lease, at any time after October 2001 Monmouth Associates has the right, and at any time after October 2002 the borrower/lessee has the right, to cause a joint sale of the land and the portion of the shopping center owned by the borrower/lessee, subject to the right of first refusal of the other party to the ground lease to acquire the entire interest in the property of the party proposing such joint sale. In the event that the first leasehold mortgage loan continues until its stated maturity date (including any extension of such maturity date described above), the borrower/lessee has the option to purchase Monmouth Associates' interest in both the land and the first leasehold mortgage loan for an aggregate amount that would provide Monmouth Associates the same consideration payable to it as ground lessor and first leasehold mortgage lender under a joint sale of the property described above, assuming that the property were sold for its appraised fair market value.

In general, except for certain transfers by Monmouth Associates to an affiliate, each of Monmouth Associates and the borrower/lessee may only transfer its entire respective interest in the property (including its interest in the first leasehold mortgage loan), subject to the consent of the other party and the other party's right of first refusal to acquire such interest. In general, neither Monmouth Associates nor the borrower/lessee may transfer a portion of its interest in the property.

The portion of the shopping center owned by the borrower/lessee is being managed by an affiliate of the borrower/lessee under a long-term agreement pursuant to which it is obligated to manage the property and collect all receipts from operations of the property for a fee equal to 3.5 percent of the base and percentage rents from the property. In addition, the manager is entitled to compensation for leasing and re-leasing services at the shopping center. The following is a schedule of expiration of present leases for the mall shops and outparcel space exclusive of storage and basement space and assuming no renewals or cancellations) and current annual base rents allocable thereto as of Dec. 31, 1996:


Year of         Number              Current     Percentage of
Expiration        of     Square      Annual     Current Annual
of Leases       Tenants   Feet      Base Rent     Base Rent
-----------------------------------------------------------
1997..........     6      15,642  $  269,104        2.6%
1998..........     7      18,504     480,986        4.6
1999..........     7       8,236     264,764        2.5
2000..........     6      48,101     701,026        6.7
2001..........    12      20,228     895,547        8.6
2002..........     9      24,977     910,147        8.7
2003..........    11      34,842   1,110,789       10.6
2004..........     8       7,690     373,191        3.6
2005..........    25      30,900   1,471,541       14.1
2006..........    21      67,265   1,414,650       13.5
2007..........    16      71,028   1,656,499       15.9
2008..........     2       5,361     157,232        1.5
2010..........     3      11,729     253,517        2.4
2011..........     1      42,500     425,000        4.1
2015..........     2      12,625      64,128         .6
-------------------------------------------------------


1225 Connecticut Avenue
Washington, D.C.

In May 1990 the Account acquired an interest in a newly formed Delaware corporation (the Corporation) owned jointly with certain other persons, as described below. The Corporation has acquired an office building located in Washington, D.C. known as 1225 Connecticut Avenue, N.W. (1225 Connecticut), an eight-story reinforced concrete frame building containing 183,530 square feet of rentable office space, 18,438 square feet of rentable retail space, 6,416 square feet of below grade storage space and 100,024 square feet of subsurface parking space for over 300 automobiles. The building, which was completed in 1968, is located on an approximately 33,000 square foot site that fronts Connecticut Avenue, 18th Street and "N" Street, N.W.


The office and retail space of 1225 Connecticut is currently 100 percent leased and occupied under leases having original minimum terms (not including renewal options) which vary in duration from 5-1/2 to 12 years with current annual base rents ranging from approximately $17.50 to $48.90 per rentable square foot. The current average annual base rent for the office and retail space is approximately $33.69 per square foot. The storage space is currently 59 percent leased and occupied under leases having original minimum terms (not including renewal options) that vary in duration from 5 to 12 years with the current annual base rents ranging from approximately $11.05 to $15.00 per square foot. The current average annual base rent for the storage space is approximately $11.30 per square foot. The average annual occupancy rates (based upon occupancy at the end of each month during the year) and approximate average annual base rents per square foot for the office and retail space for the past five years are as follows:


                            Average Annual
          Average Annual       Base Rent
Year      Occupancy Rate    Per Square Foot
1992           99%              $20.35
1993           95%              $28.60
1994           96%              $32.60
1995           100%             $30.29
1996           100%             $33.69


Substantially all of the office and retail leases contain provisions, subject to certain limitations, requiring tenants to pay, in addition to their annual base rent, their pro-rata share of real estate taxes and operating expenses over certain base amounts. In addition, leases covering a majority of the office and retail space contain provisions, subject to certain limitations, pursuant to which rents may be increased based upon changes in a consumer price index from a base year.

Ernst & Young currently leases approximately 80 percent of the office space. Effective January 1, 1995 per the terms of the Third Amendment to the Ernst and Young lease, the lease term of the fourth floor premises consisting of 26,328 square feet was amended to expire on June 30, 2007. In addition, the amendment modified the monthly base rent to $33.82 per average square foot for the total leased premises of 159,664 square feet. Effective August 1, 1995, Ernst and Young entered into a Fourth Amendment to occupy 2,023 square feet of retail space to expire June 30, 2007. As a result, the Ernst & Young leases generally are as follows:


                                      Current
                                      Annual
                         Square        Base         Expiration
Tenant                    Feet         Rent            Date
Ernst & Young:
  Ground Floor            1,676       $17.50          June 2007
  2nd,4th,5th,6th,7th,
     & 8th floors       157,968        34.00          June 2007
  Retail Space            2,023        24.00          June 2007



In connection with the extension and expansion of its leases, Ernst & Young received certain leasing incentives, including a tenant improvement allowance and a rent credit for its fourth floor space for a portion of the lease term commencing in 1995. The primary lease for Ernst & Young covers approximately 157,968 square feet of space, not including the ground floor and retail space.


The real estate and vault taxes on 1225 Connecticut were approximately $990,000 for the tax year ended September 30, 1996. Such taxes are expected to be approximately $887,000 for the tax year ended September 30, 1997. 1225 Connecticut is subject to competition from several other commercial projects in its vicinity, including a number of office buildings owned by entities either sponsored or advised by an affiliate of the Investment Adviser. In the opinion of the Investment Adviser, the building is adequately insured.


The Corporation has elected to qualify as a real estate investment trust (REIT) pursuant to sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the Code). For each taxable year that the Corporation qualifies as a REIT, the Corporation in general will not be subject to federal corporate income tax or the District of Columbia corporate franchise tax on its regular taxable income and will not be taxable on long-term capital gain income to the extent its income is distributed as dividends. If the Corporation were to fail to qualify as a REIT, it would be taxed at rates applicable to corporations on its taxable income, whether or not distributed. Because it is a corporation, it will not be subject to the District of Columbia franchise tax on unincorporated businesses, which is imposed on any trade or business conducted within the District by an unincorporated person, including a partnership.

The Account owns approximately 16.3 percent of the outstanding shares of common stock of the Corporation. Approximately 44 percent of the outstanding shares of common stock of the Corporation are owned by a publicly held real estate limited partnership affiliated with the Investment Adviser. There is no other class of stock of the Corporation authorized or outstanding, and no other shares of common stock may be issued without the consent of shareholders owning at least 96 percent of the then outstanding shares of common stock of the Corporation. The major shareholders of the Corporation (including the Account) owning in excess of 99 percent of the Corporation's outstanding stock have entered into a shareholders' agreement which provides, among other things, that upon a proposed sale of shares the non-selling major shareholders shall have a right of first refusal to buy out the selling major shareholders' shares in the Corporation; the approval of shareholders owning at least 96 percent of the outstanding common stock of the Corporation is required to make certain major decisions; and, in the event of a disagreement regarding a proposed sale of 1225 Connecticut, the major shareholders not desiring to sell would have a right of first refusal to purchase the other major shareholders' shares in the Corporation and if all of such shares are not acquired pursuant to the exercise of such right of first refusal, the Corporation may conclude a sale of the property.

The Corporation purchased 1225 Connecticut from the seller for a purchase price of approximately $54,125,000, consisting of $51,425,000 paid in cash and approximately $2,700,000 of mortgage indebtedness then encumbering the property. In connection with the acquisition of the property, the Corporation paid approximately $2,130,000 for real estate brokerage commissions to an independent third party and certain closing costs. The Account contributed $9,000,000 for its interest in the Corporation.


In January 1994 the Corporation refinanced its mortgage loan, which had an outstanding principal balance of approximately $1,667,000 at the time of refinancing, with a new first mortgage loan in the principal amount of $7,000,000 that bears interest at 6.98 percent per annum. The new loan requires monthly payments of interest only aggregating $488,600 per annum until maturity in February 2001 when the entire outstanding principal amount together with accrued interest will be due and payable. Under certain circumstances, the principal amount of the loan may be prepaid in whole (but not in part), subject to a prepayment premium based upon the present value of the difference, if any, between the remaining scheduled monthly payments on the loan at the date of prepayment and the amount such monthly payments would be if the interest rate on the loan were equal to the yield on a U.S. government security with a comparable maturity date. Pursuant to the deed of trust securing the mortgage loan, the Corporation is prohibited from modifying Ernst & Young's primary lease or from entering into certain other tenant leases without the lender's consent. Prior to selling the property or encumbering the property with any additional debt, the Corporation must obtain the consent of the lender, which may be arbitrarily withheld. However, subject to certain restrictions, the Corporation has a one-time right to transfer title to the property together with an assumption of the mortgage loan. The excess net proceeds from the refinancing in the amount of approximately $5,300,000 were used to pay a substantial portion of the costs for lobby and other common area renovation costs, a sprinkler system and certain tenant improvement costs related to the Ernst & Young lease extension.


The property is being managed under an agreement pursuant to which the manager is obligated to manage 1225 Connecticut, collect all of the receipts from operations and, to the extent available from such receipts, pay all of the expenses of the property. The manager is paid a fee equal to 2.5 percent of the gross revenues of the property, plus reimbursement for certain direct expenses of the manager. The property had been managed by JMB Properties Company, an affiliate of the Investment Adviser, until December 1994, when JMB Properties Company sold substantially all of its assets to an unaffiliated third party, and certain management personnel of JMB Properties Company became management personnel of the third party. As a result of sale, the successor to JMB Properties Company's assets now acts as manager of 1225 Connecticut on the same terms that existed prior to the sale.

1225 Connecticut leases approximately 80% of the available space of the property to one tenant under leases, all with terms of 12 years. For the year ended December 31, 1996 such tenant represented approximately 71% of total revenues.

An unaffiliated third party leases and operates the entire parking garage (subject to certain parking rights provided for tenants of the property) for a term extending until November 1997. The lease provides for a fixed rent payment of $485,000 a year and provides that the lessee shall pay the operating expenses of the parking garage, but does not provide such lessee with an option to extend the term of the lease.


The following is a schedule of expiration of leases for office and retail space (assuming no renewals or cancellations) and current annual base rents allocable thereto:


Year of                                  Current     Percentage of
Expiration     Number of       Square     Annual     Current Annual
of Leases       Tenants         Feet     Base Rent      Base Rent
-----------------------------------------------------------------
2000..........     3           22,103     $753,689       11.11%
2001..........     1            3,026      106,614        1.57
2002..........     1            9,909      277,452        4.09
2005..........     1            5,263      197,113        2.91
2007..........     1          161,667    5,448,794       80.32
--------------------------------------------------------------


For a description of all types of fees and compensation payable by the Account to IDS Life or the Investment Adviser in connection with the acquisition or placement of real estate related investments on behalf of the Account, see Compensation of IDS Life, the Investment Adviser and their Affiliates in Connection with Real Estate Related Services under the Description of the Investment Adviser and Affiliates section.

For further information regarding the Account's real estate related investments and their operations see the Management's Discussion and Analysis of Financial Condition and Results of Operations section.

Risk Factors

There are certain risk factors that may affect owners participating in the Account or the Account's investments.

General Risks of Real Property Investments

The real property investments will be subject to the risks generally incident to the ownership of real property, including the uncertainty of cash flow to meet obligations, adverse changes in national economic conditions, changes in the investment climate for real estate, adverse changes in local market conditions due to changes in general or local economic conditions and neighborhood characteristics, changes affecting rental rates and property values arising from changes in interest rates and in the availability, cost and terms of mortgage funds, the need for unanticipated renovations, particularly in older structures, changes in real estate tax rates and other operating expenses, adverse changes in governmental rules and fiscal policies, acts of God such as earthquakes or other natural disasters or man-made events such as environmental hazards (that may result in uninsured losses), the financial condition of the sellers and tenants of properties and other factors that are beyond the control of the Account. The holding of real estate is also subject to increases in the cost of ownership. For example, unexpected increases in the cost of energy that could not be passed through to tenants could reduce the operating income for some properties. Currently, earthquake insurance coverage for the full value of real properties is generally not available on economic terms. Earthquake insurance for the Account's real property investments is generally provided under a blanket policy that includes coverage for various properties in which the Account or entities affiliated with, or sponsored, advised or managed by, the Investment Adviser or its affiliates have an interest, and coverage may be diluted over time as a result of the acquisition of additional properties. In certain areas, it is possible that real estate taxes or other expenses will increase at more rapid rates than in the past. Most of the Account's real property investments will be in rental properties and are subject to the risk of inability to attract or retain tenants, with a consequent decline in rental income, as a result of adverse changes in local real estate markets or other factors and the risk of inability of tenants to meet their lease obligations, whether as a result of bankruptcy or other adverse business or economic events, with a consequent decline in rental income, as a result of adverse conditions or events affecting their business operations. In certain real estate markets, available space currently exceeds the demand for such space. Consequently, Account investments in these markets may rent-up or re-lease more slowly, and operating income for such investments may be less than anticipated.

To the extent that the Account's rental income is based on a percentage of the gross receipts of retail tenants, its cash flow is dependent on the retail success achieved by such tenants.

While one of the Account's objectives is to obtain reinvestment of cash flow from investments, there can be no guarantee that the Account's investments will generate sufficient revenue to cover operating and other expenses of the Account. The opportunities for sale, and the profitability of any sale, of any particular investment by the Account will be subject to the risk of adverse changes in real estate market conditions, which may vary by the size, location and type of such investments.

Risks Related to the Financial Condition and Operations of Tenants and to the Retail Industry

Certain of the Account's real estate related investments have major tenants, including department store tenants, or department stores that own one or more of their own stores at the properties. See the discussions of the individual properties under the Real Estate Related Investments section. The Account's investments could be adversely affected by a bankruptcy or insolvency, or a downturn in the business of, any of the major tenants or department stores at the properties, or by the failure of any major tenants or department stores to continue, extend or renew its lease (in the case of a major tenant) or its operating covenant (in the case of a department store). Generally, a department store that owns its own store agrees to operate the store and pay part of common area expenses for a specified period of time pursuant to such operating covenants. A filing for protection from creditors under the bankruptcy laws by a tenant or department store could result in the rejection and termination of the tenant's lease or the department store's operating covenants. During the past few years, leases of certain mall tenants at Northridge Mall were terminated in connection with their filings for protection from creditors under the bankruptcy laws while other mall tenants at the property have been granted short-term rent reductions. There is no assurance that any tenants or department stores at the properties in which the Account has invested will not file for bankruptcy protection and terminate their obligations under their leases or operating covenants. In addition, any such tenant and department store may, from time to time, experience a downturn in its business, which may result in a reduction or failure to make payments when due. In the event of a default by a tenant or department store under its obligations, there may be delays in enforcing the rights against such tenant or department store and substantial costs may be incurred associated with the protection of the Account's investment in the affected property, including costs incurred in renovating and re-leasing the property or obtaining a replacement department store.


The retailing industry in recent years has been affected by consolidations among large retail store owners. These consolidations in some instances have resulted in store closings and other reductions in existing operations. Federated Department Stores, which has merged with R.H. Macy and Company, the owner of Macy's, announced that it will close its Abraham & Straus store chain and either convert those existing stores to other units within the Federated group or sell them. Subsequently, Macy's converted the Abraham & Straus stores to Sterns stores. While N/S Associates has certain rights under operating covenants to require stores to be operated through January 1999, it is possible that N/S Associates could incur costs in the future in connection with replacement department stores at those shopping centers. In addition, certain of the other department stores at Northridge and Southridge Malls are not subject to an operating covenant requiring them to operate their department stores for any specified period of time, although they have not indicated an intention to cease operating any of their stores. See the discussions of Northridge and Southridge Malls under the Real Estate Related Investments Section. Consolidations or reduced operations by department stores or other retail owners may have an adverse effect on the retail properties in which the Account has invested through decreased revenues and higher operating costs due to greater vacancies and additional costs for renovation and re-leasing of properties or incentive contributions for replacement department stores.

Mortgage Loans

All mortgage loans are subject to the risk of default by the borrowers, in which event the Account may be required to foreclose, or pursue other remedies, on the underlying property to protect the value of its investment. The borrower's ability to make mortgage payments and the amount realizable by the Account upon default depend on the risks generally associated with real estate investments as described above under the General Risks of Real Property Investments section, as well as under the Uninsured Losses section below.

Generally, mortgage loans will not be personal obligations of the borrower, so the Account will generally rely solely on the value of the property as security for the obligations of the borrower to the Account. If the Account must foreclose, there can be no assurance as to the amount of investment that will be recovered. Also, there may be additional delays in receiving payments during any period of default or foreclosure.

The principal amount due under a mortgage loan typically will be payable in a lump sum payment at the end of the loan term, and the borrower's ability to make such repayment may, particularly in the absence of a borrower with substantial additional assets, be dependent upon the borrower's ability to refinance the mortgage loan with another lender. A borrower's inability to obtain such refinancing may require a modification or extension of the existing loan made by the Account or a foreclosure by the Account. Volatility in interest rates during the investment period may result in a delay in the making of mortgage loans or possibly a lower yield to the Account on its mortgage loans. Because a mortgage loan is a long-term investment, the receipt of interest payments by the Account during the term of the loan might be below what it would otherwise be able to receive under the then prevailing market conditions. Volatility in interest rates after investment by the Account may result in prepayment of mortgage loans to the extent not prohibited by the terms of such investments.

Mortgage loans made by the Account to finance an owner or developer of a property that is newly constructed, under construction or under contract for development will generally involve greater risks than mortgage loans made to finance a property with an operating history. The Account's commitment to make a mortgage loan may be permitted to be pledged to a construction lender, and the proceeds to be disbursed under the commitment may be placed in escrow at a fixed interest rate in connection with such pledge.

The Investment Adviser will obtain an independent appraisal of the appraised value of the real estate subject to each mortgage loan in connection with the placement of such loan. It should be noted, however, that appraisals are only estimates of value, and there can be no assurance that, in the event of a default, the Account will realize an amount equal to the amount of its mortgage loan. In the event of a default by a borrower that requires the Account to foreclose upon the property or otherwise pursue its remedies in order to protect the Account's investment, the Investment Adviser may seek to obtain a purchaser for the property upon such terms as the Investment Adviser deems reasonable. However, there can be no assurance that the amount realized upon any such sale of the property underlying a mortgage loan will result in financial profit or prevent loss to the Account. In addition, because of potential adverse changes in the real estate market for residential, commercial or industrial properties, locally or nationally, the Account may be forced to operate the property for a period of time to protect the value of its investment. In that event, the Account may be required to invest additional sums to maintain and manage the property. Under certain circumstances, the Account may retain and operate the property on its own behalf.

Wrap-around and junior mortgage loans and subordinated land sale-leaseback transactions of the Account, if any, will be subject to greater risks than first mortgage loans and unsubordinated land sale-leaseback transactions because such investments are subordinate to the liens of senior mortgages or ground leases. All mortgage loans, including first mortgage loans, may in certain circumstances be subordinate to mechanics', materialmen's, brokers' or government liens. The Account may elect to make payments, if it has the legal right to do so, on a prior lien, including a senior mortgage, in the event of a default by the borrower, in order to prevent a default on such prior lien or to discharge it entirely. In the event that the Account forecloses upon a junior or wrap-around mortgage loan or subordinated land sale-leaseback after a default by the borrower or lessee, it is possible that a "due on sale" clause contained in a senior mortgage or ground lease, which accelerates the outstanding principal balance under such senior mortgage or terminates a ground lease in the case of a sale of property, may be deemed to apply, increasing the risk of an insufficient amount of funds being available to the Account after a foreclosure sale. To the extent that the Account invests in leasehold mortgage loans that are subordinate to ground leases not owned by the Account, a default by the tenant in its payments under the lease to the lessor may result in the Account losing all or part of its investment.

The Account, as the holder of a preferred position in the event of a default, should be entitled to foreclose a mortgage and/or terminate a lease. However, debt moratoria and other restrictions on lenders (such as those in some jurisdictions on "due on sale" clauses) may restrict the Account's ability to enforce specifically the terms of the obligations of its borrowers. In addition, under some circumstances the Account might be treated as liable, along with the owner-borrower, to third parties. Further, the amount of interest that may be charged by the Account may be limited by state usury laws, the violation of which may result in various remedies, including restitution of excessive interest and unenforceability of loans. While the Investment Adviser will use diligence in determining whether interest rates comply with applicable laws, uncertainties may exist with respect to interest payable to the Account, including additional interest based upon a percentage of the gross revenues, income or sale or refinancing proceeds from the underlying property.

Land Sale-Leaseback Transactions

In land sale-leaseback transactions, land and improvements may be subject to the lien of a first mortgage and other mortgages that may have priority over the Account's equity interest in the land. If the ground lessee is unable to meet its mortgage payments, the Account may be forced to make such payments to prevent foreclosure and possible loss of investment. If the ground lessee subleases space to subtenants, the ground lessee's ability to meet its mortgage payments and rental obligations is subject to the risk that subtenants may be unable to meet their sublease payments to the ground lessee. In addition, subleases with subtenants may have shorter terms than the ground lease and the ground lessee's ability to meet its mortgage payments and rental obligations may be subject to its ability to obtain renewals of existing subtenant leases or to enter into new subtenant leases. The financial stability, business judgment and management skill of the ground lessee may provide additional risks.

As with mortgage loans, in the event of default under a ground lease the Account may be unable to recover its investment and, additionally, there may be a delay in receipt of payments and loss of revenues in the event of default or subsequent exercise of default remedies. Also, because the ground lessee's ability to repay the Account may be affected by the ground lessee's recovery of rental payments from subtenants, the Account's ultimate ability to collect will be affected by all normal rental risks, as set forth in the General Risks of Real Property Investments section and by all other risks routinely inherent in real estate investments.

Because a land sale-leaseback is a long-term investment, the receipt of payments by the Account during the lease term might be below what it would otherwise be able to receive under the then prevailing market conditions. However, to the extent the Account is able to enter into participating ground leases, such risks may be reduced.

Participations

In seeking participations as described under Mortgage Loans -- Participations in the Investment Objectives of the Account section, the Account may accept a lower base interest or rental rate in order to obtain such participations and the potential benefit that could result therefrom. Such benefit could be in the form of a participation in property appreciation or increases in rental income. The value of any participations depends on the success of the borrower or lessee in the leasing of the underlying property, the management and operation of such property by the borrower or lessee, the market value of such property and the factors generally affecting real estate investments described in the General Risks of Real Property Investments section. As a result, there can be no assurance as to how much may be realized by the Account from participations. Additionally, it is possible that the Account's interest through participations in certain proceeds may result in the characterization of the Account as a partner or a joint venturer with the borrower or lessee, and the Account could, accordingly, lose the priority of its security interest or position as lender or lessor that it would otherwise have and may be subject to liabilities that it would otherwise not have as a lender or lessor. Care will be exercised in the negotiation of participations to reduce this risk, but there may be a greater risk in these situations than if there were no participations.

Liquidity Considerations

Real property investments, mortgage loans and land sale-leaseback investments generally are illiquid compared to investments more commonly made by insurance company annuity separate accounts. The investments of the Account will produce cash flow on a periodic basis. Additionally, the liquid assets (see the Investment Objectives of the Account -- Liquid Assets section) will provide certain protection against illiquidity. However, there can be no assurance that such short-term investments will be sufficient to meet the requirements of the Account. Over the past few years the Account has experienced substantial contract surrenders in excess of contract purchase payments. In addition, contract charges and deductions (except for surrender charges) and funding obligations of its joint venture investments will deplete the Account's liquid assets, while cash flow from the Account's investments will increase the Account's liquid assets. The Account may have to pledge its real estate related investments for additional borrowings or dispose of those assets in order to replenish its liquid assets. IDS Life is purchasing accumulation units in order to increase the Account's liquidity. Therefore, IDS Life, as a holder of accumulation units, participates in the increase or decrease in the value of the Account's investments in the same manner as any other holder of accumulation units. However, IDS Life does not purchase a Contract and is not subject to a surrender charge at any time in connection with any redemption of its accumulation units. See the Management's Discussion and Analysis of Financial Condition and Results of Operations section.

If a disposition of assets should be required, the Account may not be able to dispose of its investments promptly or on commercially reasonable terms. To avoid a sale on unreasonable terms or if a sale cannot be made on a timely basis, it may be necessary to suspend payments to be made under the Contracts. See the Suspension and Delay of Payments section. During the period of any suspension, the mortality and expense risk fee, the asset management fee and other charges provided for in the Contracts will continue to accrue. Even with a suspension of payments, it may not be possible to generate sufficient cash to replenish the Account's liquid assets or to meet its obligations, and a forced liquidation of assets might be necessary. A liquidation in these circumstances could result in a realization of less than the full value of the assets so liquidated. Therefore the Account could experience substantial losses. Because of its liquidity situation, including the substantial net contract redemptions over the past several years, the Account does not intend to acquire additional real estate related investments. See the Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources section for additional information on the Account's liquidity situation.

Competition in Investments

The Account's real property investments, mortgage loans and land sale-leasebacks compete with those of numerous other entities, as well as with individuals, corporations, real estate partnerships and other entities engaged in real estate investment activities, including certain affiliates of the Investment Adviser and IDS Life. See the Conflicts of Interest -- Competition by the Account with Affiliates of the Investment Adviser and IDS Life for Real Property Investments, Mortgage Loans and Land Sale-Leasebacks section.

Competition among private and institutional investors of real property investments, mortgage loans and land sale-leasebacks has increased substantially over the years, with resulting increases in the purchase price paid for real property and consequent higher fixed costs in the case of equity investments in real property and potentially greater credit risks assumed and reduced yields available in connection with mortgage lending and land sale-leaseback investments for such properties. There is no assurance regarding the Account's success in obtaining suitable investments for the purchase payments.

Risks of Leverage

The real property investments of the Account may be leveraged, i.e., the Account may finance a portion of the cost of the acquisition of properties by borrowing. See the Other Investment Policies -- Borrowing Policies section.

The Account may refinance various properties, consequently increasing the aggregate leverage of the Account's investments beyond that currently contemplated. Such borrowing permits the acquisition of properties of greater aggregate cost than could have been financed solely from the Account's capital, but it also increases the Account's exposure to losses. The degree of risk associated with leverage could increase if the Account were to purchase a property subject to an indebtedness that had a non-fixed interest rate or a shorter maturity with a resulting balloon payment. Mortgages requiring balloon payments involve greater risks than mortgages in which the principal amount is fully amortized over the term of the loan, since the ability of the Account to repay at maturity the outstanding principal amount of the balloon loan may be dependent upon the Account's ability to obtain adequate refinancing. This ability will in turn be dependent upon economic conditions and the availability of mortgage money in general and the value of the underlying properties in particular, all of which will be beyond the control of the Account. There is no assurance that financing will be available to refinance such balloon payments or that any such financing available will be on favorable terms. Principal and interest payments on such indebtedness will generally have to be made regardless of rental income from the Account's investment. If mortgage payments are not paid when due, the Account may sustain a loss on its investment as a result of foreclosure by the mortgagee. See the Other Investment Policies -- Borrowing Policies and Conflicts of Interest -- Receipt of Commissions, Fees and Other Compensation by IDS Life, the Investment Adviser and Affiliates sections.

At the time of acquisition of real property investments, aggregate mortgage indebtedness in connection with the purchase of all real property investments by the Account is not expected to exceed 50 percent of the purchase price (i.e., total consideration paid for properties including all liens and mortgages on the properties, but excluding points and prepaid interest) plus other initial cash payments in connection with the purchase of all properties.

Risks of Joint Ownership

Some of the Account's investments may be owned jointly by the Account and the seller of the property (or an affiliate of the seller), and/or through investments in which entities sponsored, advised or managed by the Investment Adviser, IDS Life or their affiliates own an interest in the property.

The investment by the Account in joint venture partnerships or other entities that own properties or through other forms of joint ownership, instead of investing directly in the properties themselves, may under certain circumstances involve risks not otherwise present, including, for example, risks associated with the possibility that the Account's co-venturer in a property might become bankrupt, that such co-venturer may at any time have economic or business interests or goals that are inconsistent with the business interests or goals of the Account, that the co-venturer may be in a position to take actions contrary to the instructions or requests of the Account or contrary to the Account's policies or objectives that may subject the properties and consequently the Account to liabilities greater than those contemplated or that the joint ownership arrangement or a co-venturer may limit the Account's ability to transfer its interest in the joint form of ownership. In connection with such joint ownership arrangements, the co-venturer may have the right to take certain actions with respect to the jointly owned property, including under some circumstances the right to determine whether and when the property will be sold. Ownership of real estate related investments through joint ownership arrangements may be even more illiquid than direct ownership of such investments, and as a consequence the Account may experience difficulties or delays in attempting to sell such joint ownership investments or may be unable to obtain the full value of such investments in a sale when such time comes. The Account may enter into joint ownership arrangements with entities sponsored, advised or managed by the Investment Adviser, IDS Life or their affiliates. See the Conflicts of Interest -- Possible Joint Venture Investments with Affiliates of the Investment Adviser or IDS Life section.

In connection with such an investment, the joint owners may be required to approve some or all of the major decisions concerning the investment by voting on the basis of their respective capital contributions to, or shareholdings or ownership interests in, the joint venture or otherwise. Thus, there exists the possibility of an impasse in the event the joint owners disagree. The Investment Adviser, on behalf of the Account, will attempt to negotiate a right of first offer or refusal to enable the Account, in the event of a disagreement regarding a proposed sale of the investment, to purchase the joint owner's interest in the investment in the event the Account does not wish to sell the investment. However, there is no assurance that a right of first offer or refusal can be obtained in all cases. The exercise of any right of first offer or refusal would be subject to the Account's having the financial resources to effect such a purchase, and there can be no assurance that it would have such resources.

Reliance on IDS Life and the Investment Adviser

The owner of a Contract does not have a vote in determining any policy of the Account. IDS Life, acting with the advice of the Investment Adviser with respect to real estate related investments, will make all decisions with respect to the management of the Account, including the determination as to what real estate related investments to make, subject to the investment restrictions. See the Investment Restrictions section. Owners will have no right or power to take part in the management of the Account. No person should purchase the Contracts offered hereby unless such purchaser is willing to entrust all aspects of the management of the Account to IDS Life acting with advice from the Investment Adviser.

Evaluation and Appraisal Risk

There are risks associated with the method of valuing the assets of the Account, including the fact that the valuations are based substantially on appraisals to be made by independent real estate appraisers and the application of formulae by the Investment Adviser. Appraisals represent only the opinions of experts as to the value of the property and may not represent the true or realizable value of the investment. The Investment Adviser also will make certain determinations regarding valuation of assets. There may be variations between the amount realizable upon disposition and the stated value of assets. Owners may be adversely affected if the valuation method results in either overvaluing or undervaluing the Account's investments. Both the number of accumulation units credited at purchase and the amount payable under a Contract are based on the value of the assets of the Account. See the Valuation of Assets -- Real Property Investments, Mortgage Loans and Land Sale-Leasebacks section.

If the Account investments are overvalued or undervalued, the fees paid to IDS Life and the Investment Adviser and its affiliates will be greater or less than the amount that should have been paid to them.

Continuous Offering

Effective May 1, 1995, IDS Life discontinued new contract sales of the Account. IDS Life will continue to accept and process additional purchase payments into existing contracts in amounts specified in the prospectus, whether by means of previously established bank authorizations or otherwise. If there are substantial and continuing purchase payments in excess of redemptions, the Account will have additional funds. To the extent that additional purchase payments are received, the Account may have greater liquidity during certain periods and, at such times, it is less likely that either premature sale of investments will be forced or the suspension-of-payments provision will be invoked.

IDS Life purchases accumulation units in order to maintain the Account and to increase its liquidity. IDS Life makes these payments so that no contract holder is disadvantaged because sales of new contracts have been discontinued. IDS Life will make additional payments into the Account for accumulation units as needed in order to fund all of the Account's obligations under the contracts such as paying death benefits and surrenders.

Size of Account

Effective May 1, 1995, IDS Life discontinued new contract sales of the Account.

In the event that IDS Life were to sell a greater amount of Contracts, the Account would be more diversified than would be the case if fewer Contracts were sold, and the owners would be proportionately less exposed to the risks of any particular investment. In such case, the risk of loss to the Account and owners from defaults by borrowers or tenants would be proportionately smaller than if the Account's investments are less diversified.


A significant amount of subsequent contract surrenders has the effect of reducing the amount available for investments and limiting diversification. Over the past few years the Account has experienced substantial contract surrenders in excess of contract purchase payments. As a result the Account does not expect to acquire additional real estate related investments and the Account has liquidated two real estate related investments during 1996. See the Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources section.

Uninsured Losses

The Investment Adviser will arrange for, or require proof of, comprehensive insurance including liability, fire and extended coverage, which is customarily obtained by owners of similar properties for the real property investments and properties which are security for the mortgage loans or subject to the land sale-leaseback transactions of the Account. Generally, under the terms of the mortgage or ground lease, such insurance will be required to be maintained at the expense of the mortgagor or ground lessee. However, there are certain types of losses, generally of a catastrophic nature such as earthquakes, floods, wars or environmental hazards or accidents, which are either uninsurable or not economically insurable. Should such a disaster occur, the Account could lose both its invested principal and anticipated profits from investments.

Environmental and Regulatory Problems

The availability of suitable investments and the cost of construction and operation of properties in which the Account may invest may be adversely affected by legislative, regulatory, administrative and enforcement action at the local, state and national levels in the areas, among others, of housing and environmental controls. In addition to possible increasingly restrictive zoning regulations and related land use controls, such restrictions may relate to air and water quality standards, noise pollution and indirect environmental impacts such as increased motor vehicle activity. In addition, the cost of, or liability arising from, investments in properties (whether as owner, lender or lessor) may be increased as a result of current or future environmental laws or regulations at the national or local level, or environmental concerns, relating to, among other matters, the use or presence of hazardous or toxic materials or waste; and the ownership, sale, financing or refinancing of such properties, or an interest therein held through a mortgage loan or land sale-leaseback, may be adversely affected by such increased costs or environmental liabilities.

Federal Income Tax Matters

IDS Life believes that the Contracts will be treated as annuities under the Code, and that an owner will not be subject to Federal income tax on any income or earnings of the Account until distributions are made or a change of ownership of the Contract occurs. However, an owner generally will be subject to Federal income taxation on the portion of distributions received that represents income to the owner and may be subject to an additional 10 percent penalty in certain circumstances related to early withdrawals. IDS Life has not sought a ruling from the Internal Revenue Service regarding any of the Federal income tax consequences relevant to the ownership of the Contracts. See the Certain Federal Income Tax Considerations section.

Investment Company Act of 1940

IDS Life proposes to operate the Account so that it will not be subject to registration under the 1940 Act. This will require monitoring the proportion of the Account's funds to be placed in various investments so that the Account does not become subject to the 1940 Act. As a result, the Account may forgo certain investments that could produce a more favorable return for the Account.

Conflicts of Interest

Competition by the Account with Affiliates of the Investment Adviser and IDS Life for Real Property Investments, Mortgage Loans and Land Sale-Leasebacks

IDS Life and the Investment Adviser will be subject to various conflicts of interest in carrying out their responsibilities to the Account. Affiliates of the Investment Adviser and IDS Life also may be in competition with the Account in connection with the acquisition, sale or operation of properties or the making of mortgage loan or land sale-leaseback investments under some circumstances.

The Investment Adviser, its affiliates and affiliates of IDS Life currently perform investment management and advisory and other services for other real estate investment funds (e.g., pension and profit sharing trusts, corporations, partnerships and segregated asset accounts) similar to the services to be performed for the Account and expect to provide such services to additional real estate investment funds in the future. Affiliates of the Investment Adviser and IDS Life also invest in real estate for their own accounts. IDS Life, the Investment Adviser and their affiliates may sponsor, advise or manage real estate investment funds that have investment objectives nearly identical to the Account's. The Investment Adviser, IDS Life or their affiliates also may make investments meeting such investment objectives for their own accounts. The Investment Adviser, IDS Life and such affiliates and real estate investment funds sponsored, advised or managed by the Investment Adviser, IDS Life or their affiliates may be in competition with the Account for investments under certain circumstances. Competition in the acquisition or placement of real estate related investments could arise, for example, between the Account and either the Investment Adviser, IDS Life or their affiliates seeking to make an investment for their own account or between the Account and another real estate investment fund sponsored, advised or managed by the Investment Adviser, IDS Life or their affiliates having investment objectives substantially identical to the Account or even with different investment objectives. The Account also may acquire properties adjacent to properties owned by entities affiliated with, or advised or managed by, the Investment Adviser or IDS Life or purchase a phase of a multi-phase development in which an affiliated entity has or subsequently acquires an investment interest in another phase. The Account and one or more entities affiliated with, or advised or managed by, the Investment Adviser or IDS Life may be competing in certain geographical markets for commercial tenants. There also may be similar sorts of competition for the sale of properties in certain markets. The Investment Adviser, IDS Life and their affiliates may provide services to, and otherwise deal or do business with, persons who may be engaged in transactions with the Account. In addition, the Account may borrow from, purchase goods and services from and otherwise do business with persons who may be engaged in transactions with the Investment Adviser, IDS Life and their affiliates.

In the event the Investment Adviser, IDS Life or their affiliates are presented with a potential investment that might be made by the Account and another investment fund that the Investment Adviser, IDS Life or an affiliate sponsors, advises or manages, the decision as to the suitability of the investment by a particular fund may take into account such factors as its cash flow, the effect of the acquisition on diversification of its portfolio, the estimated income tax effects of the investment on it, its policies relating to leverage, any regulatory restrictions upon investment policies, funds available for investment and other factors. Neither the Investment Adviser, IDS Life nor any of their affiliates will be obligated to present to the Account any particular investment opportunity that comes to its attention, even if such opportunity is of a character that might be suitable for investment by the Account, and each of the Investment Adviser, IDS Life and their affiliates shall have the right to take for its own account (individually or otherwise) or to take for, or recommend to, others any such particular investment opportunity.

Except as described under the Conflicts of Interest -- Possible Joint Venture Investments with Affiliates of the Investment Adviser or IDS Life section, the Account will not purchase from or sell to IDS Life, the Investment Adviser or their affiliates any real estate related investments. The Account will not make mortgage loans to IDS Life, the Investment Adviser or their affiliates and will not obtain permanent mortgage financing from IDS Life or its affiliates. The Account may obtain short-term financing from IDS Life for working capital, liquidity or other purposes.

Other activities of the Investment Adviser, IDS Life and their affiliates may utilize the time, effort, financial or other resources of the Investment Adviser and IDS Life and their personnel that might otherwise be available to the Account.

The Investment Adviser, IDS Life, their affiliates and any of their employees, directors or officers, may engage from time to time for their own account, or for the account of others, in other business ventures of any nature, or render services of any kind to other business ventures of any nature. No owner, by virtue of his interest in the Account, will have any interest or be entitled to participate in such other ventures.

Receipt of Commissions, Fees and Other Compensation by IDS Life, the Investment Adviser and Affiliates

The Investment Adviser, its affiliates and IDS Life will receive, directly or indirectly, acquisition and mortgage placement fees from the Account for services and advice in connection with the identification, evaluation, investigation, negotiation, selection and acquisition or placement of the Account's initial investments and in connection with any reinvestment of income and sale, financing or refinancing proceeds of real property investments and proceeds on the principal and interest or rent payments on mortgage loans or land sale-leaseback investments. Since the Account is a segregated asset account of IDS Life, the agreements and arrangements relating to the compensation of IDS Life under the Contracts are not the result of arm's-length negotiations. Because the Investment Adviser, its affiliates and IDS Life will be entitled to acquisition and mortgage placement fees upon reinvestment of funds in real estate related investments, there may be conflicts of interest in determining whether to invest in shorter-term or longer-term investments, since the shorter the term of investment the sooner funds will be available for reinvestment. Conflicts of interest could arise between the Investment Adviser and IDS Life, on the one hand, and the Account, on the other, because the receipt of fees and other compensation by the Investment Adviser, its affiliates and IDS Life may be affected by various determinations made by IDS Life, with the advice of the Investment Adviser, including whether to sell, finance or refinance any real property investment and the timing of any such sale, financing or refinancing.

Certain Account properties may be managed by JMB or affiliates of JMB such as Urban Retail Properties Co. Under property management agreements, the company employed to manage the property usually collects the rental income on the property and deducts from such income its fee and the costs of operating the property such as insurance premiums, taxes, repairs and improvements and other costs related to the maintenance and operation of the property. The balance of rental income is remitted to the owner of the property. To the extent agreements are entered into with a JMB affiliate to manage properties owned directly by the Account, such agreements are subject to the approval of IDS Life and are expected to be on terms no less favorable to the Account than those customarily charged for similar services in the relevant geographical area. For real property investments in which the Account owns an interest through a joint venture, such agreements are subject to the approval of the joint venture.

JMB Insurance Agency, Inc., an affiliate of JMB engaged in the insurance brokerage business, may provide insurance brokerage services in connection with the Account's investments. JMB Insurance Agency, Inc. will receive commissions and/or fees for such services at rates that are set by the insurance companies for the classes of coverage involved.

In addition, JMB or its affiliates may provide mortgage brokerage services in connection with the financing or refinancing of the Account's real property investments. Since JMB or its affiliates may receive a mortgage brokerage fee, conflicts of interest could arise in determining whether any of the Account's real property investments should be debt-financed or whether any such property should be refinanced prior to its sale and the amount of any such financing or refinancing.

The compensation of IDS Life and the Investment Adviser may be affected by the timing of acquisitions, the valuation of the assets of the Account, the amount of leverage employed in connection with the Account's investments, the timing of the sale of properties of the Account or other factors that are subject to the influence or determination of the Investment Adviser and IDS Life, and as to which the interests of the Investment Adviser, its affiliates or IDS Life may under certain circumstances be different from those of the Account.

In addition, to the extent that the investments of the Account are overvalued at any time, the fees paid to IDS Life and the Investment Adviser (including the incentive portion of the asset management fee) and its affiliates will be greater than the amount that should have been paid to them.

Affiliates of JMB also may provide other real estate related services to the Account or its investments that may result in conflicts of interest with respect to the provision of such services.

Possible Joint Venture Investments with Affiliates of the
Investment Adviser or IDS Life

The Account may enter into joint ownership arrangements with entities sponsored, advised or managed by IDS Life, the Investment Adviser or their affiliates, including other segregated asset accounts established by IDS Life or its affiliates or advised or managed by the Investment Adviser or its affiliates. Other than as described in the preceding sentence, the Account will not enter into joint venture investments with IDS Life, the Investment Adviser or their affiliates investing for their own account except for investments expected to be made on a temporary basis to facilitate the making of the joint venture investment. IDS Life, the Investment Adviser or their respective affiliates, as a result of their relationships with more than one joint owner, may be involved in various conflicts of interests with respect to the acquisition, financing, operation or sale of any such joint investment, including making decisions or rendering advice regarding the timing of any financing, refinancing or sale of such joint investment.

In connection with such an investment, the joint owners may be required to approve some or all of the major decisions concerning the property by voting on the basis of their respective capital contributions to, or shareholdings or ownership interests in, the joint venture or otherwise. Thus, there exists the possibility of an impasse in the event the joint owners disagree or the possibility that a joint owner may be able to take certain actions with respect to the jointly owned investment. Additionally, under some circumstances a joint owner may no longer be affiliated with or advised or managed by either IDS Life or the Investment Adviser or an affiliate thereof, as the case may be. See the Description of the Investment Adviser and its Affiliates section for a discussion of a transaction as a result of which certain of the joint owners with the Account in its investments in N/S Associates, Monmouth Associates and 1225 Investment Corporation are no longer advised or managed by affiliates of the Investment Adviser. As a result, such joint owners may in the future have different investment policies or objectives. See the Real Estate Related Investments section for a discussion of the relevant procedure in the event there is a disagreement among these joint owners regarding a sale of the investment.

The Investment Adviser, on behalf of the Account, generally will attempt to negotiate a right of first offer or refusal to enable the Account, in the event of a disagreement regarding a proposed sale of the investment, to purchase the joint owner's interest in the investment in the event the Account does not wish to sell the investment. However, there is no assurance that such a right of first offer or refusal can be obtained. The exercise of any right of first offer or refusal would be subject to the Account having the financial resources to effect such a purchase, and there can be no assurance that it would have such resources.

Limitation on Liability

The Investment  Advisory  Agreement between IDS Life and the Investment  Adviser provides that the Investment Adviser will be liable only for willful misfeasance, bad faith or negligence on the part of the Investment Adviser in the performance of its obligations or duties to the Account.

In addition, IDS Life has agreed to indemnify the Investment Adviser and its affiliates, including their officers and directors, against certain liabilities, including liabilities under the Securities Act of 1933 (the 1933 Act). Any such indemnification by IDS Life may be made out of the assets of the Account.

IDS Life as Distributor of the Contracts

IDS Life is the principal distributor of the Contracts, and accordingly there will be no independent review of the structure, formation or operation of the Account conducted by a non-affiliated broker-dealer acting as distributor.

The Contract -- Accumulation Period

The Contract accumulation period commences with the date on which the Contract is issued and ends on the retirement date.

Purchase Payments


Although additional purchase payments may be made into existing contracts, prior to making any additional purchase payment an existing contract owner should bear in mind that the Account intends to liquidate its real estate related investments over time. The Account liquidated two real estate related investments in 1996. Moreover, the Account will not be acquiring any new or additional real estate related investments with the cash flow or proceeds generated by the operations or sales of its existing real estate related investments. Such funds, to the extent not used to pay the Account's obligations under existing contracts or the redemption of accumulation units purchased by IDS Life, will be invested in short-term debt instruments and possibly intermediate-term bonds with maturities of up to five years. Accordingly, an existing contract owner should carefully consider these facts in light of his or her own investment objectives before making any additional purchase payment into an existing contract.


The minimum initial purchase payment for a Contract was $5,000; or $2,000 if concurrently the owner agreed to make additional monthly purchase payments of not less than $100 each by means of a bank authorization. Additional purchase payments may be made by means of a bank authorization, if not less than $100 per month. Additional purchase payments of at least $2,000 each may be made, and the maximum aggregate additional purchase payment in any one contract year after the first year may not exceed $50,000. However, additional purchase payments are not required under a Contract. IDS Life, in its discretion, may agree to permit a greater maximum initial purchase payment or greater maximum aggregate additional purchase payments in certain instances.

Allocation of Purchase Payment and Contract Value

Purchase payments will be allocated to the Account at the price determined for accumulation units as of the end of the valuation period during which IDS Life receives each such purchase payment. When a purchase payment is allocated to the Account, it is converted into accumulation units. The number of accumulation units to be credited to a Contract as a result of a purchase payment is determined by dividing that purchase payment, after deducting any applicable premium taxes, by the accumulation unit value on the date that the purchase payment is allocated to the Account. The contract value on any valuation date can be determined by multiplying the number of accumulation units credited to the Contract by the value of an accumulation unit on that valuation date.

Contract Surrender

An election to surrender a Contract may be made in writing to the home office of IDS Life in Minneapolis, MN. If required by IDS Life, the request for surrender must be accompanied by the Contract if a request for the full surrender value is being made. An election to surrender a Contract can be made only while the

Contract is in force prior to the earlier of the retirement date or the death of the first to die of the annuitant or owner. The surrender value is determined on the basis of the accumulation unit value in effect on the date on which a request for surrender is received by IDS Life in proper order.

A partial surrender request not exceeding $50,000 may be made by contacting IDS Life by telephone. IDS Life has the authority to honor any telephone partial surrender request it believes to be authentic and will use reasonable procedures to confirm that they are. This includes asking identifying questions and tape recording calls. As long as the procedures are followed, neither IDS Life nor its affiliates will be liable for any loss resulting from fraudulent requests. At times when the volume of telephone requests is unusually high, IDS Life will take special measures to ensure your call is answered as promptly as possible. A telephone surrender request will not be allowed within 30 days of a phoned-in address change. You may request that telephone withdrawals not be authorized from your account by writing IDS Life.


The surrender value will be paid within seven days after the date on which a proper request is received by IDS Life, except that under certain circumstances IDS Life may delay or suspend payments. See the Suspension and Delay of Payments section. You will be charged a fee if you request express mail delivery of your payment.


An owner may surrender all or a portion of the contract value. Any partial surrender must be for at least $250, and no partial surrender can be made if it would reduce the contract value after such surrender to less than $600.

Automated partial surrenders may be made through a one-time written request (or other method acceptable to IDS Life). The minimum surrender amount from the Contract is $50, and such surrender can be made on a monthly, quarterly, semi-annual or annual basis. You may start or stop this service at any time, but you must give IDS Life 30 days' notice to change any automated surrender instructions that are currently in place. Automated partial surrenders are subject to all of the other contract provisions and terms. Automated partial surrenders may be restricted by applicable law. In addition, the payment of additional purchase payments, if allowed under the Contract, while automated partial surrenders are in effect, may not be appropriate and therefore is not permitted. Automated partial surrenders may result in taxes and penalties being applied to all or a portion of the amount surrendered. See the Certain Federal Income Tax Considerations section. You should consult your tax adviser if you have any questions about the taxation of your annuity.

No surrender can be made after the retirement date or the death of the first to die of the annuitant or owner. Any amounts surrendered and charges that may apply cannot be repaid. A surrender charge, which is a contingent deferred sales charge, will be imposed for any surrender made during the first eight payment years of any purchase payment. The surrender charge applies separately to the initial purchase payment and to each additional purchase payment. Regardless of when a purchase payment is made, the contract year in which a purchase payment is made is the first payment year for that purchase payment, and succeeding payment years continue to be measured separately for that purchase payment.

For a partial surrender, accumulation units attributable to the earliest payment year are surrendered first. The surrender charge is 8 percent of the amount surrendered during the first payment year and decreases by 1 percent per year thereafter to 1 percent in the eighth payment year. There is no surrender charge on amounts surrendered after the eighth payment year. In no event will the aggregate surrender charges imposed exceed 8.5 percent of the aggregate purchase payments received. IDS Life may, in its discretion, reduce or eliminate surrender charges for certain group sales of the Contracts. See the Contract Charges and Deductions -- Surrender Charges section. Owners should also be aware that, under certain circumstances, a surrender before the owner has reached the age of 59-1/2 may be subject to a penalty under the Code. See the Certain Federal Income Tax Considerations section.

Contract Charges and Deductions

The following sets forth the deductions from purchase payments and the charges against the Account provided for in the Contract. See the Notes to the Financial Statements of the Account for further information concerning fees paid by the Account to IDS Life and the Investment Adviser.

Mortality and Expense Risk Fee

This charge is applied daily to the Account. The fee equals 1 percent of the average daily asset value of the Account on an annual basis. It covers the mortality risk and expense risk. IDS Life estimates that approximately two-thirds of this fee is for assumption of the mortality risk, and one-third is for assumption of the expense risk. IDS Life will not be entitled to, and will forgo, that portion of the mortality and expense risk fee attributable to the use of indebtedness in excess of 40 percent of the aggregate value of all of the Account's real property investments.


The mortality risk is IDS Life's guarantee to pay a death benefit and IDS Life's guarantee to make retirement payments according to the terms of the Contract, no matter how long a specific annuitant lives and no matter how long the entire group of IDS Life annuitants live. If, as a group, IDS Life annuitants outlive the life expectancy assumed in IDS Life's actuarial tables, then IDS Life must take money from its general assets to meet its obligations. If, as a group, IDS Life annuitants do not live as long as expected, IDS Life will profit from the mortality risk fee.


The expense risk portion of the mortality and expense risk fee is paid to IDS Life for its guarantee that the mortality and expense risk fee, asset management fee and acquisition and mortgage placement fee will not increase over the life of the Account and that no new fees payable to IDS Life will be added to the Account. To the extent such fee does not cover IDS Life's expenses (other than any expenses that may be reimbursed as described under the Organizational and

Offering Expenses and Operational Expenses section below), any deficit would have to be made up from IDS Life's general assets. IDS Life also could profit from the expense risk fee if it is more than sufficient to meet such expenses.

Asset Management Fee

IDS Life is paid an asset management fee for its services in connection with the management of the assets of the Account. This fee is accrued on a daily basis and deducted on a monthly basis and is equal on an annual basis to 1.25 percent of the average daily asset value of the investments of the Account, subject to increase as described below. A portion of the asset management fee equal to 0.95 percent of the average daily asset value is paid by IDS Life to the Investment Adviser for its services in connection with the management of the assets of the Account. In the event that the Account's real property investments have produced a rate of return for the Account (measured for each calendar year) that exceeds the rate of return as measured for such period by the FRC Property Index (which is released in April of each year for the preceding calendar year) by 0.5 percent per year, then the Investment Adviser shall be entitled to an additional amount equal to 0.05 percent of the average daily asset value of the Account for such calendar year. The Investment Adviser also will be entitled to an additional amount equal to 0.01 percent (up to a maximum of 0.2 percent) of the average daily asset value of the Account for each 0.1 percent by which the rate of return of the Account's real property investments for such calendar year exceeds the rate of return as measured for such period by such index plus 0.5 percent per annum. Rate of return will be calculated on a quarterly basis and in general will be the sum of all net income from operations of the Account's real property investments (without deducting any asset management fees or certain other expenses of the Account) and realized and unrealized capital appreciation or depreciation on the Account's real property investments (net of all acquisition and mortgage placement fees) for the calendar quarter taken as a percentage of the aggregate asset value of such investments (net of all acquisition and mortgage placement fees) as of the beginning of such calendar quarter.

IDS Life and the Investment Adviser will not be entitled to, and will forgo, that portion of the asset management fee, as calculated above, attributable to the use of indebtedness in excess of 40 percent of the aggregate value of all the Account's real property investments.

The initial term of the investment advisory agreement extended through the period ending July 1, 1993 and was renewed at the option of the Investment Adviser for an additional five-year term. The investment advisory agreement may be renewed at the option of the Investment Adviser for additional three-year terms for as long as the Account's real property investments have produced a rate of return for the Account for the 10-year period (or, in the case of the initial term, the five-year period) ending at the end of any expiring term equal to or in excess of 90 percent of the rate of return for such period as measured by the FRC Property Index or a successor index. IDS Life may terminate the investment advisory agreement upon six months' prior written notice in the event the Account's rate of return does not equal or exceed 90 percent of the rate of the return of such index as calculated above.

The investment advisory agreement may be terminated by IDS Life in the event there is change in control of JMB under certain circumstances or in the event there is a determination that the Investment Adviser has acted with gross negligence, bad faith or willful misfeasance in the performance of the duties of the Investment Adviser under the terms of the investment advisory agreement.

Acquisition and Mortgage Placement Fee

IDS Life will receive an acquisition and mortgage placement fee of 3.75 percent of the total cash investment to be paid or advanced by the Account in connection with each real property investment, mortgage loan and land sale-leaseback made by the Account. The amount paid to IDS Life is measured by the cash investment to be paid by the Account (including all cash down payments, interest, points, special reserves and all other cash payments) for real property investments or land sale-leasebacks or the amount to be borrowed under a mortgage loan by the borrower for mortgage loans. A portion of the acquisition and mortgage placement fee equal to 3.5 percent of the total cash investment to be paid or advanced by the Account in connection with each real property investment, mortgage loan and land sale-leaseback will be paid to the Investment Adviser in consideration of the Investment Adviser's services in connection with the identification, evaluation, investigation, negotiation, selection and recommendation for purchase or placement of real estate related investments for the Account. In some instances, some or all of this fee may be paid by the sellers of properties or borrowers. However, to the extent that the seller or borrower pays less than
3.75 percent, that amount will be paid directly by the Account to IDS Life.

Organizational and Offering Expenses and Operational Expenses

All organizational and offering expenses are charged to the Account. All costs of acquisition, administration and disposition of investments are charged to the Account. These costs include brokerage fees and commissions, appraisal fees, attorneys' fees, accountants' fees and other similar fees and expenses (such as travel and travel-related expenses) incurred in connection with the investment process.

Expenses incurred by IDS Life because of the existence of the Account -- such as regulatory fees and reports, and taxes -- also are charged to the Account. Under current law, IDS Life does not expect to incur any tax because of the Account's investment income, but IDS Life reserves the right to charge the Account for any taxes IDS Life does incur. Finally, IDS Life will charge the Account for expenses incurred in administering the assets of the Account. These expenses include periodic valuation appraisal costs, legal, accounting and auditing fees and expenses, interest, insurance costs, data processing costs, taxes, mortgage servicing, mortgage brokerage, property management, travel and travel-related expenses and litigation costs. To the extent such services are provided by officers or employees of IDS Life, the Investment Adviser or their affiliates, the Account will reimburse such entities for specifically identified direct costs (including salary and salary related expenses) associated with administering the assets of the Account.

Operational income and expenses will be estimated periodically and credited or deducted ratably on a daily basis in determining accumulation and annuity unit values with periodic adjustments, if necessary, to credit or charge the differences between actual and estimated operational income and expenses.

Premium Taxes

Certain state and local governments impose premium taxes. These taxes generally range in an amount of up to 3.5 percent and depend on the owner's state of residence or the state in which the Contract was sold. In some cases, the premium taxes will be deducted from the purchase payment before it is allocated to the Account. In other cases, the deduction will not be made until the owner surrenders the Contract or retirement payments begin.

Surrender Charges

A surrender charge, which is a contingent deferred sales charge payable to IDS Life, will be assessed against the Contract after the initial 10-day period of the Contract and during the first eight years after any purchase payment. The surrender charge is 8 percent of the amount surrendered during the first payment year and decreases by 1 percent per year thereafter to 1 percent in the eighth payment year. There is no surrender charge on amounts surrendered after the eighth payment year. See the Contract Surrender section.

Suspension and Delay of Payments

IDS Life will attempt to make payments under the Contracts within seven days whenever the Account has cash available. However, IDS Life reserves the right to defer making any such payments under the Contracts for up to six months. This reservation of the right to suspend payments is only intended to be utilized in the emergency circumstances set forth in the remainder of this section. Subject to any suspension of payments described below, IDS Life guarantees that payments on death of the first to die of the annuitant or owner prior to the retirement date will be made within seven days of receipt by IDS Life of its death claim requirements after the death of the annuitant or owner, whichever occurs first. In addition, payment of surrender values may be delayed if a check for a purchase payment has not cleared the bank on which it was drawn.

IDS Life may suspend any payments due under the Contracts beyond the seven-day period for up to six months when IDS Life determines that there is insufficient cash available to meet all current surrender requests and other payment obligations of the Account and the sale of the real estate related assets of the Account could not be made on a timely basis on commercially reasonable terms. In the event of any suspension of payments, the cash available will be used in the following order of priority:

First -- to meet any obligations the Account has other than Contract obligations. Such obligations would include those expenses necessary to continue the operation of the Account, other than fees to IDS Life, which fees will be deferred until ALL Contract obligations are satisfied.

Second -- to make annuity payments in full or pro rata depending on the cash available. All annuitants will be treated as a class, including those who annuitize during the suspension. No other payments will be made until all unpaid annuity payments are made.

Third -- to make payments due on the death of the annuitant or the owner that became due and payable after the declaration of suspension. All payees of payments on death will be treated as a class and payments may be made pro rata depending upon the cash available.

Finally -- no payments of surrender values will be permitted during such a suspension while any annuity payments or payments on death remain unpaid. Depending upon the cash available, any payments of surrender values during such suspension will be made in accordance with the order in which surrender requests are received by IDS Life.

If a payment of a surrender or an annuity payment is deferred, the amount will be determined as of the end of the valuation period during which the surrender request was received or the annuity payment was due, and, with respect to such amount, participation in the investment experience of the Account will cease. If IDS Life defers a payment of a surrender or an annuity payment for 30 days or more, IDS Life will credit interest on the amount of the payment at a rate of 3 percent per year or such higher rate as IDS Life, in its discretion, establishes. If IDS Life defers payment on death for more than seven days, IDS Life will credit interest on the amount of payment at a rate of 3 percent per year or such higher rate as IDS Life, in its discretion, establishes or that which is required by law.

Owners who remain in the Account will bear the investment risk that real estate related investments of the Account will have to be sold under emergency circumstances that could result in the realization
by  the  Account  of  less  than  the  investment   value  of  such  investments
notwithstanding any suspension or delay in payments as permitted under the Contracts.

Transfer of Ownership

The owner may transfer ownership of the Contract, at any time while the annuitant is living, by filing a transfer of ownership with IDS Life at its home office. IDS Life will not be bound by any transfer of ownership until the written transfer in form and substance acceptable to IDS Life is received by it. IDS Life is not responsible for the validity of any transfer. A transfer will be effective as of the date of request for the transfer, subject to any action taken or payment made by IDS Life prior to receipt of the transfer. IDS Life is not liable as to any payment or other settlement made by it before receipt of the transfer.

INASMUCH AS A TRANSFER MAY BE A TAXABLE EVENT, OWNERS SHOULD
CONSULT THEIR OWN TAX ADVISERS SHOULD THEY WISH TO TRANSFER THEIR
CONTRACTS.

Beneficiary

The beneficiary is the party named by the owner, in a form satisfactory to IDS Life, to receive the benefits of the Contract if the owner or the annuitant dies while the Contract is in force. Only those beneficiaries who are living when death benefits become payable may share in the benefits, if any. If no beneficiary is then living, IDS Life will pay the benefits to the owner, if living, otherwise to the owner's estate. The owner may change the beneficiary anytime while the annuitant is living by satisfactory written request to IDS Life. Once the change is received by IDS Life, it will take effect as of the date of the owner's request, subject to any action taken or payment made by IDS Life before such receipt.

If the annuitant or owner dies before the retirement date while the Contract is in force, IDS Life will pay to the beneficiary:

1. the greater of the contract value or the purchase payments paid less any amounts surrendered (if death occurred prior to the annuitant's attaining age 75); otherwise

2. the contract value (if death occurred on or after the annuitant reached age 75).

3. if, under a Contract issued to a resident of Pennsylvania, an annuitant or owner dies before the retirement date while the Contract is in force, IDS Life will pay to the beneficiary the contract value only. This is true whether or not death occurs prior to the annuitant attaining age 75 or after the annuitant reaches age 75.

These amounts will be payable in a lump sum upon the receipt of IDS Life's death claim requirements after the death of the annuitant or owner, whichever occurs first.

In lieu of a lump sum payment, the beneficiary may elect to receive payment under any annuity option available under the Contract provided:

1. the beneficiary elects the plan within 60 days after IDS Life receives due proof of death; and

2. payments begin no later than one year after the date of death; and

3. the plan provides payments over a period which does not exceed the life of the beneficiary or the life expectancy of the beneficiary.

In this event, the reference to annuitant in the annuity provisions shall apply to the beneficiary. Any amounts payable or applied by IDS Life as described in this section will be based on the contract value as of the valuation period during which IDS Life's death claim requirements are fulfilled.

In order for the beneficiary to receive the death benefit, the beneficiary must send, or have sent, due proof of death of the annuitant or owner to IDS Life, IDS Tower 10, Minneapolis, MN 55440-0010. The beneficiary should clearly indicate whether a lump sum payment is desired or if the beneficiary is selecting one of the available annuity options under the Contract.

If the owner's death occurs prior to the retirement date, the owner's spouse, if designated as sole beneficiary, may elect in writing to forgo receipt of the death benefit and instead continue the Contract in force as its owner. The election by the spouse must be made within 60 days after IDS Life receives due proof of death.

If the annuitant dies after the retirement date, the amount payable, if any, will be as provided in the annuity option then in effect.

Annuity Period

Variable Annuity

A variable annuity is an annuity with payments that are not predetermined as to dollar amount. Payments will vary according to the investment results of the Account. Annuity payments will be made to the owner unless different instructions are specified in writing. The owner may or may not be the annuitant. The choice is made by the owner in the application for the Contract.

Retirement Date and Annuity Options

A retirement date is established at the time of application. An owner must give IDS Life written instructions for paying retirement benefits at least 30 days before the annuitant's retirement date. In the event no instructions are given, IDS Life will make payments under Plan B described below with 120 monthly payments guaranteed.

The retirement date may not be after the later of the annuitant's 85th birthday or the tenth Contract anniversary. The retirement date cannot be earlier than the fifth Contract anniversary.

Change of Retirement Date or Annuity Option

An owner may change the retirement date or the annuity option on written notice received at IDS Life's home office at least 30 days prior to the current retirement date.

Settlement Value of Annuity

Retirement payments generally are made to the owner, who may be the same as the annuitant. The amount available on the retirement date is called the settlement value. The settlement value equals the current value of your investment, called the contract value. Before annuity payments begin, IDS Life will require satisfactory proof that the annuitant is living. IDS Life also may require that an owner exchange his Contract for a supplemental contract that provides for annuity payments.

Because the investments of the Account fluctuate in value each day, IDS Life will not guarantee that the settlement value or the total of the retirement payments will exceed or even equal the amount of the purchase payments.

The owners will receive statements on the value of their investments and any other required information at least annually. An owner has the right to determine whether annuity payments are to be made on a fixed-dollar or variable basis, or a combination of fixed and variable. A fixed annuity is one with payments that are guaranteed by IDS Life as to dollar amount. Fixed annuity payments after the first payment will never be less than the amount of the first payment. At settlement, subject to the conditions then set by IDS Life as to minimum dollar amounts and settlement rates, part or all of the contract value may be used to provide a fixed-dollar annuity. Only variable payments are described in the remainder of this section.

Annuity Options

The owner of a Contract has the right to decide how retirement payments are to be made. The owner may select one of the retirement payment plans outlined below, or IDS Life and the owner may mutually agree on other payment arrangements. Amounts of variable payments depend on:

`     the annuity table in the Contract;
`     the annuitant's age;
`     the retirement payment plan selected; and
`     the investment performance of the Account.

Because the performance of the Account will fluctuate, payments will vary from month to month. The assumed investment rate referred to in the following annuity options is 5 percent per year.

`Plan A -- Life Annuity -- No Refund -- Monthly payments are made until the annuitant's death. Payments end with the last monthly payment before the annuitant's death. No further payments will be made. An owner should understand that if the annuitant dies after even the first monthly payment, no more payments would be made.


`Plan B -- Life Annuity with 5, ten or 15 Years Certain -- Monthly payments are made until the annuitant's death. However, payments are guaranteed for 5, ten or 15 years, depending upon the term selected by the owner. If the annuitant dies before those guaranteed payments have been made, then IDS Life will keep on making payments to a designated secondary payee. If a secondary payee is not named, or if the secondary payee dies before the annuitant, then the value of the remaining guaranteed payments, based on the assumed investment rate, will be paid to the annuitant's estate.


`Plan C -- Life Annuity -- Installment Refund -- Monthly payments are made until the annuitant's death, with IDS Life's guarantee that payments will continue for at least the number of months determined by dividing the amount of the contract value being applied under the plan by the amount of the first monthly payment. If the annuitant dies before those guaranteed payments have been made, IDS Life will continue to make payments to the designated secondary payee. If a secondary payee is not named, or if the secondary payee dies before the annuitant, then the value of the remaining guaranteed payments, based on the assumed investment rate, will be paid to the annuitant's estate.


`Plan D -- Joint and Last Survivor Life Annuity -- No Refund -- Monthly payments are made while both the annuitant and a joint annuitant are living. If either annuitant dies, monthly payments continue at the full amount until the death of the surviving annuitant. Payments end with the death of the second annuitant, and no further payments will be made.


Minimum Annuity Payments

Annuity payments will be made monthly. The annuity's contract value will be calculated at the retirement date. If the calculations show that monthly payments would be under $20, IDS Life reserves the right to pay the contract value in one lump sum. For tax consequences of a lump sum payment, see the Certain Federal Income Tax Considerations section.

First Variable Annuity Payment

When retirement payments are to begin, IDS Life will compute the number of annuity units to be credited to the owner. This is accomplished by determining the contract value of the annuity as of the valuation date on or next preceding the seventh calendar day before the retirement date and then deducting any applicable premium tax.

The result is applied to the annuity table contained in the Contract or another table at least as favorable. The lifetime variable annuity payments are then calculated according to the retirement payment plan chosen. The annuity table assumes an investment rate of 5 percent and shows the amount of the first monthly payment for each $1,000 of value according to the age and, when applicable, sex of the annuitant (unisex table of settlement rates will apply when required by law).

These calculations give the total of the first monthly payment. This amount is divided by the annuity unit value on the valuation date on or next preceding the seventh calendar day before the retirement date. The result is the number of annuity units to be credited to the owner.

Annuity Unit Value

The annuity unit value for the Account was originally set at $1. IDS Life determines current annuity unit values by multiplying the last annuity unit value by the product of:

`the net investment factor and
`the neutralizing factor.

The net investment factor measures the change in the Account's net asset value from one valuation period to the next and is equal to the quotient of the net asset value determined as of the current valuation date divided by the net asset value on the immediately preceding valuation date. See the Valuation of Assets section. The purpose of the neutralizing factor is to offset the effect of the assumed investment rate built into the annuity table. With an assumed investment rate of 5 percent, the neutralizing factor is 0.999866 for a one-day valuation period.

The value of an annuity unit reflects the investment performance of the Account and will vary.

Substitution of 3.5 Percent Annuity

If requested at least 30 days before the retirement date, IDS Life will substitute an annuity table based upon an assumed 3.5 percent investment rate for the 5 percent investment rate annuity table contained in the Contract.

The assumed investment rate affects both the amount of the first payment and the extent to which subsequent payments increase or decrease. Using the 5 percent table results in a higher initial payment, but later payments will increase more slowly when annuity unit values are rising and decrease more rapidly when they are declining.

Subsequent Variable Annuity Payments

The method of calculation of the first monthly payment is explained in the First Variable Annuity Payment section above. Subsequent variable payments will vary according to the investment performance of the Account. Amounts of later monthly payments are calculated by multiplying:

`the annuity unit value on the valuation date on or immediately preceding the seventh calendar day before the payment is due; by

`the fixed number of annuity units credited to the owner.

Certain Federal Income Tax Considerations

The following summary is a general discussion of certain Federal income tax consequences under present law that may involve owners. This summary does not discuss all aspects of Federal income taxation that may be relevant. Prospective investors should consult their own tax adviser as to the specific Federal income tax consequences of the ownership of the Contracts, as well as the application of other Federal, state, local and foreign income and other tax laws. IDS Life believes that the Contracts will be treated as annuities under the Code, and, therefore, an owner should not be subject to Federal income tax on any income or earnings of the Account until distributions are made to such owner or a change of ownership of the Contract occurs. IDS Life has not sought a ruling from the Internal Revenue Service (the Service) regarding the tax status of the Account. See the Risk Factors -- Federal Income Tax Matters section.

In addition, the qualification of the Contracts as annuities depends upon IDS Life and the Account meeting the detailed factual and legal requirements of the Code and regulations on a continuing basis, including the maintenance of certain diversification requirements as discussed below. No assurance can be given that the actual operations of IDS Life and the Account will satisfy such requirements or that the applicable law will not change and adversely affect IDS Life, the Account or the owners.

Taxation of the Account

The Account is not a separate taxpayer for purposes of Federal income taxation. Although investment income derived by the Account is technically includable in IDS Life's gross income for Federal income tax purposes, IDS Life is not expected to have any income tax payable as a result of such investment income provided it continues to comply with certain requirements. In the event IDS Life does incur Federal or state income taxes attributable to the Account, IDS Life will receive appropriate reimbursement from the Account for such taxes.

Diversification Requirements

In order for the Contracts to be treated as annuities for Federal income tax purposes, the Account must meet certain diversification requirements regarding variable annuities contained in Section 817(h) of the Code and regulations promulgated thereunder. If the Account does not satisfy these requirements, the owners would be subject to current Federal income taxation on any earnings or income derived by the Account.

IDS Life intends to maintain the Account's investments in such a manner as to satisfy the diversification requirements contained in Section 817(h) of the Code and regulations thereunder. In order to do so, the Account must meet the following requirements: (i) no more than 55 percent of its assets may be invested in any one investment; (ii) no more than 70 percent of its assets may be invested in any two investments; (iii) no more than 80 percent of its assets may be invested in any three investments; and (iv) no more than 90 percent of its assets may be invested in any four investments. All interests in the same real property project will be treated as a single investment for purposes of these requirements. In addition, in the case of government securities, each government agency or instrumentality shall be treated as a separate issuer for purposes of these requirements. After an initial start-up period, the Account must satisfy the above requirements within 30 days after the end of each calendar quarter.

Taxation of Distributions

Section 72 of the Code governing distributions from annuity contracts provides that the recipient of an annuity distribution does not include in gross income that part of any amount received as an annuity that bears the same ratio to such amount as the investment in the contract on the annuity starting date (as adjusted for any refund feature) bears to the expected return under the contract. In the event that the total amount of payments to be received under an annuity contract varies in accordance with the investment experience of the variable annuity account after the recipient's annuity starting date, the recipient will not include in gross income any amount received in a taxable year to the extent such amount does not exceed the recipient's investment in the contract (as adjusted for any refund feature) divided by the number of years over which the payments are anticipated to be received. Such exclusion from the recipient's gross income, however, cannot exceed the recipient's unrecovered investment in the contract immediately prior to the receipt of such amount. Any amount received upon the surrender of an annuity contract (that may include the proceeds of a loan when the annuity contract is used as collateral) generally is included in the gross income of the recipient to the extent that the cash value of the contract (determined without regard to any surrender charge) exceeds the investment in the contract.

In addition, the owner of an annuity contract may be subject to an IRS penalty equal to 10 percent of the amount of a distribution that is includable in gross income (in addition to income taxes), unless, among other things, the distribution (1) is made on or after the owner reaches the age 59-1/2; (2) is made on or after the death of the owner of the contract or the primary annuitant if the owner is not an individual; (3) is attributable to the owner becoming disabled; or (4) is part of a series of substantially equal periodic payments made at least annually for the life or life expectancy of the owner.

Valuation of Assets

Accumulation unit value is determined as of the close of the business day on each day that IDS Life is open for business.

The accumulation unit value for the Account was originally set at $1. The current accumulation unit value is determined by taking the last accumulation unit value for the Account and multiplying it by the current net investment factor. The net investment factor measures the Account's investment performance for the valuation period. The net investment factor is determined by first calculating the net investment income for the period (i.e., the Account's income, net realized and unrealized capital gains or losses on investments and expenses), items that may be estimated periodically and credited or deducted ratably on a daily basis with periodic adjustments to credit or charge the differences between actual and estimated items of income, gains or losses as described below. The Account's net investment income then is divided by the Account's net asset value at the beginning of the valuation period to determine the net investment rate. The Account's net asset value is determined by calculating the total gross value of the Account's assets and reducing that amount by any expenses or liabilities, including tax liabilities, mortgage indebtedness, administrative expenses, that portion of organizational and offering expenses being amortized and the accrued but unpaid daily charges for mortality and expense risk and asset management fees. Finally, the net investment factor is calculated. The net investment factor for any valuation period is the sum of one plus the net investment rate. If the Account has a negative net investment rate for the period, the net investment factor will be less than one. Because the net investment factor may be greater or less than one, the accumulation unit value may increase or decrease.

Accumulation unit value will vary with the value of the underlying assets in the Account and in accordance with the charges and deductions assessed. These charges and deductions will be assessed directly against the assets of the Account itself rather than by liquidating accumulation units. Assessments of premium taxes and the surrender charges are made separately for each Contract and do not affect the accumulation unit value.

The amount of the Account's net income from its real estate and other investments will be based upon estimates of the Account's revenues and expenses for its real estate and other investments and the Account's operations on a monthly basis. The value of the Account's assets will be increased on a daily basis by a proportionate amount of the estimated net income for the month. The Account will receive on a periodic basis reports of the actual operating results for its real estate and other investments, and appropriate adjustments to credit or charge the differences between actual and estimated operating results will be made to the Account's assets. Because the daily accrual of estimated net income is based on estimates that may not reflect the actual revenues and expenses of the Account, owners will bear the risk that this procedure will result in an overvaluing or undervaluing of the Account's assets.

Real Property Investments, Mortgage Loans and Land Sale-Leasebacks

The asset values of the Account's real property investments and mortgage loans and land sale-leaseback investments initially will be their cost (including the acquisition and mortgage placement fees, legal fees and expenses, closing costs and other acquisition or placement expenses), unless circumstances otherwise indicate that a different asset value should be used. Thereafter, periodically or upon the occurrence of events that indicate a change in the asset value of a real property investment, mortgage loan or land sale-leaseback investment held by the Account, the Investment Adviser will determine the asset value of such investments in accordance with the procedures described below. The Account's asset value will take into account the current values of any notes receivable held by the Account in connection with the previous sale of any real estate related investments. Such values will be estimated by the application of discount rate or rates deemed appropriate by the Investment Adviser in light of the then current market conditions. The Account's asset value also will include the income and expenses attributable to the real estate related assets which will be determined or estimated periodically and credited or deducted ratably on a daily basis with periodic adjustments to credit or charge the differences between actual and estimated income or expenses as described above. At the time of purchase, and at least once every two years thereafter, the Investment Adviser shall cause each real estate related investment (other than fixed interest rate mortgage loans) owned by the Account or the real property underlying such investment to be appraised by an independent appraiser or appraisers or an existing appraisal to be updated. The cost of such appraisals will be charged to the Account.

The Investment Adviser will determine the asset values of the Account's real property investments and its mortgage loans and land sale-leaseback investments with participation features based upon certain methodologies and various other factors. A discounted cash flow methodology used by the Investment Adviser is based upon various assumptions, including, but not limited to, occupancy rates, rental rates, expense levels and capitalization rates upon sale, which are used to make projections of each such investment's estimated cash flow (including the fixed interest or fixed rental income from a mortgage loan or land sale-leaseback with a participation feature) over an 11-year period. For this purpose, it also is assumed that the real property comprising or underlying each such investment is sold at the end of the tenth year based on the anticipated cash flow of the real property for the eleventh year. (The use of this time period does not mean that such investments will be held for any specific period but was chosen as an acceptable frame of reference for estimating asset values.) After these estimated cash flow and sale proceeds amounts are calculated, they are discounted to their present value (using a rate or rates then deemed appropriate by the Investment Adviser based upon the current market conditions) in order to estimate what a buyer would be willing to pay for each such real property on a current basis.

Given the decline in the real estate markets generally over the past few years and the consequent difficulty in estimating, among other things, occupancy rates and rental rates over extended periods of time, the Investment Adviser also employs a "direct capitalization" methodology. Under this methodology, the Investment Adviser generally determines the preliminary asset values of the
Account's real property investments and its mortgage loans and land sale-leaseback investments with participation features by estimating the stabilized annual Net Operating Income After Average Capital Costs for the real property comprising or underlying each such investment and applying a current capitalization rate (as deemed appropriate by the Investment Adviser for the particular real property and the relevant market conditions) to such Net
Operating Income After Average Capital Costs. A preliminary asset value determined for a particular real property as described above is reduced by the aggregate deficiency (if any) in the estimated net operating income after capital costs relative to the stabilized annual Net Operating Income After Average Capital Costs of such real property for any year(s) preceding the year in which the stabilized annual Net Operating Income After Average Capital Costs is expected to be achieved in order to estimate what a buyer would pay for such real property on a current basis.

In addition to using the foregoing methodologies, the Investment Adviser also considers a number of other factors, including, among others, periodic independent appraisals of the real properties and comparisons of existing rental rates relative to estimated market rental rates. The relative weight to be given a particular methodology or any other relevant factors in determining the estimated asset value of a particular real property will depend upon the Investment Adviser's assessment of the existing and anticipated market conditions and property specific factors relevant to such real property. In the case of real property investments jointly owned with other entities and mortgage loans and land sale-leaseback investments with participation features, the asset value of any such investment will be based on the

Account's share of the current asset value of each such real property determined by its joint ownership or equity participation arrangement.

The Account's fixed interest mortgage loans and fixed rental rate land sale-leaseback investments without participation features are valued by the Investment Adviser. The Investment Adviser determines the value by comparing the interest rates on the Account's mortgage loans or the rentals under the Account's ground leases with interest rates on U.S. Treasury debt instruments, plus an additional amount determined by the Investment Adviser representing its judgment as to the differential between the amount at which commercial lenders would make similar mortgage loans or land sale-leaseback investments of such duration and the rate on U.S. Treasury debt instruments. The differential is selected by the Investment Adviser based upon the Investment Adviser's evaluation of both the activities of commercial mortgage lenders at such time and the features of the particular investment, including the underlying property, its rent structure and the nature of its tenants.

A formula is applied periodically to adjust the value based upon changes in the U.S. Treasury debt instrument rates originally used to value the investments. The valuation resulting from the formula generally will continue in effect until the next periodic application of the formula. The Investment Adviser will evaluate quarterly (unless the Investment Adviser becomes aware of circumstances that would warrant a more frequent evaluation) the interest differential at which commercial lenders are making fixed interest rate mortgage loans or fixed rental rate land sale-leaseback investments to determine whether an adjustment needs to be made in the formula. The Investment Adviser will obtain information relative to commercial lenders by surveys of lending institutions considered to be representative, as well as from other sources.

It should be noted that the determination of the Account's asset value will not necessarily reflect the true or realizable value of the Account's assets. Although IDS Life and the Investment Adviser believe that the assumptions, estimates and methodologies used in determining the asset values of the Account's investments are reasonable, there can be no assurance that such assumptions, estimates and methodologies will in fact prove correct or that such values would in fact be realized. In addition, it is unlikely that all real properties in which the Account has an interest would be sold for cash, but rather certain properties may in fact be sold for cash and notes. Furthermore, although at least once every two years the Investment Adviser will use independent appraisals of the real properties in determining asset values, appraisals are only estimates and do not necessarily reflect the true or realizable value of an investment. Moreover, such appraisals are only one factor that is considered by the Investment Adviser to determine the value of the real estate related investments of the Account. In addition, the expenses that may be borne by the Account in connection with the acquisition, placement or disposition of a real estate related investment will not be deducted in determining asset value by the Investment Adviser. The valuation of investments made by the Account also may be adjusted by the Investment Adviser based upon events that come to its attention affecting the real property investments or the properties subject to mortgage loans or land sale-leaseback investments, which it believes will increase or decrease realizable value, or events or market conditions generally affecting the values of the real property investments, mortgage loans or land sale-leaseback investments. For example, adjustments may be made for the events that affect the property comprising a real property investment or the surrounding area or events indicating an impairment of the borrower's or lessee's ability to make payments with respect to a mortgage loan or land sale-leaseback investment.

There can be no assurance that the factors for which an adjustment should be made will come to the attention of the Investment Adviser. Additionally, because the evaluation of such factors may be subjective, there can be no assurance that adjustments will be made in all cases in which the value of the real property investments, mortgage loans or land sale-leaseback investments may be affected. If the Investment Adviser believes it to be necessary, more frequent appraisals will be conducted.

The above method of valuation may be changed by IDS Life (after consultation with the Investment Adviser) should it determine that another method would more accurately reflect the value of the Account's investments. Changes in the method of valuation could result in a change in the contract value that may have an adverse effect on either or both existing owners and new purchasers of Contracts. As a result of a change in the valuation method, there may be variations between the values at which owners purchase Contracts based upon a different valuation method adopted by IDS Life. Written notice (included in this section of the prospectus or otherwise) of any material change in the valuation method will be mailed to all owners. Although the valuation method has been selected because IDS Life and the Investment Adviser believe it will provide a reasonable approximation of the value of the Account's investments, there may be variations between the amount realizable upon disposition and the stated value of such assets. Owners may be adversely affected if the valuation method results in either overvaluing or undervaluing the Account's investments. Both the number of accumulation units credited to an owner at the time a Contract is purchased and the amount payable under the Contract are based on the value of the assets of the Account. Should the valuation method overstate the value of the investments, a new owner at the time of purchase will be credited with fewer accumulation units than if the value were correctly stated and a person receiving payments under the Contract during the time such valuation is in effect will receive payments in excess of those to which the person was entitled, to the detriment of other owners.

Alternatively, if the valuation method understates the value of the assets, a new owner will be credited with more accumulation units at the time of purchase, to the detriment of other owners, and a person receiving payments under a Contract will receive less than the person otherwise would receive had the assets been correctly valued. See also the Risk Factors -- Evaluation and Appraisal Risk and the Conflicts of Interest -- Receipt of Commissions, Fees and Other Compensation by IDS Life, the Investment Adviser and Affiliates sections.

Liquid Assets

The liquid assets of the Account, including accrued income, gains or losses on such investments, also will be taken into account in determining the Account's asset value. Short-term investments of the Account will be held to maturity unless the circumstances warrant otherwise. Instruments for which market quotations are readily available are valued at the last reported sales price on the principal market for the instrument. Other instruments are valued at fair market value as determined in good faith by IDS Life.

IDS Life has concluded that for short-term instruments with remaining maturities of 60 days or less, including instruments with penalties for early withdrawal, the fair market value shall be their amortized cost value unless the particular circumstances of an instrument indicate otherwise. If any short-term instrument containing early withdrawal penalties is redeemed prior to maturity, the related expense will be recorded as incurred.

Distribution of Contracts

The Contracts are offered by IDS Life. IDS Life is a broker-dealer registered under the Securities Exchange Act of 1934 and a member of the National Association of Securities Dealers, Inc. Sales of the Contracts will be made by registered representatives of IDS Life who are also licensed insurance agents. IDS Life will pay from its general account commissions which may vary, but in the aggregate are not anticipated to exceed an amount equal to 6 percent of the purchase payments. Registered representatives of IDS Life may receive direct sales incentive items and may participate in marketing incentive programs in connection with the sale of the Contracts. It is possible that certain marketing incentive programs may be based in part on the sale of Contracts and in part on the sale of other securities. IDS Life will pay the costs (or an allocable share of such costs) incurred for such sales incentive items and marketing incentive programs.

State Regulation

IDS Life is subject to the laws of the State of Minnesota governing insurance companies and to the regulations of the Department of Commerce of the State of Minnesota. An annual statement in the prescribed form is filed with the Department of Commerce of the State of Minnesota each year covering IDS Life's operation for the preceding year and its financial condition at the end of such year. Regulation by the Department of Commerce of the State of Minnesota includes periodic examination to determine IDS Life's contract liabilities and reserves so that the Department of Commerce of the State of Minnesota may certify that these items are correct. IDS Life's books and accounts are subject to review by the Department of Commerce of the State of Minnesota at all times. A full examination of IDS Life's operations is conducted periodically by the National Association of Insurance Commissioners. Such regulation does not, however, involve any supervision of the Account's management or IDS Life's investment practices or policies. In addition, IDS Life is subject to regulation under the insurance laws of other jurisdictions in which it operates.

Experts


The financial statements of the Account as of Dec. 31, 1996 and 1995 and for each of the years in the three-year period ended Dec. 31, 1996, were audited by KPMG Peat Marwick LLP.

The combined financial statements of N/S Associates, Monmouth Associates and 1225 Investment Corporation (unconsolidated joint ventures of the Account) as of Dec. 31, 1996 and 1995 and for each of the years in the three-year period ended Dec. 31, 1996, were audited by KPMG Peat Marwick LLP.

The consolidated financial statements of IDS Life Insurance Company as of December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP.

The financial statements referred to above are included in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.


Registration Statement

A registration statement has been filed with the Securities and Exchange Commission under the 1933 Act with respect to the Contracts. This prospectus does not contain all information set forth in the registration statement, its amendments and exhibits, to all of which reference is made for further information concerning the Account, IDS Life and the Contract. Statements contained in this prospectus as to the content of the Contract and other legal instruments are summaries. For a complete statement of the terms thereof, reference is made to such instruments as filed.

Reports

Owners will receive a confirmation of each purchase payment made with respect to the Contracts. Additionally, IDS Life will, at least annually, mail a report containing such information as may be required by any applicable law or regulation and a statement showing the owner's current number of accumulation units or annuity units, the accumulation unit value or annuity unit value and the total contract value.

Financial Statements

The contract values under a Contract will be affected solely by the investment results of the Account. Financial statements of IDS Life included herein should be considered only as bearing on the ability of IDS Life to meet its obligations under the Contract.


Legal Proceedings

A number of lawsuits have been filed against life and health insurers in jurisdictions in which IDS Life does business involving insurers' sales practices, alleged agent misconduct, failure to properly supervise agents, and other matters. IDS Life, like other life and health insurers, from time to time is involved in such litigation. On December 13, 1996, an action of this nature was commenced in Minnesota state court. The plaintiffs purport to represent a class consisting of all persons who replaced existing IDS Life policies with new IDS Life policies from and after January 1, 1985. Plaintiffs seek damages in an unspecified amount and also seek to establish a claims resolution facility for the determination of individual issues. IDS Life filed an answer to the Complaint on February 18, 1997. A similar action involving the replacement of existing IDS Life insurance policies and annuity contracts was filed in the same court on March 21, 1997.


IDS Life believes it has meritorious defenses to these and other actions arising in connection with the conduct of its business activities and intends to defend them vigorously. IDS Life believes that it is not a party to, nor are any of its properties the subject of, any pending legal proceedings which would have a material adverse effect on its consolidated financial condition.

Appendix A

The members of the Board of Directors and the principal executive officers of IDS Life,* together with the principal occupation of each during the last five years, are as follows:

Directors

David R. Hubers
Born in 1943

Director since September 1989; president and chief executive officer, AEFC, since August 1993, and director since January 1984. Senior vice president, Finance and chief financial officer, AEFC, from January 1984 to August 1993.

Richard W. Kling
Born in 1940


Director since February 1984; president since March 1994. Executive vice president, Marketing and Products, from January 1988 to March 1994. Senior vice president, AEFC, since May 1994. Director of IDS Life Series Fund, Inc. and chairman of the board of managers and president of IDS Life Variable Annuity Funds A and B.


Paul F. Kolkman
Born in 1946


Director since May 1984; executive vice president since March 1994; vice president, Finance, from May 1984 to March 1994; vice president, AEFC, since January 1987.


James A. Mitchell
Born in 1941

Chairman of the board since March 1994; director since July 1984; chief executive officer since November 1986; president from July 1984 to March 1994; executive vice president, AEFC, since March 1994; director, AEFC, since July 1984; senior vice president, AEFC, from July 1984 to March 1994.

Barry J. Murphy
Born in 1951

Director and executive vice president, Client Service, since March 1994; senior vice president, AEFC, since May 1994; senior vice president, Travel Related Services (TRS), a subsidiary of American Express Company, from July 1992 to April 1994; vice president, TRS, from November 1989 to July 1992.

Stuart A. Sedlacek
Born in 1957

Director and executive vice president, Assured Assets, since March 1994; vice president, AEFC, since September 1988.

Melinda S. Urion
Born in 1953


Director and controller since September 1991; executive vice president since March 1994; vice president and treasurer from September 1991 to March 1994; director, senior vice president and chief financial officer, AEFC, since November 1995; corporate controller, AEFC, from April 1994 to November 1995; vice president, AEFC, from September 1991 to November 1995; chief accounting officer, AEFC, from July 1988 to September 1991.

Officers other than directors

Morris Goodwin Jr.
Born in 1951

Vice president and treasurer since March 1994; vice president and corporate treasurer, AEFC, since July 1989. Vice president and treasurer of IDS Life Series Fund, Inc. and IDS Life Variable Annuity Funds A and B.


William A. Stoltzmann
Born in 1948


Vice president, general counsel and secretary since 1989; vice president and assistant general counsel, AEFC, since November 1985. Vice president, general counsel and secretary, American Enterprise Life Insurance Company, American Partners Life Insurance Company.


* The address for all of the directors and principal officers is:
  IDS Tower 10, Minneapolis, MN  55440-0010.

Appendix B

The directors, executive officers and certain other officers of JMB Realty Corporation (JMB), the managing partner of the Investment Adviser, are set forth below. Many of such persons are also officers and/or directors of numerous affiliated companies of JMB and/or partners of certain partnerships (herein collectively referred to as the Associate Partnerships) which are partners, directly or indirectly, in publicly offered real estate limited partnerships sponsored by JMB.


Judd D. Malkin, 59, is Chairman and Director of JMB, a Director of Urban Shopping Centers, Inc., an affiliate of JMB engaged in the business of owning, managing and developing shopping centers, an officer and/or director of various other JMB affiliates and a partner of the Associate Partnerships. Until December 1994 he was also a trustee of JMB Group Trust I, JMB Group Trust II, JMB Group Trust III, JMB Group Trust IV and JMB Group Trust V, which until that time had been advised by an affiliate of the Investment Adviser. Mr. Malkin has been associated with JMB since October 1969. He is a Certified Public Accountant.

Neil G. Bluhm, 59, is President and Director of JMB, a Director of Urban Shopping Centers, Inc., an affiliate of JMB engaged in the business of owning, managing and developing shopping centers, an officer and/or director of various other JMB affiliates and a partner of the Associate Partnerships. Until December 1994 he was also a trustee of JMB Group Trust I, JMB Group Trust II, JMB Group Trust III, JMB Group Trust IV and JMB Group Trust V, which until that time had been advised by an affiliate of the Investment Adviser. Mr. Bluhm has been associated with JMB since August 1970. He is a member of the Bar of the State of Illinois and a Certified Public Accountant.

Burton E. Glazov, 58, is Director of JMB and until December 1990 served as an Executive Vice President of JMB. Mr. Glazov has been associated with JMB since June 1971. He is a member of the Bar of the State of Illinois and a Certified Public Accountant.

Stuart C. Nathan, 55, is Executive Vice President and Director of JMB, an officer and/or director of various JMB affiliates and a partner of the Associate Partnerships. Mr. Nathan has been associated with JMB since July 1972. He is also a director of Sportmart Inc., a retailer of sporting goods. He is a member of the Bar of the State of Illinois.

John G. Schreiber, 50, is Director of JMB, a Director of Urban Shopping Centers, Inc., an affiliate of JMB engaged in the business of owning, managing and developing shopping centers, and until December 1990 served as an Executive Vice President of JMB. Mr. Schreiber has been associated with JMB since December 1970. Mr. Schreiber is President of Schreiber Investments, Inc., a company which is engaged in the real estate investing business. He is also a senior advisor and partner of Blackstone Real Estate Partners, an affiliate of the Blackstone Group, L.P. Mr. Schreiber also serves as a Trustee of Amli Residential Property Trust, a publicly-traded real estate investment trust that invests in multi-family properties. He is also a Director of a number of investment companies advised or managed by T. Rowe Price Associates and its affiliates. He holds a master's degree in business administration from the Harvard University Graduate School of Business.

A. Lee Sacks, 63, is Director of JMB, President and Director of JMB Insurance Agency, Inc. and a partner of various Associate Partnerships. Mr. Sacks has been associated with JMB since December 1972.

H. Rigel Barber, 48, is Chief Executive Officer and Executive Vice President of JMB, an officer of various JMB affiliates and a partner of various Associate Partnerships. Mr. Barber has been associated with JMB since March 1982. He holds a law degree from the Northwestern University Law School and is a member of the Bar of the State of Illinois.

Ira J. Schulman, 45, is Executive Vice President of JMB, an officer of various JMB affiliates and a partner of various Associate Partnerships. Mr. Schulman has been associated with JMB since February 1983. He holds a master's degree in business administration from the University of Pittsburgh.

Gary Nickele, 44, is Executive Vice President and General Counsel of JMB, an officer and/or director of various JMB affiliates and a partner of various Associate Partnerships. Mr. Nickele has been associated with JMB since February 1984. He holds a law degree from the University of Michigan Law School and is a member of the Bar of the State of Illinois.

Glenn E. Emig, 49, is Executive Vice President and Chief Operating Officer of JMB, an officer of various JMB affiliates and a partner of various Associate Partnerships. Mr. Emig has been associated with JMB since December 1979. He holds a master's degree in business administration from the Harvard University Graduate School of Business.

Summary of Selected Financial Information

The following selected financial information of the Account has been derived from the audited financial statements and should be read in conjunction with those statements and the related notes to financial statements.


                                                                          Years ended Dec. 31,
                                                1996            1995            1994            1993            1992
--------------------------------------------------------------------------------------------------------------------
Contract Purchase Payments
(Terminations) net......................    $(2,207,498)    $ 2,291,255     $(5,184,527)    $(6,873,380)    $(6,257,432)
Net Income (loss).......................    $  (153,491)    $(2,378,521)    $  (946,390)    $ 1,816,417     $(5,761,830)
Total Contract Owners' Equity*..........    $33,545,476     $35,906,465     $35,993,731     $42,124,648     $47,181,611
Accumulation Units Outstanding*.........     34,144,955      36,353,929      34,238,180      39,000,431      45,475,432
Accumulation Unit Value.................    $       .98     $       .99     $      1.05     $      1.08     $      1.04
-----------------------------------------------------------------------------------------------------------------------



* As of Dec. 31, 1996, IDS Life's portion of the Total Contract Owners' Equity was $24,492,773 (73%) and IDS Life owned $24,969,872 (73%) of the Accumulation Units Outstanding.

Item 7.  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
         CONDITION AND RESULTS OF OPERATIONS

Financial Condition and Results of Operations
For the Year Ended December 31, 1996 Compared to the Year Ended
December 31, 1995 -
Net assets decreased from $35,906,465 at December 31, 1995 to $33,545,476 at December 31, 1996. During this same time period, the accumulation unit value decreased from $.99 to $.98. The Account experienced net terminations amounting to $2,207,498 for the year ended December 31, 1996 compared to net sales of $2,291,255 for the year ended December 31, 1995. The net terminations for the year ended December 31, 1996 and the net sales for the year ended December 31, 1995, included approximately $2,000,000 and $24,700,000, respectively, for accumulation units purchased by IDS Life, which have been used to repay principal and accrued interest on the Account's revolving loan payable to IDS Life and to pay for contract surrenders, as discussed more fully below.

Recorded net loss for the year ended December 31, 1996 was $153,491 compared to $2,378,521 for the year ended December 31, 1995.

Interest income for the year ended December 31, 1996 primarily represents interest income earned on the Account's investment in the participation in a mortgage loan (Riverpoint Shopping Center). Interest income also includes interest earned on short term investments. The borrower had notified the Lenders that it was experiencing financial difficulties and approached the Lenders regarding a loan modification. During the third quarter of 1996, the Lenders and Borrowers finalized a loan modification whereby they reached an agreement to defer payment of a portion of the scheduled debt service from September 15, 1995 to July 15, 1996. In conjunction with the loan modification agreement, the scheduled maturity date of the loan was accelerated to December 31, 1997. Finally, the Lenders agreed to accept at certain dates through June 30, 1997 repayment of the loan at specified amounts. On December 24, 1996, the borrower repaid the lenders $27,400,000 (of which the Account's share was approximately $2,800,000) in full satisfaction of the loan as agreed upon.

For the year ended December 31, 1996, the Account's recorded equity in earnings of its unconsolidated joint ventures (N/S Associates, Monmouth Associates and 1225 Connecticut) was $2,167,460, compared to $1,924,741 for the year ended December 31, 1995. However, after eliminating the effect of the recognition in the first quarter of 1995 of income attributable to certain lease termination fees received by N/S Associates, the equity in earnings of unconsolidated joint ventures showed an increase for 1996 of approximately 12.9 percent compared to the recorded equity in earnings for 1995. The increase is due primarily to (i) an increase in interest earned which is now currently being paid from Monmouth Associates, (ii) an increase in rental income at 1225 Connecticut due to the property being 100 percent leased, and (iii) lower interest expense from N/S Associates in 1996 as a result of prepayment charges incurred in the first quarter of 1995 in connection with the repayment and refinancing of the mortgage loans on Northridge and Southridge Malls. The increase in earnings was partially offset by lower rental income achieved at Southridge and

Northridge Malls due to lower occupancy.

Northridge Mall continues to be adversely affected by the perception that it is an unsafe place to shop. This perception has resulted in declining sales and occupancy over a three-year period. Compounding the problem of declining sales are the high operating costs for tenants at the mall due to high real estate taxes. Occupancy has also been affected by tenant bankruptcies during 1993, 1994 and 1995. As of December 31, 1996, occupancy of the mall shops was approximately 77%, including temporary tenants under short term leases.

To counter the negative perception of Northridge Mall, N/S Associates has implemented certain capital improvements and operational programs to improve the shopping center's safety and appearance, as well as instituted certain marketing efforts to enhance its image. Certain recent positive sales trends appear to indicate a modest improvement; however, elimination of the negative perception is expected to take some time. In addition N/S Associates is seeking to increase occupancy at the shopping center by aggressively marketing space for new and renewal tenants through leasing incentives, as well as continuing to cooperate with existing tenants who need short-term rent reductions in order to retain occupancy of their space. Part of the leasing strategy includes targeting certain well-recognized retailers as a group that would become tenants at the shopping center. It is expected that the draw of this group of tenants would help the shopping center gain leasing momentum and aid in future leasing efforts.

Kohl's Department Store, a successful tenant occupying approximately 66,000 square feet of space at Southridge Mall, approached N/S Associates regarding an expansion of its tenant space and a reduction in its overall leasing costs. During the third quarter of 1995, N/S Associates and Kohl's entered into an amendment of its lease. Pursuant to the lease amendment, the term of Kohl's lease has been extended from 2001 until 2015 and the tenant space has been increased by approximately 19,000 square feet to approximately 85,000 square feet, exclusive of storage space. Kohl's is required to pay annual base rent of $9.25 per square foot, as well as one-half of its pro rata share for real estate taxes and a fixed amount for common area maintenance expense. Kohl's is also obligated to pay as additional rent a percentage of its gross receipts in excess of a minimum amount of annual sales determined after the tenant has occupied the entire leased space. N/S Associates was responsible for paying the costs of asbestos removal for the tenant space. Kohl's was obligated to pay other costs associated with the leased space, including tenant improvements and lease buy-out and relocation costs. The lease amendment also contains an operating covenant pursuant to which Kohl's is obligated to operate its retail store at Southridge Mall until 2005, subject to earlier termination under certain circumstances. Although the lease amendment reduces Kohl's overall rent, the expansion of its space and the extension of its lease term is expected to help stabilize the shopping center on a long-term basis by ensuring Kohl's continued occupancy and contribution to customer. As of December 31, 1996, occupancy of the portion of Southridge Mall owned by N/S Associates was approximately 94%, including temporary tenants under short-term leases.

For the year ended December 31, 1996, the Account recognized net unrealized depreciation of participation in mortgage loan of $147,608 as a result of lower effective rents achieved from the mortgage property upon releasing. The Account recognized net realized depreciation on its investment in wholly-owned real estate property of $2,146,691 primarily as a result of the sale of the West Springfield Terrace apartments, as discussed below. In addition, the Account recognized net unrealized depreciation on its investment in unconsolidated joint ventures of $1,206,750 primarily a result of (i) a decrease in the current assets of Monmouth Associates, which partially resulted from a $4,000,000 cash distribution paid in 1996 in which the Account's share was $278,800; (ii) a decrease in the estimated value of N/S Associates (Northridge Mall and Southridge Mall); and (iii) a decrease in the value of 1225 Connecticut. These decreases were a result of valuations of the properties which indicated the properties fair market values. In addition, the lower values at Northridge and Southridge can be attributable to the factors discussed above. Also, the decrease in value at 1225 Connecticut is partially due to 80% of the building being leased to one tenant. This increased the property's risk factor.

The Account paid asset management and mortality expense risk fees of $1,011,135 and $1,086,516 for the years ended December 31, 1996 and 1995, respectively.

Distributions from unconsolidated joint ventures increased for 1996 compared to 1995 primarily due to the Account's share of Monmouth Associates' distributions of $278,800. The increase was partially offset by decreased distributions from N/S Associates.

On September 30, 1996 the Account sold land and related improvements known as the West Springfield Terrace Apartments. The purchaser was not affiliated with the Account and the sale price was determined by arm's-length negotiations. The sale price for the land and improvements was $16,100,000 (before deducting selling costs) and was paid in cash at closing. A portion of the net sale proceeds was utilized to retire the first mortgage debt with an outstanding balance of $7,704,000.

For the Year Ended December 31, 1995 Compared to the Year Ended December 31, 1994 -

Net assets decreased from $35,993,731 at December 31, 1994 to $35,906,465 at December 31, 1995. During this same time period, the accumulation unit value decreased from $1.05 to $.99. The Account experienced net sales amounting to $2,291,255 for the year ended December 31, 1995 compared to net terminations of $5,184,527 for the year ended December 31, 1994. The net sales for the year ended December 31, 1995 include approximately $24,700,000 for accumulation units purchased by IDS Life, which has been used to repay principal and accrued interest on the Account's revolving loan payable to IDS Life and to pay for contract surrenders, as discussed more fully below.

Recorded net loss for the year ended December 31, 1995 was $2,378,521 compared to $946,390 for the year ended December 31, 1994.

Interest income for the year ended December 31, 1995 primarily represents income earned on the Account's investment in the participation in a mortgage loan (Riverpoint Shopping Center). Income generated from participation in the mortgage loan remained relatively unchanged compared to the corresponding period in 1994. Interest income for the year ended December 31, 1994 also included interest earned on short-term investments of approximately $21,000.

For the year ended December 31, 1995, the Account's recorded equity in earnings of its unconsolidated joint ventures (N/S Associates, Monmouth Associates and 1225 Connecticut) was $1,924,741, compared to $2,094,682 for the year ended
December 31, 1994. The decrease in earnings was primarily the result of N/S Associates' reduced earnings as a result of lower rental income achieved at Northridge Mall due to lower occupancy and higher interest expense attributable to prepayment charges incurred in the first quarter of 1995 in connection with the repayment and refinancing of the mortgage loans on Northridge and Southridge Malls. The decrease was partially offset by the recognition in the first quarter of 1995 of income attributable to certain lease termination fees received by N/S Associates in the prior quarter. In addition, during 1995 Monmouth Associates wrote off the receivable balance of $3,576,000 primarily related to the accrued interest resulting from the difference between the accrual and pay rates recorded prior to April 1992, due to the uncertainty as to the collectibility of these amounts.

In addition, the Account recorded rental income of $2,379,439 for the year ended December 31, 1995 from its wholly-owned real estate investment, West Springfield Terrace Apartments, compared to $2,235,867 for the year ended December 31, 1994, was primarily due to a modest increase in effective rental rates. Expenses related to the wholly-owned real estate investment totaled $1,756,139 for the year ended December 31, 1995 compared to $1,792,255 for the corresponding period in 1994.

For the year ended December 31, 1995, the Account recognized net unrealized depreciation of participation in mortgage loan of $27,817, and net unrealized appreciation on its investment in wholly-owned real estate property of $138,764 due to a reduction in estimated capital expenditures to be required in future years at the property, and net unrealized depreciation on its investment in unconsolidated joint ventures of approximately $4,000,000. Approximately $2,199,000, $1,748,000 and $53,000 of unrealized depreciation recognized by the Account was attributable to the Account's investments in N/S Associates (Northridge Mall and Southridge Mall), Monmouth Mall and 1225 Connecticut, respectively. The unrealized depreciation recognized was the result of reductions in the estimated value of each of the investments. The decrease in estimated value for the investment in Northridge Mall was attributed to poor sales, a number of tenant bankruptcies, lower occupancy and the leasing challenges it faces as discussed below. In addition, the decrease in estimated value for the investment in Southridge Mall was attributed to recent tenant bankruptcies and the amendment of Kohl's lease as discussed above. In addition, the trend of recent bankruptcies and general market conditions for retailers could have an adverse effect on both revenues and occupancy at both Northridge and Southridge Malls in the future. The decrease in estimated value for the investment in Monmouth Mall was attributable to lower sales, the slow lease up of renovated mall space, and the uncertainty of Macy's renewing their operating covenant. While Macy's has an obligation to operate a retail store at this location through the year 2005, their obligation to operate the store as a Macy's Department Store expired in 1995. The Macy's store continues to operate at the Monmouth Mall.

For the year ended December 31, 1994, the Account recognized net unrealized depreciation of investments in unconsolidated joint ventures of approximately $2,362,000. Approximately $217,000, $751,000 and $1,428,000 of unrealized depreciation recognized by the Account was attributable to the Account's investments in the 1225 Connecticut office building, Monmouth Mall and Northridge Mall, respectively, partially offset by a slight amount of unrealized appreciation of approximately $34,000 in the Account's investment in Southridge Mall for the year.

Federated Department Stores converted the Abraham & Straus store at Monmouth Mall to a Stern's store in early 1995. Monmouth Associates may provide additional financing to the borrower/lessee to pay future costs necessary for a long-term solution to replace Abraham & Straus as a department store tenant at Monmouth Mall. The recognition of unrealized depreciation in 1994 for the Account's investment in Monmouth Mall primarily reflected the Account's estimated share of the financing expected to be needed in the future to pay these costs.

The decrease in the estimated value of the investment in the 1225 Connecticut office building in 1994 was primarily attributable to a reduction in the assumed long-term rental rate growth that could be achieved for the property in future years. The decrease in the estimated value for the investment in the Northridge Mall in 1994 was primarily attributable to a reduction in anticipated leasing activity and the expected rents to be achieved for the property. In general, in 1994, it was expected that the vacancy at Northridge Mall would lease up more slowly and the rents obtained would be lower than previously anticipated.

The Account paid asset management and mortality expense risk fees of $1,086,516 and $1,268,164 for the years ended December 31, 1995 and 1994, respectively. The decrease in fees is primarily due to the payment of the incentive asset management fees of $137,299 paid in 1994 to the Investment Adviser based upon the performance of the Account's real property investments relative to the FRC Property Index. No incentive asset management fee was payable in 1995.

Liquidity and Capital Resources

For the Year Ended December 31, 1996 Compared to the Year Ended December 31, 1995 -

At December 31, 1996, the Account had cash of approximately $103,000 as compared to approximately $587,000 at December 31, 1995. The Account financed a portion of the contract terminations during 1996 and 1995 through additional investments made by IDS Life Insurance Company (IDS Life). The Account had experienced net contract terminations in 14 consecutive quarters with net sales (including accumulation units purchased by IDS Life) in six of the last seven quarters.

The liquidity requirements of the Account have generally been met by funds provided from the Account's short-term investments, cash distributions from unconsolidated joint ventures, operating cash flow, interest income, proceeds from the sale of West Springfield Terrace apartments, the Loan repayment from Riverpoint Shopping Center, proceeds from sales of contracts, and borrowings under the line of credit from IDS Life and purchases of accumulation units by IDS Life discussed below. The primary uses of funds currently are expected to be for property operating expenses, asset management and mortality and expense risk fees and payments for contract terminations.

In March 1994, the Account obtained a revolving line of credit for up to $10 million from IDS Life to pay for contract surrenders and other obligations under the contracts. In June 1995, the revolving credit loan balance of $9,500,000 and accrued interest were repaid as discussed below.

Effective May 1, 1995, new contract sales of the Account were discontinued. Additional purchase payments continue to be accepted for existing contracts in amounts specified in the Account's prospectus, whether by means of the previously established bank authorizations or otherwise. Existing contracts also continue to be serviced and surrender requests will be honored.

IDS Life continues to purchase accumulation units in order to maintain the Account and its liquidity. IDS Life makes these payments so that no contract holder is disadvantaged because sales of new contracts have been discontinued. The initial payments for accumulation units that IDS Life made into the Account in 1995 were used to pay off the amount that the Account had borrowed under its revolving line of credit. IDS Life expects to continue to make additional payments into the Account for accumulation units as needed in order to fund all of the Account's obligations under the contracts such as paying death benefits and contract terminations. As of December 31, 1996, IDS Life had purchased approximately 24,969,872 accumulation units.

By purchasing accumulation units, IDS Life has an ownership interest in the Account. Since IDS Life does not purchase a contract, it is not subject to surrender charges. However, IDS Life, as holder of accumulation units, participates in the increase or decrease in the value of the Account's investments just as other owners of accumulation units do. IDS Life may realize a gain or loss on its accumulation units when redeemed.

IDS Life currently expects to hold the accumulation units it purchases until the surrender of all outstanding contracts or until the Account's liquidity improves (through, for example, one or more sales of real estate related investments) thereby permitting the Account to satisfy its anticipated contract obligations. Because IDS Life may purchase a significant amount of accumulation units, IDS Life may be subject to certain conflicts of interest it would not otherwise have if it had not purchased such accumulation units, including, among other things, a conflict in approving periodic valuations of real estate investments made by the Investment Adviser.

Since the Account has experienced substantial net contract terminations over the past several years, the Account does not intend to acquire additional real estate related investments. During 1996, the Account liquidated two real estate related investments. Further, the Account intends to liquidate the real estate related investments that it currently holds when it becomes advantageous or necessary to do so. To the extent funds of the Account are not used to pay obligations of the Account, including those under existing contracts, or the redemption of accumulation units purchased by IDS Life, such funds will be invested in short-term debt instruments and possibly intermediate-term bonds with maturities of up to five years.

Through December 31, 1996, Monmouth Associates had funded approximately $24,615,000 of the renovation loan for Monmouth Mall. Fundings of principal on the loan have been made from cash reserves held by Monmouth Associates, cash flow from interest and ground rent payments received from the borrower/lessee and capital contributions made to Monmouth Associates by its partners pro rata based upon their respective interests. The aggregate amount of capital contributions to finance the loan, is approximately $9,830,000. The Account's share of these capital contributions is approximately $685,000. The aggregate amount of the renovation loan, including accrued and deferred interest of approximately $1,300,000, is currently expected to be approximately $29,100,000. Remaining fundings for the renovation loan are expected to be made from cash flow and funds currently held by Monmouth Associates. Monmouth Associates may also be required to make certain additional loans to pay a portion of the costs of certain tenant improvements or other ordinary capital expenditures. In addition, Monmouth Associates may provide additional financing to the borrower/lessee in order to pay costs to be incurred in connection with the replacement of a department store tenant at Monmouth Mall. However, it is not currently expected that this would occur during 1997.

The renovation is nearing completion with tenant improvement work for one of the larger tenants and retainage work remaining. The occupancy of mall shops and outparcel space at the shopping center as of December 31, 1996 was approximately 83 percent. However, the mall shops and outparcel space are approximately 86 percent leased. Leasing and occupancy at the shopping center have been adversely affected by tenant bankruptcies occurring in 1995.

The Account had a loan outstanding in the principal amount of approximately $7,770,000, prior to its payoff in September 1996 as a result of the sale, secured by its wholly-owned real estate investment, West Springfield Terrace Apartments. The loan had an original term of seven years and bore interest at a rate of 9.5 percent per annum. The loan required monthly payments of principal and interest aggregating $824,000 per annum until November 1996 when the remaining principal balance was due.

In February 1995, N/S Associates obtained a new mortgage loan secured by Southridge Mall in the principal amount of $35,000,000. The new mortgage loan has a term of seven years, bears interest at 8.35 percent per annum and requires monthly payments of interest only prior to maturity. A portion of the proceeds from the new mortgage loan was used to repay the two mortgage loans secured by

Northridge Mall as well as the mortgage loan previously secured by Southridge Mall. Remaining net proceeds from the refinancing have been and will be used to pay tenant improvement and other capital costs at Northridge and Southridge Malls.

N/S Associates currently expects that it will incur approximately $5,312,000 in 1997 for tenant improvement, asbestos removal and other capital items at Northridge and Southridge Malls. Actual amounts expended in 1997 may vary depending on a number of factors, including actual leasing activity, results of property operations, liquidity considerations and market conditions over the course of the year. N/S Associates undertakes asbestos removal from time to time at portions of the Northridge and Southridge Malls as tenant spaces are vacated and prior to occupancy by new tenants. The cost of tenant improvements, asbestos removal and other capital items generally will be provided out of cash flows from the properties. N/S Associates expended approximately $2,236,000 for tenant improvements, asbestos removal and other capital projects in 1996.

At December 31, 1996, real property investments (through two unconsolidated joint ventures, N/S Associates and 1225 Connecticut), land sale-leaseback investment (through an unconsolidated joint venture, Monmouth Associates) and short-term investments represented 42.4 percent, 26.9 percent and 30.7 percent of total assets, respectively. At December 31, 1995,
real  property   investments,   mortgage  loan  and  land sale-leaseback
investments and short-term investments represented 70.6 percent, 27.2 percent and 2.2 percent of total assets, respectively.

For the Year Ended December 31, 1995 Compared to the Year Ended December 31, 1994 -

At December 31, 1995, the Account had cash of approximately $587,000 as compared to approximately $205,000 at December 31, 1994. The Account financed a portion of the contract terminations during the third and fourth quarters of 1995 through additional investments made by IDS Life Insurance Company (IDS Life). The Account had experienced net contract terminations in 14 consecutive quarters with net sales (including accumulation units purchased by IDS Life) in the last three quarters.

The liquidity requirements of the Account have generally been met by funds provided from the Account's short-term investments, cash distributions from unconsolidated joint ventures, operating cash flow, interest income, proceeds from sales of contracts, and borrowings under the line of credit from IDS Life and purchases of accumulation units by IDS Life discussed below. The primary uses of funds currently are expected to be for property operating expenses, asset management and mortality and expense risk fees and payments for contract terminations.

In March 1994, the Account obtained a revolving line of credit for up to $10 million from IDS Life to pay for contract surrenders and other obligations under the contracts. In June 1995, the revolving credit loan balance of $9,500,000 and accrued interest were repaid as discussed below.

Effective May 1, 1995, new contract sales of the Account were discontinued. Additional purchase payments continue to be accepted for existing contracts in amounts specified in the Account's prospectus, whether by means of the previously established bank authorizations or otherwise. Existing contracts also continue to be serviced and surrender requests will be honored.

IDS Life continues to purchase accumulation units in order to maintain the Account and its liquidity. IDS Life makes these payments so that no contract holder is disadvantaged because sales of new contracts have been discontinued. The initial payments for accumulation units that IDS Life made into the Account were used to pay off the amount that the Account had borrowed under its revolving line of credit. IDS Life expects to continue to make additional payments into the Account for accumulation units as needed in order to fund all of the Account's obligations under the contracts such as paying death benefits and contract terminations. As of December 31, 1995, IDS Life had purchased approximately 22,955,910 accumulation units.

By purchasing accumulation units, IDS Life has an ownership interest in the Account. Since IDS Life does not purchase a contract, it is not subject to surrender charges. However, IDS Life, as holder of accumulation units, participates in the increase or decrease in the value of the Account's investments just as other owners of accumulation units do. IDS Life may realize a gain or loss on its accumulation units when redeemed.

IDS Life currently expects to hold the accumulation units it purchases until the surrender of all outstanding contracts or until the Account's liquidity improves (through, for example, one or more sales of real estate related investments) thereby permitting the Account to satisfy its anticipated contract obligations. Because IDS Life may purchase a significant amount of accumulation units, IDS Life may be subject to certain conflicts of interest it would not otherwise have if it had not purchased such accumulation units, including, among other things, a conflict in approving periodic valuations of real estate investments made by the Investment Adviser.

Since the Account has experienced substantial net contract terminations over the past several years, the Account does not intend to acquire additional real estate related investments. Further, the Account intends to liquidate the real estate related investments that it currently holds when it becomes advantageous or necessary to do so. To the extent funds of the Account are not used to pay obligations of the Account, including those under existing contracts, or the redemptions of accumulation units purchased by IDS Life, such funds will be invested in short-term debt instruments and possibly intermediate-term bonds with maturities of up to five years.

Through December 31, 1995, Monmouth Associates had funded approximately $21,476,000 of the renovation loan for Monmouth Mall. Fundings of principal on the loan have been made from cash reserves held by Monmouth Associates, cash flow from interest and ground rent payments received from borrower/lessee and capital contributions made to Monmouth Associates by its partners pro rata based upon their respective interests. The aggregate amount of capital contributions to finance the loan, including one made in July 1995, is approximately $9,830,000. The Account's share of these capital contributions is approximately $685,000. The aggregate amount of the renovation loan, including accrued and deferred interest, is currently expected to be approximately $28,500,000. Remaining fundings for the renovation loan are expected to be made from cash flow and funds currently held by Monmouth Associates. Monmouth Associates may also be required to make certain additional loans to pay a portion of the costs of certain tenant improvements or other ordinary capital expenditures. In addition, Monmouth Associates may provide additional financing to the borrower/lessee in order to pay costs to be incurred in connection with the replacement of a department store tenant at Monmouth Mall. However, it is not currently expected that this would occur during 1996.

The renovative is nearing completion with tenant improvement work for one of the larger tenants and retainage work remaining. The occupancy of mall shops and outparcel space at the shopping center as of December 31, 1995 was approximately 77 percent. However, the mall shops and outparcel space are approximately 86 percent leased, including leases whose terms will commence after renovation of the tenant space permits occupancy.

The Account has a loan outstanding in the principal amount of approximately $7,770,000 as of December 31, 1995, secured by its wholly-owned real estate investment, West Springfield Terrace Apartments. The loan has an original term of seven years and bears interest at a rate of 9.5 percent per annum. The loan requires monthly payments of principal and interest aggregating $824,000 per annum until November of 1996 when the remaining principal balance of approximately $7,704,000 and any accrued and unpaid interest will be due and payable. The current budget for capital expenditures during 1996 is approximately $207,000 for painting, carpet replacement and other capital costs.

In February 1995, N/S Associates obtained a new mortgage loan secured by Southridge Mall in the principal amount of $35,000,000. The new mortgage loan has a term of seven years, bears interest at 8.35 percent per annum and requires monthly payments of interest only prior to maturity. A portion of the proceeds from the new mortgage loan was used to repay the two mortgage loans secured by Northridge Mall as well as the mortgage loan previously secured by Southridge Mall. Remaining net proceeds from the refinancing have been and will be used to pay tenant improvement and other capital costs at Northridge and Southridge Malls.

N/S Associates currently expects that it will incur approximately $4,369,000 in 1996 for tenant improvements, asbestos removal and other capital items at Northridge and Southridge Malls. Actual amounts expended in 1996 may vary depending on a number of factors, including actual leasing activity, results of property operations, liquidity considerations and market conditions over the course of the year. N/S Associates undertakes asbestos removal from time to time at portions of the Northridge and Southridge Malls as tenant spaces are vacated and prior to occupancy by new tenants. The cost of tenant improvements, asbestos removal and other capital items generally will be provided out of cash flows from the properties. N/S Associates expended approximately $1,967,000 for tenant improvements, asbestos removal and other capital projects in 1995.

At December 31, 1995, real property investments (through two unconsolidated joint ventures, N/S Associates and 1225 Connecticut and a wholly-owned property, West Springfield Terrace Apartments), mortgage loan and land sale-leaseback investments (through an unconsolidated joint venture, Monmouth Associates, and a participation in the loan for Riverpoint Center) and short-term investments represented 70.6 percent, 27.2 percent and 2.2 percent of total assets, respectively. At December 31, 1994, real property investments, mortgage loan and land sale-leaseback investments and short-term investments represented 72 percent, 27.3 percent and .7 percent of total assets, repsectively.

Index to Financial Statements
                                                               Page

IDS Life Account RE
   Independent Auditors' Report............................
   Balance Sheets
      Dec. 31, 1996 and 1995...............................
   Statements of Operations, years ended
      Dec. 31, 1996, 1995 and 1994.........................
   Statements of Changes in Contract Owners' Equity,
      years ended Dec. 31, 1996, 1995 and 1994.............
   Statements of Cash Flows, years ended
      Dec. 31, 1996, 1995 and 1994.........................
   Notes to Financial Statements...........................

N/S Associates, Monmouth Associates & 1225 Investment
   Corporation (Unconsolidated Joint Ventures of IDS Life
   Account RE)
   Independent Auditors' Report............................
   Combined Balance Sheets
      Dec. 31, 1996 and 1995...............................
   Combined Statements of Operations, years ended
      Dec. 31, 1996, 1995 and 1994.........................
   Combined Statements of Partners' Capital Accounts,
      years ended Dec. 31, 1996, 1995 and 1994.............
   Combined Statements of Cash Flows, years ended
      Dec. 31, 1996, 1995 and 1994.........................
   Notes to Financial Statements...........................

IDS Life Insurance Company
   Report of Independent Auditors..........................
   Consolidated Balance Sheets, Dec. 31, 1996 and 1995.....
   Consolidated Statements of Income, years ended
      Dec. 31, 1996, 1995 and 1994.........................
   Consolidated Statements of Stockholder's Equity, years
      ended Dec. 31, 1996, 1995 and 1994...................
   Consolidated Statements of Cash Flows, years ended
      Dec. 31, 1996, 1995 and 1994.........................
   Notes to Consolidated Financial Statements..............

                        INDEPENDENT AUDITORS' REPORT



The Board of Directors of
  IDS Life Insurance Company and
  Contract Owners of IDS Life Account RE:


We have audited the financial statements of IDS Life Account RE as listed in the accompanying index. These financial statements are the responsibility of the management of IDS Life Insurance Company. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of IDS Life Account RE at December 31, 1996 and 1995, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1996 in conformity with generally accepted accounting principles.



                                    KPMG Peat Marwick LLP


Minneapolis, Minnesota
March 21, 1997




                           IDS LIFE ACCOUNT RE
                                   of
                        IDS LIFE INSURANCE COMPANY

                             BALANCE SHEETS

                                                                    December 31,   December 31,
                                                                        1996           1995


    Assets:
     Cash                                                           $   102,737    $   586,729
     Receivable from IDS Life for contracts sold                             --        300,000

     Investments in securities, at value (Note 2)
      (identified cost $10,254,310)                                     10,254,310              --
     Investments in unconsolidated joint ventures,
       at fair value (cost of $36,299,366 and
       $35,858,482 at December 31, 1996
       and December 31, 1995, respectively) (Note 4)                 23,384,605     24,150,472
     Participation in mortgage loan, at fair
       value (cost of $0 and $3,047,188 at December 31, 1996
       and December 31, 1995, respectively) (Note 4)                         --      2,960,806
     Investment in wholly-owned real estate
      property (Note 5):
       Building, at fair value (cost of $0
         and $14,174,329 at December 31, 1996 and
         December 31, 1995, respectively)                                    --     12,380,339
       Land, at fair value (cost of $0 and $3,915,263
         at December 31, 1996 and December 31, 1995, respectively)           --      3,915,263
       Deferred borrowing costs, net of accumulated
         amortization of $157,577 at
         December 31, 1995                                                   --         23,879
     Other assets                                                         4,277         43,135
                                                                    ------------   -----------

         Total assets                                               $33,745,929    $44,360,623
                                                                    ============   ===========


    Liabilities:
     Payable to IDS Life for:
       Operating expenses                                           $    42,340    $    76,619
       Contract terminations                                              4,793        271,318
     Accrued mortality and expense risk fee                              32,991         40,420
     Accrued asset management fee                                        41,239         50,525
     Liabilities related to wholly-owned
      real estate property (Note 5):
       Accounts payable and other liabilities                            79,090        244,937
       Mortgage payable                                                     --       7,770,339
                                                                    -----------    -----------

        Total liabilities                                               200,453      8,454,158
                                                                    ===========   ============


    Contract Owners' Equity:
     Net assets applicable to Variable Annuity
       contracts in accumulation period                             $33,545,476    $35,906,465
                                                                    ============   ===========


    Accumulation units outstanding                                   34,144,955     36,353,929
                                                                    ============   ===========

    Net asset value per accumulation unit                           $       .98    $       .99
                                                                    ============   ===========


    See accompanying notes to financial statements.



                            IDS LIFE ACCOUNT RE
                                    of
                         IDS LIFE INSURANCE COMPANY

                          STATEMENTS OF OPERATIONS



                                                                For the years ended

                                                     December 31,   December 31,   December 31,
                                                         1996           1995           1994


    Income (Note 4):
     Interest income                                 $   385,026    $    264,581   $   286,386
     Account's equity in earnings of
       unconsolidated joint ventures                   2,167,460       1,924,741     2,094,682
     Rental income                                     1,887,995       2,379,439     2,235,867
     Realized loss on payoff of participation
       in mortgage loan                                  (24,533)             --            --
     Unrealized depreciation of
       participation in mortgage loan                   (147,608)        (27,817)       (1,577)
     Unrealized appreciation of investment
       in wholly-owned real estate property                   --         138,764            --
     Unrealized depreciation of
       investments in unconsolidated joint ventures   (1,206,750)     (3,999,782)   (2,361,701)
     Realized loss on sale of wholly-owned real estate
       property                                            (725,436)             --            --
                                                         -----------   -------------  -----------

         Total income                                  2,336,154         679,926     2,253,657
                                                     ------------   -------------  -----------


    Expenses (Note 3):
     Asset management fee                                561,742         603,620       765,557
     Mortality and expense risk fee                      449,393         482,896       502,607
     Professional services                                42,133          39,715        36,384
     Amortization of deferred borrowing costs             19,602          25,851        25,852
     Salaries                                             17,562          28,218        34,091
     Revolving loan interest                                  --          94,124        26,169
     Other operating expenses                             17,823          27,884        17,132
     Operating expenses related to wholly-owned
      real estate property:
       Interest                                          551,434         741,811       749,268
       Utilities                                         139,334         153,416       194,543
       Repairs and maintenance                           158,047         219,829       144,472
       Property and other taxes                          160,633         186,440       200,243
       Salaries                                          174,075         181,540       216,137
       Management fees                                    89,712         118,983       112,234
       Other                                             108,155         154,120       175,358
                                                     ------------   -------------  -----------

         Total expenses                                2,489,645       3,058,447     3,200,047
                                                     ------------   -------------  -----------


    Net loss                                         $  (153,491)    $(2,378,521)   $ (946,390)
                                                     =============   ============   ===========




    See accompanying notes to financial statements.




                            IDS LIFE ACCOUNT RE
                                    of
                         IDS LIFE INSURANCE COMPANY

               STATEMENTS OF CHANGES IN CONTRACT OWNERS' EQUITY





                                                                 For the years ended

                                                      December 31,  December 31,   December 31,
                                                          1996          1995           1994


    Net loss                                         $   (153,491)  $ (2,378,521)  $  (946,390)
    Contract purchase proceeds                          2,049,160     24,922,267     1,452,798
    Contract termination payments                      (4,256,658)   (22,631,012)   (6,637,325)
                                                       -----------   ------------     ---------

    Decrease in net assets                             (2,360,989)       (87,266)   (6,130,917)

    Contract owners' equity at
      beginning of year                                35,906,465     35,993,731     42,124,648
                                                     -------------  -------------  ------------

    Contract owners' equity at end of year           $ 33,545,476   $ 35,906,465   $ 35,993,731
                                                     =============  =============  ============





    Accumulation Unit Activity

      Units purchased with proceeds from sale
        of contracts                                    2,063,252     23,170,080      1,334,632
      Units redeemed for contract terminations         (4,272,226)   (21,054,331)    (6,096,883)
                                                     -------------  -------------  -------------

      Net increase (decrease) in units                 (2,208,974)     2,115,749     (4,762,251)

      Units outstanding at beginning of year           36,353,929     34,238,180     39,000,431
                                                     -------------  -------------  ------------

      Units outstanding at end of year                 34,144,955     36,353,929     34,238,180
                                                     =============  =============  ============



    See accompanying notes to financial statements.


                              IDS LIFE ACCOUNT RE
                                      of
                           IDS LIFE INSURANCE COMPANY

                            STATEMENTS OF CASH FLOWS


                                                                For the years ended

                                                      December 31,   December 31,   December 31,
                                                          1996           1995           1994


    Cash flows from operating activities:
     Net loss                                        $   (153,491)   $ (2,378,521)   $  (946,390)
     Adjustments to reconcile net loss to
     net cash used in operating activities:
       Account's equity in earnings of
         unconsolidated joint ventures                 (2,167,460)     (1,924,741)    (2,094,682)
       Change in accrued interest on participation
         in mortgage loan                                  (5,400)          5,400             --
       Amortization of borrowing costs                     19,602          25,851         25,852
       Change in cumulative discount amortization
         on short-term investments                        (10,926)            --          12,590
       Change in unrealized depreciation of investments
         in unconsolidated joint ventures               1,206,750       3,999,782      2,361,701
       Change in unrealized depreciation (appreciation)
         of participation in mortgage loan                147,608          27,817          1,577
       Loss on payoff of participation in mortgage loan    24,533              --             --
       Change in unrealized (appreciation)
         depreciation of investment in wholly-owned
         real estate property                                  --        (138,764)            --
       Loss on sale of wholly-owned
       real estate property                               725,436              --             --
       Change in other assets                              38,858          (8,628)         1,505
       Change in payable to IDS Life-operating expenses   (34,279)         18,219         (3,889)
       Change in accrued mortality and expense risk fees   (7,429)            284         (4,531)
       Change in accrued asset management fees             (9,286)            354         (5,663)
       Change in payables and other liabilities related
         to wholly-owned real estate property            (165,847)         32,740         49,580
       Change in payable to IDS Life for revolving
         loan interest                                         --          (9,224)         9,224
                                                     -------------  --------------  ------------
           Total adjustments to net loss                 (237,840)      2,029,090        353,264
                                                     -------------  --------------  ------------
           Net cash used in operating activities         (391,331)       (349,431)      (593,126)
                                                     -------------  --------------  -------------

    Cash flows from investing activities:
     Net sales (purchases) of short-term securities   (10,243,384)             --      2,481,059
     Sale of wholly-owned real estate property            15,574,443           --             --
     Capital improvements to wholly-owned real estate          --        (163,781)      (110,874)
     Distributions received from joint ventures         1,726,577       1,504,514      1,457,190
                                                     -------------  --------------  ------------
           Net cash provided by investing activities    7,057,636       1,340,733      3,827,375

    Cash flows from financing activities:
     Proceeds from sales of contracts                   2,349,160      24,627,492      1,448,173
     Payments for contract terminations                (4,523,183)    (22,369,833)    (6,674,263)
     Decrease in mortgage payable                      (7,770,339)        (81,940)       (74,542)
     Change in payable to IDS Life for revolving loan          --      (2,100,000)     2,100,000
     Contributions to Monmouth renovation                      --        (685,151)            --
     Payoff of participation in mortgage loan           2,794,065              --             --
                                                     -------------  --------------  ------------
           Net cash used in financing activities       (7,150,297)       (609,432)    (3,200,632)
                                                     -------------  --------------  -------------
    Net increase (decrease) in cash                      (483,992)        381,870         33,617
    Balance of cash at beginning of year                  586,729         204,859        171,242
                                                     -------------  --------------  ------------
    Balance of cash at end of year                   $    102,737   $     586,729   $    204,859
                                                     =============  ==============  ============


    Supplemental cash flow disclosure:
     Cash paid for mortgage and revolving
      loan interest                                  $    551,434   $     835,935   $    775,437
                                                     =============  ==============  ============




    See accompanying notes to financial statements.

                      IDS LIFE ACCOUNT RE
                              of
                   IDS LIFE INSURANCE COMPANY

                       December 31, 1996

                  NOTES TO FINANCIAL STATEMENTS

1. Organization

   IDS Life Account RE (the Account) is a segregated asset account of IDS Life Insurance Company (IDS Life) under Minnesota law. A registration statement under the Securities Act of 1933 relative to the deferred variable annuity contracts (the Contracts) issued by the Account became effective on August 6, 1987. Effective May 1, 1995, the Account discontinued new contract sales. Although additional purchase payments may be made into existing contracts, prior to making any additional purchase payment an existing contract owner should bear in mind that the Account intends to liquidate its real estate related investments over time. The assets of the Account are held for the exclusive benefit of contract owners and are not chargeable with liabilities arising out of any other business conducted by IDS Life.

2. Summary of Significant Accounting Policies

   The accompanying financial statements have been prepared on the accrual basis of accounting. Significant accounting policies followed by the Account are summarized below.

   Investments in Securities
   Investments in short-term securities maturing more than 60 days from the valuation date are valued at the market price or approximate fair value based on current interest rates; those maturing in 60 days or less are valued at amortized cost. The Account also may invest in intermediate-term bonds with maturities of up to five years which are valued at fair value as determined by reference to market quotations, market indices, matrices and data from independent brokers.

   Security transactions are accounted for on the date securities are purchased or sold. Interest income, including amortization of premium and discount, is accrued daily.

   Consolidation and Unconsolidated Joint Ventures The Account's policy is to consolidate the underlying assets, liabilities and operations of property investments where 50 percent or greater ownership position is maintained. Investments in unconsolidated joint ventures with less than 50 percent ownership interest are accounted for on the equity method of accounting.

   Investments in Real Property, Mortgage Loans and Land/Sale- Leasebacks The Account initially values real estate related investments at their cost (including acquisition or mortgage placement fees and other acquisition or placement expenses) unless circumstances otherwise indicate that a different value should be used. Subsequently, the value of these investments will be periodically determined by JMB Annuity Advisers (the Investment Adviser). Procedures utilized to determine the estimated value include the following: (i) at the time of purchase and once every two years thereafter, each real property investment and each real property underlying a participating mortgage loan or land sale-leaseback investment will be appraised by an independent appraiser or an existing appraisal will be updated, (ii) various assumptions including, but not limited to, occupancy and rental rates, expense levels, net operating income, average capital costs and capitalization rates upon sale will be used in determining the discounted present value of an investment's estimated cash flow and its estimated sale proceeds or its asset value under a direct capitalization methodology, and
   (iii) for fixed interest rate mortgage loans and fixed rental rate land sale-leaseback investments, estimated values will be determined by comparison to current interest rates on U.S. Treasury debt as adjusted for a risk differential of the Account's investments. The relative weight to be given to a particular methodology or other relevant factors in determining the estimated asset value of a particular real property will depend upon an assessment of the existing and anticipated market conditions and property specific factors relevant to such real property. There is no assurance that the assumptions, estimates and methodologies used in valuing the Account's real estate related investments will in fact prove accurate or that such values would in fact be realized. Such estimates involve subjective judgments as the actual price of real estate can only be determined between independent third parties in sales transactions. In addition, any expenses that may be borne by the Account in connection with the disposition of a real estate related investment are not deducted in determining its estimated value.

   Because the Account values its real property investments at estimated fair values, no provision for depreciation expense is recorded.

   Each day the Account will record estimated income and expenses attributable to real estate related assets. Periodically, adjustments to reflect the difference between estimated and actual income and expenses will be made.

   Federal Income Taxes
   IDS Life is taxed as a life insurance company. The Account is treated as part of IDS Life for Federal income tax purposes. Under existing Federal income tax law, no income taxes are payable with respect to any income of the Account.

   Use of Estimates
   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported results of operations during the period. Actual results could differ from those estimates.

3. Fees and Expenses

   The Account pays a mortality and expense risk fee to IDS Life which is accrued daily and is equal, on an annual basis, to 1.00 percent of the average daily asset value, as defined, of the Account. The mortality risk is IDS Life's guarantee to make retirement payments according to the terms of the Contract, no matter how long annuitants live. The expense risk portion of the fee is paid to IDS Life for its guarantee that the various fees paid by the Account to IDS Life will not be increased in the future. For the years ended December 31, 1996, 1995 and 1994, the Account paid IDS Life a mortality and expense risk fee of $449,393, $482,896 and $502,607, respectively.

   The Account also pays IDS Life an asset management fee equal, on an annual basis, to 1.25 percent of the average daily asset value, as defined, of the Account. A portion of this fee, equal to 0.95 percent of the average daily asset value, is paid by IDS Life to the Investment Adviser. The total fee may be adjusted upward to a maximum of 1.50 percent depending upon the performance of the Account's real property investments as measured against the FRC Property Index. The performance-related portion of the fee is calculated and recorded on an annual basis when the FRC Property Index is released each year for the preceding calendar year. No performance fees were paid by the Account in 1996 for 1995 or in 1995 for 1994. The performance fee paid by the Account in 1994 for 1993 was $137,299. Any performance fee adjustment will be paid to the Investment Adviser. For the years ended December 31, 1996, 1995 and 1994, the Account paid total asset management fees of $561,742, $603,620 and $765,557, respectively.

   IDS Life receives from the Account an acquisition and mortgage placement fee equal to 3.75 percent of the total cash to be paid or advanced by the Account (net of any borrowings in the case of real property investments) in connection with each real property investment, mortgage loan or land sale-leaseback investment made by the Account. A portion of this fee, equal to 3.50 percent, is paid to the Investment Adviser in consideration for its services in connection with the acquisition or placement of real estate related investments of the Account. No acquisition and mortgage placement fees were paid in 1996, 1995 or 1994.

   The Account pays for all operational expenses incurred on its behalf. For the years ended December 31, 1996, 1995 and 1994, IDS Life was reimbursed $35,385, $56,102 and $51,223, respectively, for personnel-related expenses incurred in the administration of the Account.

4. Investments in Unconsolidated Joint Venture Partnerships and
   Participation in Mortgage Loan

   Joint Venture Partnership - N/S Associates

   IDS Life, on behalf of the Account, entered into a joint venture partnership called N/S Associates, which on April 4, 1988 acquired interests in two enclosed super regional shopping malls that are described below.

   The terms of N/S Associates' partnership agreement provide that its annual net cash flows and net sales or refinancing proceeds generally will be distributed among all of the partners in accordance with their respective percentage ownership interests in N/S Associates.

   The Account contributed approximately $12,008,000 to N/S Associates as its capital contribution. The percentage interest of the Account in N/S Associates is 5.92 percent. In connection with the purchase of the shopping malls, the Account paid to IDS Life and the Investment Adviser their respective portions of the acquisition fee amounting to approximately $450,000.

   Summary of Real Estate Investments Made Through N/S Associates

   Milwaukee, Wisconsin - Northridge Mall

   The Account, through N/S Associates, owns an interest in an existing enclosed super regional shopping center in Milwaukee, Wisconsin, known as Northridge Mall. The mall shops and four adjacent department stores comprising the shopping center contain approximately 1,053,000 square feet of gross leasable area, of which N/S Associates owns approximately 399,000 square feet consisting of mall shops (approximately 388,000 square feet) and storage space (approximately 11,000 square feet). The remaining 654,000 square feet of gross leasable area are occupied by four department stores, three of which own their own stores and a portion of the parking area. The fourth department store leases its space from an unaffiliated third party.

   N/S Associates acquired its interest in the shopping center in April 1988 for a purchase price of approximately $108,107,000, of which $89,653,000 was paid in cash at closing, subject to the existing mortgage loans with a then outstanding aggregate balance of approximately $18,454,000. In addition to the purchase price, a reserve of $8,900,000 was established, all of which had been used to pay for certain capital improvements made at the shopping center. In February 1995, the two mortgage loans secured by the property were repaid with a portion of the proceeds from the refinancing of the Southridge Mall mortgage loan.

   The shopping center is being managed by an affiliate of the Investment Adviser under a management agreement. The affiliate of the Investment Adviser receives an annual fee equal to 3.75 percent of the gross receipts of the property plus reimbursement of certain direct expenses in connection with the property management.

   Greendale, Wisconsin - Southridge Mall

   The Account, through N/S Associates, owns an interest in an existing enclosed super regional shopping center in Greendale, Wisconsin, known as Southridge Mall. The mall shops and five adjacent department stores comprising the shopping center contain approximately 1,297,000 square feet of gross leasable area, of which N/S Associates owns approximately 437,000 square feet, including the space leased to one of the department stores. The remaining 860,000 square feet of gross leasable area are occupied by four other department stores, three of which own their own stores and a portion of the parking area. The fourth department store leases its space from an unaffiliated third party.

   N/S Associates acquired its interest in the shopping center for a purchase price of approximately $115,401,000, of which $96,865,000 was paid in cash at closing. In addition to the purchase price, a reserve of approximately $7,250,000 was established for capital improvements, all of which had been used to pay for certain capital improvements made at the shopping center. In February 1995, the mortgage loan secured by the property was repaid with a portion of the proceeds from a new mortgage loan in the principal amount of $35,000,000. The new mortgage loan has a term of seven years, bears interest at 8.35 percent per annum and requires monthly payments of interest only prior to maturity. Proceeds from the new mortgage loan were also used to repay the two mortgage loans secured by Northridge Mall. The remaining net proceeds from the new loan were used to pay approximately $2,900,000 of tenant improvement and other capital costs incurred for Northridge and Southridge Malls.

   The shopping center is being managed by an affiliate of the Investment Adviser under a management agreement. The affiliate of the Investment Adviser receives an annual fee equal to 3.75 percent of the gross receipts of the property plus reimbursement of certain direct expenses in connection with the property management.

   Joint Venture Partnership - Monmouth Associates

   IDS Life, on behalf of the Account, entered into a joint venture partnership called Monmouth Associates, which on October 27, 1988 (i) acquired certain land underlying a super regional shopping center in Eatontown, New Jersey known as Monmouth Mall, (ii) leased the land to the owner of the shopping center pursuant to a long-term ground lease, and (iii) executed a first leasehold mortgage loan to the owner of the shopping center secured by the leasehold real estate and the improvements thereon as more fully described below. The owner of the shopping center (the Borrower/Lessee) is a partnership whose partners are not affiliated with Monmouth Associates.

   The terms of Monmouth Associates' partnership agreement provide that its annual net cash flows and net sales or refinancing proceeds generally will be distributed among all of the partners in accordance with their respective percentage interests in Monmouth Associates. The Account contributed approximately $10,000,000 to Monmouth Associates as its initial capital contribution. The Account has made additional capital contributions of approximately $685,000. The percentage interest of the Account in Monmouth Associates is 6.97 percent.

   In connection with the investment, the Account paid to IDS Life and the Investment Adviser their respective portions of the acquisition and mortgage placement fee amounting to approximately $375,000.

   Summary of Real Estate Investment Made Through Monmouth
   Associates

   Eatontown, New Jersey - Monmouth Mall

   The Account, through Monmouth Associates, acquired an interest in the land underlying a shopping center in Eatontown, New Jersey known as Monmouth Mall. The mall is located on approximately 90 acres of land, of which Monmouth Associates owns approximately 88.5 acres, subject to the rights of one of the department store tenants to acquire the land underlying its store and the improvements thereon for nominal consideration. The remaining acres are owned by 2 department stores. Monmouth Associates acquired its interest in the land for a purchase price of approximately $13,000,000.

   Monmouth Associates entered into an agreement whereby the land underlying the mall is leased back to the Borrower/Lessee under a long-term ground lease. The long-term ground lease, which has a term of 75 years, provides for monthly base rent aggregating $1,170,000 annually with minimum payments of $650,000. The long-term ground lease also provides for contingent rent, payable quarterly out of the excess, if any, of substantially all of the gross receipts from the shopping center received by the Borrower/Lessee over certain base amounts, equal to the sum of (x) a specified annual amount (commencing in the fourth lease year at $390,000 per annum and increasing in the sixth lease year to $520,000 per annum), increased until paid at the "applicable rate" of interest payable under the first leasehold mortgage loan described below (such amount as so increased herein called the "rent shortfall amount"), plus (y) 15 percent of the balance of such excess gross receipts remaining after deducting the aggregate amount paid at such time of the rent shortfall amount under the long-term ground lease and the "interest shortfall amount" under the first leasehold mortgage loan as described below.

   In addition, Monmouth Associates made a first leasehold participating mortgage loan in the original principal amount of $128,920,000 to the
   Borrower/Lessee which is secured by the leasehold real estate and the improvements thereon. The current loan amount is $127,670,000. The loan has a term of 15 years, which may be extended from time to time at the option of Monmouth Associates for up to an additional 20 years. The loan currently provides for monthly payments of base interest at a base rate of approximately 5.00 percent per annum for each loan year. The first leasehold mortgage also provides for quarterly payments of contingent interest, payable out of the excess, if any, of substantially all of the gross receipts from the shopping center received by the Borrower/Lessee over certain base amounts, equal to the sum of (x) the difference between the amount of interest payable on the loan at the "applicable rate" and that payable at the base rate described above, increased until paid at the applicable rate (such amount as so increased herein called the "interest shortfall amount"), plus
   (y) 45 percent of the balance of such excess gross receipts remaining after deducting the aggregate amount paid at such time of the rent shortfall amount under the ground lease and the interest shortfall amount under the first leasehold mortgage loan. The "applicable rate" under the loan currently is
   8.97 percent per annum for each loan year. In addition, upon a joint sale or refinancing of the land and improvements or at maturity of the leasehold mortgage loan, Monmouth Associates is entitled to receive certain participations in the proceeds from such sale or refinancing after payment of its investment in the land and/or repayment of the principal amount of the leasehold mortgage loan. For financial reporting purposes, Monmouth Associates discontinued the accrual of contingent interest on the leasehold mortgage loan in April 1992 as a result of uncertainty as to the collectibility of such contingent interest in light of the previous decrease in the estimated value of Monmouth Mall. In addition, for financial reporting purposes, no contingent rent was accrued under the ground lease for 1996, 1995 or 1994. In 1995, Monmouth Associates wrote off the receivable balance of $3,576,000 primarily related to the accrued interest resulting from the difference between the accrual and pay rates ("contingent interest") recorded prior to 1992, due to the uncertainty as to the collectibility of these amounts.

   Monmouth Associates is obligated to make certain additional loans to the Borrower/Lessee under certain circumstances to finance the cost of 60 percent of tenant improvements or other ordinary capital expenditures. In addition, in May 1994, Monmouth Associates made a loan to finance the cost of a renovation of the shopping center, which commenced during the third quarter of 1994. The renovation consists of, among other things, the addition of a food court and cinema and the re-merchandising of approximately 300,000 square feet of gross leasable area. The renovation loan from Monmouth Associates bears interest at a fixed interest rate of 10.5 percent per annum. In addition, Monmouth Associates' participation in certain levels of sale or refinancing proceeds from the property will be increased until Monmouth Associates has received aggregate payments equal to an internal rate of return of 11 percent per annum on its investments in the land and/or the first leasehold mortgage loan. The maximum amount of the renovation loan is $29,100,000, and the cost of the renovation is currently estimated to be $27,800,000, including accrued and deferred interest of approximately $1,300,000. As of December 31, 1996, Monmouth Associates had funded approximately $24,615,000, using its cash reserves, cash flow and additional capital contributions made pro rata based upon the respective interests of the joint venture partners in Monmouth Associates. The renovation loan requires monthly payments of interest only until maturity when the entire principal amount and any accrued and unpaid interest will be due. The renovation loan will mature contemporaneously with the first leasehold mortgage loan in October 2003, subject to acceleration or extension of the loan by Monmouth Associates under certain circumstances.

   Joint Venture - 1225 Connecticut Avenue, N.W.

   Washington, D.C. - 1225 Connecticut Avenue, N.W.

   In May 1990, IDS Life, on behalf of the Account, acquired an interest in a newly formed Delaware corporation, 1225 Investment Corporation (the Corporation) owned jointly with certain other persons described below. The Corporation acquired an office building located in Washington, D.C. known as 1225 Connecticut Avenue, N.W. (1225 Connecticut).

   The office building, which was completed in 1968, is an eight-story reinforced concrete frame building containing 184,432 square feet of rentable office space, 18,498 square feet of rentable retail space, 6,416 square feet of below grade storage space and 100,024 square feet of subsurface parking space for over 300 automobiles.

   The  Corporation  has  elected to qualify as a real estate  investment  trust
   (REIT) pursuant to sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the Code). For each taxable year that the Corporation qualifies as a REIT, the Corporation in general will not be subject to federal corporate income tax or the District of Columbia corporate franchise tax on its regular taxable income and will not be taxed on long-term capital gain income to the extent its income is distributed as dividends. If the Corporation were to fail to qualify as a REIT, it would be taxed at rates applicable to a corporation on its taxable income, whether or not distributed.

   The Account owns approximately 16.3 percent of the outstanding shares of common stock of the Corporation. Certain of the outstanding shares of common stock of the Corporation not owned by the Account are owned by an affiliate of the Investment Adviser.

   The Corporation purchased 1225 Connecticut from the seller for a purchase price of approximately $54,125,000 (net of prorations and miscellaneous closing costs), consisting of $51,425,000 paid in cash and assumption of approximately $2,700,000 of mortgage indebtedness then encumbering the property. The Corporation paid approximately $2,130,000 for real estate brokerage commissions to an independent third party and certain closing costs. The Account contributed $9,000,000 for its interest in the Corporation. The Account has also paid acquisition fees amounting to $337,500.

   In January 1994, the Corporation refinanced its mortgage loan with a first mortgage loan in the principal amount of $7,000,000 bearing interest at 6.98 percent per annum. The new loan requires monthly payments of interest only aggregating $488,600 per annum until maturity in February 2001 when the principal amount together with accrued interest will be due and payable. Under certain circumstances, the principal amount of the loan may be prepaid in whole (but not in part), subject to a prepayment premium. Pursuant to the deed of trust securing the mortgage loan, the Corporation is prohibited from modifying Ernst & Young's primary lease or from entering into certain other tenant leases without the lender's consent. Prior to selling the property or encumbering the property with any additional debt, the Corporation must obtain the consent of the lender, which may be arbitrarily withheld. However, subject to certain restrictions, the Corporation has a one-time right to transfer title to the property together with an assumption of the mortgage loan.

   The property is being managed under an agreement pursuant to which the manager is obligated to manage 1225 Connecticut, collect all of the receipts from operations and, to the extent available from such receipts, pay all of the expenses of 1225 Connecticut. The manager is paid a fee equal to 2.5 percent of the gross revenues of 1225 Connecticut, plus reimbursement for certain direct expenses of the manager. The property had previously been managed by JMB Properties Company, an affiliate of the Investment Adviser. In December 1994, JMB Properties Company sold substantially all of its assets to an unaffiliated third party, and certain management personnel of JMB Properties Company became management personnel of the third party. As a result of the sale, the successor to JMB Properties Company's assets became the property manager of the 1225 Connecticut office building on the same terms that existed prior to the sale.

   1225 Connecticut leases approximately 80 percent of the available space of the property to one tenant under leases, all with terms of 12 years. For the year ended December 31, 1996, such tenant represented approximately 77 percent of total revenues.

   Pursuant to a lease currently in effect, an unaffiliated third party leases and operates the entire parking garage (subject to certain parking rights provided for tenants of the property) until November 1997. The lease provides for a fixed rent payment of $485,000 a year, provided that the lessee shall pay the operating expenses of the parking garage and does not provide such lessee with an option to extend the term of the lease.

   Unconsolidated Joint Ventures - Summary Information

   Summary  information  for the Account of its  investments  in  Unconsolidated
   Joint Ventures as of and for the years ended December 31, 1996 and 1995 is as follows:

                                                       As of and for     As of and for
                                                       the year ended    the year ended
                                                       Dec. 31, 1996     Dec. 31, 1995


Account's investment in Unconsolidated
    Joint Ventures                                     $  23,384,605     $  24,150,472

Account's share of net investment income from
    Unconsolidated Joint Ventures                      $   2,167,460     $   1,924,741

Net depreciation in Unconsolidated Joint Ventures      $  (1,206,750)    $  (3,999,782)

Total net investment income of Unconsolidated
    Joint Ventures                                     $  27,455,000     $  20,070,000

Total assets of Unconsolidated Joint Ventures          $ 343,717,000     $ 346,343,000

Total liabilities of Unconsolidated Joint Ventures     $  52,691,000     $  54,722,000


   Participation in Mortgage Loan - Riverpoint Associates

   Chicago, Illinois - Riverpoint Center

   In August 1989, IDS Life, on behalf of the Account, participated in the initial funding of a non-recourse participation first mortgage loan in the principal amount of $26,000,000. The Account's share of the initial funding was $2,666,660 or 10.26 percent of this loan. The remaining portion of the loan was funded by affiliates of the Investment Adviser (herein, the Account and said affiliates are collectively called the Lenders). The Loan was secured by a first mortgage on a shopping center known as Riverpoint Center in Chicago, Illinois. The shopping center was owned by a partnership (the Borrower) whose general partners were not affiliated with any of the Lenders. In connection with the loan, the Account paid to the Investment Adviser a mortgage placement fee amounting to approximately $108,000, less $37,500 in loan origination fees paid to the Investment Adviser by the Borrower, for a net fee paid of approximately $70,500 paid by the Account.

   Additional amounts aggregating approximately $2,040,000 (of which the Account's share was approximately $209,000) had been funded since the Initial Funding. The Borrower did not qualify for any additional fundings above the $28,040,000 which had been funded to date, and no additional fundings were made by the Lenders.

   The ten-year loan required periodic payments of interest only and bore basic interest at the rate of 8.84 percent per annum in the first loan year, 8.75 percent per annum during the second loan year, increasing 0.50 percent per annum in the fourth and 0.25 percent per annum in the seventh loan year to a maximum rate of 9.50 percent per annum, payable monthly in advance. The loan also provided for additional annual simple accrual of interest at the rate of 2.00 percent per annum payable upon prepayment or maturity. For financial reporting purposes, commencing in August of 1991, the Account suspended recognition of income related to the simple accrual interest receivable (deferred until maturity).The loan also provided for additional interest in an amount equal to a percentage of annual gross income from the underlying property (exclusive of tenant reimbursement of expenses) in excess of a base amount and, on sale or repayment of the loan, an amount equal to a percentage of the subsequent increase in the value of the underlying property in excess of a specified amount. Such amounts of additional interest payments made by the Borrower would have been used to offset, on a dollar-for-dollar basis, the amount of accrued interest payable. The loan was generally non-recourse to the Borrower and its partners.

   The borrower had notified the Lenders that it was experiencing financial difficulties and approached the Lenders regarding a loan modification. During the third quarter of 1996, the Lenders and Borrowers finalized a loan modification whereby they reached an agreement to defer payment of a portion of the scheduled debt service from September 15, 1995 to July 15, 1996. In conjunction with the loan modification agreement, the scheduled maturity date of the loan was accelerated to December 31, 1997. Finally, the Lenders agreed to accept at certain dates through June 30, 1997 repayment of the loan at specified amounts. On December 24, 1996, the borrower repaid the lenders $27,400,000 (of which the Account's share was approximately $2,800,000) in full satisfaction of the loan as agreed upon.

   The shopping center, completed in 1989, is located on approximately 17 acres and consists of approximately 200,800 square feet of gross leasable area.

5. Investments in Wholly-owned Real Estate Property

   Fairfax County, Virginia - West Springfield Terrace Apartments

   In August 1989, IDS Life, on behalf of the Account, acquired a 244-unit garden apartment complex known as West Springfield Terrace Apartments, which is located in Fairfax County, Virginia.

   The apartment complex, which was completed in 1978, consists of 17 separate three and four-story buildings of wood frame with brick veneer construction containing 52 one-bedroom units, 22 one-bedroom and den units, 118 two-bedroom units, 22 two-bedroom and den units, and 30 three-bedroom units. The complex contains a swimming pool, tennis court, clubhouse and approximately 380 parking spaces.

   The Account paid $15,222,278 for the apartment complex in cash at closing, excluding closing costs and prorations. In connection with the acquisition of the property, the Account paid a prepayment charge at closing of $92,221 to the lender that held the mortgage loan on the property. The Account also paid to IDS Life and the Investment Adviser their respective portions of the acquisition fee amounting to $274,834. At the time of the acquisition it was anticipated that an additional amount of approximately $1,450,000 would be used by the Account to pay the cost of upgrading kitchens and bathrooms and certain other upgrades and capital improvements at the complex. The renovation project was subsequently increased to include replacing certain carpets in units as they were renovated and to increase the number of units that received certain upgrades. The renovation project was completed during 1992 at an aggregate cost of approximately $1,900,000. The Account paid IDS Life and the Investment Adviser their respective portions of the acquisition fee amounting to $18,000 in connection with the renovation project.

   In November 1989, the Account obtained a loan from an institutional lender in the principal amount of $8,000,000 secured by a first mortgage on the property. The loan was repaid in September 1996 as a result of the sale of this property, as discussed below. The loan had a term of seven years and bore interest at a rate of 9.50 percent per annum. The loan required monthly payments of interest only during the first three loan years and thereafter was amortizable over a 27-year schedule through monthly payments of principal and interest aggregating $824,400 per annum until November 1996, when the remaining principal balance and any accrued and unpaid interest was due and payable.

   On September 30, 1996 the Account sold land and related improvements known as the West Springfield Terrace Apartments. The purchaser was not affiliated with the Account and the sale price was determined by arm's-length negotiations. The sale price for the land and improvements was $16,100,000 (before deducting selling costs) and was paid in cash at closing. A portion of the net sale proceeds was utilized to retire the first mortgage debt with an outstanding balance of $7,704,000.

   The apartment complex was being managed for a fee equal to 5.00 percent of the gross revenues from the property, plus reimbursement of certain direct expenses of the manager. The property had previously been managed by JMB Properties Company, an affiliate of the Investment Adviser, but since December 1994 has been managed on the same terms by an unaffiliated third party that purchased substantially all of JMB Properties Company's assets, as discussed in Note 4 in connection with the 1225 Connecticut office building.

6. Liquidity Arrangements with IDS Life

   The Account has experienced substantial net contract terminations over the past several years, which have adversely affected its liquidity. In March 1994, the Account obtained a short-term revolving line of credit for up to $10 million from IDS Life to pay for contract surrenders and other obligations under the Contracts. On June 2, 1995, the line of credit was terminated and the Account repaid the outstanding balance under the line of credit with the proceeds from accumulation units purchased by IDS Life. As of December 31, 1996, IDS Life had cumulatively contributed $26,700,000 toward the purchase of accumulation units. IDS

   Life expects to continue to make additional payments into the Account for accumulation units in order to maintain the Account and its liquidity. As of December 31, 1996, IDS Life's portion of the Contract Owners' Equity was $24,492,773, which represents 73% of total Contract Owners' Equity.

                Independent Auditors' Report

The Board of Directors of IDS Life
Insurance Company and Contract
Owners of IDS Life Account RE:

We have audited the accompanying combined financial statements of N/S Associates, Monmouth Associates and 1225 Investment Corporation, unconsolidated joint ventures of IDS Life Account RE (Note 1), as listed in the accompanying index. These combined financial statements are the responsibility of the Investment Adviser. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the Investment Adviser, as well as evaluating the overall combined financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of N/S Associates, Monmouth Associates and 1225 Investment Corporation as of December 31, 1996 and 1995 and the results of their combined operations and combined cash flows for each of the years in the three year period ended December 31, 1996, in conformity with generally accepted accounting principles.



                              KPMG PEAT MARWICK LLP

Chicago, Illinois
March 21, 1997



                       IDS LIFE ACCOUNT RE
                  OF IDS LIFE INSURANCE COMPANY
N/S Associates, Monmouth Associates and 1225 Investment Corporation
      Unconsolidated Joint Ventures of IDS Life Account RE

                     Combined Balance Sheets

                    December 31, 1996 and 1995


                                      Assets

                                                                          1996            1995
                                                                     -------------   ---------
Investments in real estate                                            $323,484,000    $328,270,000
Cash and cash equivalents (note 1)                                      14,603,000      12,908,000
Short-term investments                                                          --              --
Rents, interest, and other receivables                                   2,966,000       2,754,000
Other assets                                                             2,664,000       2,411,000
                                                                     -------------   -------------

                                                                      $343,717,000    $346,343,000


                      Liabilities and Partners' Capital Accounts

Mortgage notes payable (note 3)                                       $ 42,000,000    $ 42,000,000
Accounts payable and other accrued expenses                             10,691,000      12,722,000
                                                                      -------------   ------------

         Total liabilities                                              52,691,000      54,722,000
                                                                      -------------   ------------

Commitments and contingencies (notes 2 and 4)

Partners' capital accounts (notes 1 and 2): IDS Life Account RE:
  Capital contributions                                                 32,856,000      32,856,000
  Cumulative net investment income                                      15,951,000      13,783,000
  Cumulative share of net unrealized depreciation                      (12,915,000)    (11,708,000)
  Cumulative cash distributions                                        (12,507,000)    (10,781,000)
                                                                      -------------   -------------
                                                                        23,385,000      24,150,000

Venture partners:
  Capital contributions                                                379,954,000     379,954,000
  Cumulative net investment income                                     191,319,000     166,032,000
  Cumulative share of net unrealized depreciation                     (155,581,000)   (148,138,000)
  Cumulative cash distributions                                       (148,051,000)   (130,377,000)
                                                                      -------------   -------------
                                                                       267,641,000     267,471,000

         Total partners' capital accounts                              291,026,000     291,621,000
                                                                      -------------   ------------

                                                                      $343,717,000    $346,343,000




                       See accompanying notes to combined financial statements.



                        IDS LIFE ACCOUNT RE
                   OF IDS LIFE INSURANCE COMPANY
 N/S Associates, Monmouth Associates and 1225 Investment Corporation
        Unconsolidated Joint Ventures of IDS Life Account RE

                  Combined Statements of Operations

             Years Ended December 31, 1996, 1995 and 1994



                                                         1996             1995            1994
                                                    --------------   -------------   ---------

Investment income:
 Rental income                                        $38,715,000      38,008,000      41,706,000
 Interest                                               9,827,000       7,685,000       8,083,000
                                                     -------------   -------------   ------------

                                                       48,542,000      45,693,000      49,789,000
                                                     -------------   -------------   ------------

Investment expenses:
 Mortgage and other interest                            3,410,000       4,250,000       3,224,000
 Real estate taxes                                      6,639,000       7,401,000       8,106,000
 Property operating expenses                           10,908,000      13,789,000      10,657,000
 General and administrative                               130,000         183,000         320,000
                                                     -------------   -------------   ------------

                                                       21,087,000      25,623,000      22,307,000
                                                     -------------   -------------   ------------

    Net investment income                            $ 27,455,000      20,070,000      27,482,000
                                                     =============   =============   ============

Unrealized depreciation on investments
 in real estate (note 1)                             $ (8,650,000)    (65,938,000)    (34,437,000)
                                                     =============   =============   =============





                       See accompanying notes to combined financial statements.



                       IDS LIFE ACCOUNT RE
                 OF IDS LIFE INSURANCE COMPANY
N/S Associates, Monmouth Associates and 1225 Investment Corporation
       Unconsolidated Joint Ventures of IDS Life Account RE

        Combined Statements of Partners' Capital Accounts

          Years Ended December 31, 1996, 1995 and 1994



                                                      Combined         IDS Life        Venture
                                                        Total         Account RE       Partners

Balance at December 31, 1993                         369,546,000       28,769,000    340,777,000

Net investment income                                 27,482,000        2,094,000     25,388,000
Net unrealized depreciation on investments
  in real estate                                     (34,437,000)      (2,361,000)   (32,076,000)
Cash distributions and dividends                     (17,432,000)      (1,457,000)   (15,975,000)
                                                    -------------      -----------   ------------

Balance at December 31, 1994                         345,159,000       27,045,000    318,114,000

Net investment income                                 20,070,000        1,925,000     18,145,000
Cash contributions                                     9,830,000          685,000      9,145,000
Net unrealized depreciation on investments
  in real estate                                     (65,938,000)      (4,000,000)   (61,938,000)
Cash distributions and dividends                     (17,500,000)      (1,505,000)   (15,995,000)
                                                    -------------      -----------   ------------

Balance at December 31, 1995                        $291,621,000       24,150,000    267,471,000
                                                    -------------      ----------    -----------

Net investment income                                 27,455,000        2,168,000     25,287,000
Net unrealized depreciation on investments
   in real estate                                     (8,650,000)      (1,207,000)    (7,443,000)
Cash distributions and dividends                     (19,400,000)      (1,726,000)   (17,674,000)
                                                    -------------      -----------   ------------

Balance at December 31, 1996                        $291,026,000       23,385,000    267,641,000
                                                    ============       ==========    ===========









                       See accompanying notes to combined financial statements.


                      IDS LIFE ACCOUNT RE
                 OF IDS LIFE INSURANCE COMPANY
N/S Associates, Monmouth Associates and 1225 Investment Corporation
       Unconsolidated Joint Ventures of IDS Life Account RE

               Combined Statements of Cash Flows

          Years Ended December 31, 1996, 1995 and 1994





                                                         1996            1995            1994
                                                    -------------  --------------    --------

Cash flows from operating activities:
 Net investment income                               $ 27,455,000    $ 20,070,000      27,482,000
 Provision for uncollectible accrued interest                  --       3,576,000              --
 Adjustments to reconcile net investment
 income to net cash provided by operating
 activities represented by changes in:
  Rents, interest and other receivables                  (212,000)        135,000        (598,000)
  Other assets                                           (253,000)     (2,129,000)        222,000
  Accounts payable and accrued expenses                  (735,000)     (1,713,000)       (201,000)
                                                     -------------    ------------   -------------

     Net cash provided by operations                   26,255,000      19,939,000      26,905,000
                                                     -------------    ------------   ------------

Cash flows from investing activities:
  Net (purchases) sales of short-term investments              --       7,589,000       1,720,000
  Additions to investments in real estate, net of
  related accounts payable and accrued expenses        (5,160,000)    (16,748,000)    (14,834,000)
                                                     -------------    ------------   -------------

     Net cash provided by (used in)
      investing activities                             (5,160,000)     (9,159,000)    (13,114,000)
                                                     -------------    ------------   -------------

Cash flows from financing activities:
 Principal payments on mortgages payable                       --     (30,929,000)     (2,843,000)
 Cash distributions to partners                       (14,250,000)    (13,000,000)    (13,500,000)
 Cash contributions                                            --       9,830,000           --
 Proceeds from mortgage note payable                           --      35,000,000       7,000,000
 Cash dividends paid to shareholders                   (5,150,000)     (4,500,000)     (3,932,000)
                                                     -------------    ------------   -------------

     Net cash used in financing activities            (19,400,000)     (3,599,000)    (13,275,000)
                                                     -------------    ------------   -------------
     Net increase in cash and cash
       equivalents                                   $  1,695,000       7,181,000         516,000
     Cash and cash equivalents beginning
       of year                                         12,908,000       5,727,000       5,211,000
                                                     -------------    ------------   ------------
     Cash and cash equivalents end
       of year                                       $ 14,603,000      12,908,000       5,727,000
                                                     =============    ============   ============

Supplemental disclosure of cash flow information:
 Cash paid for mortgage and other interest           $  3,412,000       3,759,000       3,201,000
                                                     =============    ============   ============
 Non-cash investing and financing activities:
  Unrealized depreciation on
    investments in real estate                       $ (8,650,000)    (65,938,000)    (34,437,000)
                                                     =============    ============   =============





                       See accompanying notes to combined financial statements.

                      IDS LIFE ACCOUNT RE
                 OF IDS LIFE INSURANCE COMPANY
N/S Associates, Monmouth Associates and 1225 Investment Corporation
       Unconsolidated Joint Ventures of IDS Life Account RE

              Notes to Combined Financial Statements

           Years ended December 31, 1996, 1995, and 1994


(1)       Organization and Basis of Accounting

          The accompanying combined financial statements have been prepared for the purpose of complying with Rule 3.09 of Regulation S-X of the Securities and Exchange Commission. The combined financial statements include the accounts of the unconsolidated joint ventures in which IDS Life Account RE of IDS Life Insurance Company owns an equity interest. The unconsolidated joint ventures are N/S Associates, Monmouth Associates and 1225 Investment Corporation.

          The accompanying combined financial statements have been prepared on the market value accrual basis of accounting.

         The preparation of the combined financial statements in conformity with generally accepted accounting principles requires Management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

          The ventures have implemented Statement of Accounting Standards No. 95 "Statement of Cash Flows" which classifies receipts and payments according to whether they stem from operating, investing or financing activities. The ventures records amounts held in U.S. Government obligations at cost, which approximates market. For the purposes of these statements, the ventures' policy is to consider all such amounts held with original maturities of three months or less ($12,084,000 and $2,200,000 at December 31, 1996 and 1995, respectively) as cash equivalents with any remaining amounts reflected as short-term investments.

          Investments in real estate are stated at estimated fair value. A description of the valuation process is contained in Note 2 of Notes to Financial Statements of the Account. Such note is incorporated herein by reference.

         Market values have been estimated by the Investment Adviser. Such market values involve subjective judgments and the actual values can only be determined by negotiations with independent third parties.

          No provision for State or Federal income taxes has been made for N/S Associates or Monmouth Associates as the liability for such taxes, if any, is expected to be that of the venture partners rather than the venture. 1225 Investment Corporation has elected and qualifies to be treated as a real estate investment trust for Federal income tax purposes. The Corporation had no Federal income tax liabilities for taxable years ended December 31, 1996, 1995 and 1994.

                      IDS LIFE ACCOUNT RE
                 OF IDS LIFE INSURANCE COMPANY
N/S Associates, Monmouth Associates and 1225 Investment Corporation
      Unconsolidated Joint Ventures of IDS Life Account RE

       Notes to Combined Financial Statements - (Continued)


          Maintenance and repair expenses are charged to operations as incurred.
Significant   costs  of  physical   improvements  are  capitalized  as  part  of
investments in real estate.

          Fixed rental income is recorded when the obligation for the payment of rent is incurred according to the terms of the lease agreements.

          Statement of Financial Accounting Standards No. 107 ("SFAS 107"), "Disclosures about Fair Value of Financial Instruments", requires entities to disclose the SFAS 107 value of all financial assets and liabilities for which it is practicable to estimate. Value is defined in the Statement as the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. The ventures believe the carrying amount of its assets and liabilities (excluding current portion of long-term debt) approximates SFAS 107 value due to the relatively short maturity of these instruments. There is no quoted market value available for any of the ventures' other instruments. Based upon estimates of current market rates for debt with similar terms, the ventures discounted the scheduled loan payments to maturity. Based upon this calculation, the ventures believe that the carrying value of the mortgage notes payable approximate market value at December 31, 1996 and 1995.

(2)       Venture Agreements

     A description of the venture agreements are contained in Note 4 of Notes to Financial Statements of the Account for the year ended December 31, 1996. Such note is incorporated herein by reference.



                      IDS LIFE ACCOUNT RE
                 OF IDS LIFE INSURANCE COMPANY
N/S Associates, Monmouth Associates and 1225 Investment Corporation
      Unconsolidated Joint Ventures of IDS Life Account RE

       Notes to Combined Financial Statements - (Continued)

(3)       Mortgage Notes Payable

          (a) Mortgage notes payable consist of the following at December 31, 1996 and 1995:


                                                                          1996            1995
                                                                     -------------   ---------
8.35% mortgage note, secured by Southridge Mall; payable in
 monthly installments of $244,000 (interest only) until
 maturity on February 1, 2002 (see 3 (b) below)                         35,000,000     35,000,000

6.98% mortgage note, due February 1, 2001, secured by 1225
Connecticut Avenue; interest only, payable monthly                       7,000,000       7,000,000
                                                                       -----------    ------------

           Total mortgage notes payable                                $42,000,000      42,000,000
                                                                       ===========    ============


      (b) Refinancing - Southridge

    On February 1, 1995, the Partnership refinanced the existing mortgage note on Southridge Mall in the amount of $35,000,000. Proceeds, net of transaction costs, were used to repay the existing mortgage notes at Southridge and Northridge Malls (including prepayment penalties of $155,000 and $240,000, respectively). The remaining proceeds which were reserved for future leasing costs, capital improvements and other related costs, have been expended.

    Five year maturities of mortgage notes payable are as follows:

        1997 . . . . . . . . . .            $        --
        1998 . . . . . . . . . .                     --
        1999 . . . . . . . . . .                     --
        2000 . . . . . . . . . .                     --
        2001 . . . . . . . . . .              7,000,000

(4)       Leases - As Property Lessor

          The venture has determined that all leases relating to the two retail properties and the office building are properly classified as operating leases; therefore, rental income is reported when earned. Leases with tenants range in term from one to thirty-two years and provide for fixed minimum rent and partial to full reimbursement of operating costs. In addition, substantially all retail leases provide for additional rent based upon percentage of tenants' sale volumes over certain specified amounts.

                      IDS LIFE ACCOUNT RE
                 OF IDS LIFE INSURANCE COMPANY
N/S Associates, Monmouth Associates and 1225 Investment Corporation
      Unconsolidated Joint Ventures of IDS Life Account RE

       Notes to Combined Financial Statements - (Continued)

          Minimum lease payments to be received in the future under the above operating lease agreements, are as follows:
          1997 . . . . . . . . . .        $ 20,371,162
          1998 . . . . . . . . . .          18,498,130
          1999 . . . . . . . . . .          16,920,740
          2000 . . . . . . . . . .          15,213,911
          2001 . . . . . . . . . .          12,889,407
          Thereafter . . . . . . .          57,575,215
                                          ------------
                                          $141,468,565

         Contingent rent (based on sales by property tenants) from the retail investments included in rental income is $578,000, $1,058,000 and $1,010,000 in 1996, 1995 and 1994, respectively.

         Monmouth Associates entered into an agreement whereby the land underlying the Monmouth shopping center is leased under a long-term ground lease. The long-term ground lease, which has a term of 75 years, provides for accrual of annual base rent of $1,170,000 with minimum payments of $650,000 per annum.

(5)      Related Party Transactions

         N/S Associates has entered into a management agreement with Urban Retail Properties Company, (the "Retail Manager"). The Retail Manager is entitled to receive a fee of 3.75% of gross receipts from the operations of the Malls. Management fees earned by the Retail Manager are included in property operating expenses and aggregated approximately $1,132,000 and $1,174,000 for the periods ended December 31, 1996 and 1995, respectively.

         1225 Investment Corporation had entered into a management agreement with JMB Properties Company. During December 1994, JMB Properties Company assigned the management agreement to Heitman Washington D.C. Properties, Ltd. ("Office Manager"). The Office Manager is entitled to receive a fee of 2.5% of gross receipts from the operations of the Property. Management fees earned by the Office Manager are included in property operating expenses and aggregated approximately $188,000 and $175,000 for the years ended December 31, 1996 and 1995, respectively.

                      IDS LIFE ACCOUNT RE
                 OF IDS LIFE INSURANCE COMPANY
N/S Associates, Monmouth Associates and 1225 Investment Corporation
      Unconsolidated Joint Ventures of IDS Life Account RE

       Notes to Combined Financial Statements - (Continued)

(6)      Subsequent Events

         (a)  N/S Associates

              In February 1997, the Investment Adviser authorized and paid a cash distribution to the partners aggregating $2,500,000. Each partner received its proportionate share based on its respective ownership percentage.

         (b)  1225 Investment Corporation

              In February 1997, 1225 Investment Corporation paid a dividend of $1,250,000 ($22.67 per share) to the shareholders of record as of December 31, 1996.

         (c)  Monmouth Associates

              In February 1997, the Investment Advisor authorized and paid a cash distribution to the partners aggregating $7,500,000. Each partner received its proportionate share based on its respective ownership percentage.

Report of Independent Auditors


The Board of Directors
IDS Life Insurance Company

We have audited the accompanying consolidated balance sheets of IDS Life Insurance Company (a wholly owned subsidiary of American Express Financial Corporation) as of December 31, 1996 and 1995, and the related consolidated statements of income, stockholder's equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of IDS Life Insurance Company at December 31, 1996 and 1995, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

As discussed in Note 1 to the consolidated financial statements, the Company changed its method of accounting for certain investments in debt and equity securities in 1994.



Ernst & Young LLP
February 7, 1997
Minneapolis, Minnesota

IDS Life Financial Information


The financial statements shown below are those of the insurance company and not those of any other entity. They are included in the prospectus for the purpose of informing the investor as to the financial condition of the insurance company and its ability to carry out its obligations under its variable contracts.


                           IDS LIFE INSURANCE COMPANY
                           CONSOLIDATED BALANCE SHEETS


                                                        Dec. 31,       Dec. 31,
ASSETS                                                    1996           1995
------                                                    ----        ---------
                                                             (thousands)

Investments:
Fixed maturities:
Held to maturity, at amortized cost (Fair value:
1996, $10,521,650; 1995, $11,878,377) ..............   $10,236,379   $11,257,591
Available for sale, at fair value (Amortized cost:
1996, $11,008,622; 1995, $10,146,136) ..............    11,146,845    10,516,212
Mortgage loans on real estate ......................     3,493,364     2,945,495
Policy loans .......................................       459,902       424,019
Other investments ..................................       251,465       146,894

Total investments ..................................    25,587,955    25,290,211

Cash and cash equivalents ..........................       224,603        72,147
Amounts recoverable from reinsurers ................       157,722       114,387
Amounts due from brokers ...........................        11,047            --
Other accounts receivable ..........................        44,089        39,108
Accrued investment income ..........................       343,313       348,008
Deferred policy acquisition costs ..................     2,330,805     2,025,725
Deferred income taxes ..............................        33,923            --
Other assets .......................................        37,364        36,410
Separate account assets ............................    18,535,160    14,974,082

Total assets .......................................   $47,305,981   $42,900,078
                                                       ===========   ===========

                           IDS LIFE INSURANCE COMPANY
                     CONSOLIDATED BALANCE SHEETS (continued)


                                                       Dec. 31,        Dec. 31
LIABILITIES AND STOCKHOLDER'S EQUITY                    1996             1995
------------------------------------                    ----             ----
                                                             (thousands)


Liabilities:
Future policy benefits:
Fixed annuities ....................................   $21,838,008   $21,404,836
Universal life-type insurance ......................     3,177,149     3,076,847
Traditional life insurance .........................       209,685       209,249
Disability income and long-term care insurance .....       424,200       327,157

Policy claims and other
policyholders' funds ...............................        83,634        56,323
Deferred income taxes ..............................          --         112,904
Amounts due to brokers .............................       261,987       121,618
Other liabilities ..................................       332,078       285,354
Separate account liabilities .......................    18,535,160    14,974,082

Total liabilities ..................................    44,861,901    40,568,370

Stockholder's equity:
Capital stock, $30 par value per share;
100,000 shares authorized, issued and outstanding ..         3,000         3,000
Additional paid-in capital .........................       283,615       278,814
Net unrealized gain on investments .................        86,102       230,129
Retained earnings ..................................     2,071,363     1,819,765

Total stockholder's equity .........................     2,444,080     2,331,708

Total liabilities and stockholder's equity .........   $47,305,981   $42,900,078
                                                       ===========   ===========

Commitments and contingencies (Note 6)

See accompanying notes to consolidated financial statements.

                                              IDS LIFE INSURANCE COMPANY
                                           CONSOLIDATED STATEMENTS OF INCOME

                                                                   Years ended Dec. 31,
                                                       1996               1995                1994
                                                       ----               ----                ----
                                                                      (thousands)
Revenues:
Premiums:
Traditional life insurance                        $    51,403         $   50,193          $   48,184
Disability income and long-term care insurance        131,518            111,337              96,456

Total premiums                                        182,921            161,530             144,640

Policyholder and contractholder charges               302,999            256,454             219,936
Management and other fees                             271,342            215,581             164,169
Net investment income                               1,965,362          1,907,309           1,781,873
Net realized loss on investments                         (159)            (4,898)             (4,282)

Total revenues                                      2,722,465          2,535,976           2,306,336

Benefits and expenses:
Death and other benefits:
Traditional life insurance                             26,919             29,528              28,263
Universal life-type insurance
and investment contracts                               85,017             71,691              52,027
Disability income and
long-term care insurance                               19,185             16,259              13,393

Increase (decrease) in liabilities for future policy benefits:
Traditional life insurance                              1,859             (1,315)             (3,229)
Disability income and
long-term care insurance                               57,230             51,279              37,912

Interest credited on universal life-type
insurance and investment contracts                  1,370,468          1,315,989           1,174,985
Amortization of deferred policy acquisition costs     278,605            280,121             280,372
Other insurance and operating expenses                261,468            211,642             210,101

Total benefits and expenses                         2,100,751          1,975,194           1,793,824

Income before income taxes                            621,714            560,782             512,512

Income taxes                                         207,138            195,842             176,343

Net income                                         $  414,576         $  364,940          $  336,169
                                                   ==========         ==========          ==========

See accompanying notes to consolidated financial statements.

                                               IDS LIFE INSURANCE COMPANY
                                  CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY
                                             Three years ended Dec. 31, 1996
                                                       (thousands)

                                                            Additional    Net Unrealized
                                              Capital           Paid-In     Gain (Loss) on     Retained
                                               Stock            Capital       Investments      Earnings            Total
                                               -----            -------       -----------      --------            -----
Balance, Dec. 31, 1993                         $3,000         $ 222,000     $      114        $1,468,230       $1,693,344
Initial adoption of SFAS No. 115                   --                --        181,269                --          181,269
Net income                                         --                --             --           336,169          336,169
Change in net unrealized
gain (loss) on  investments                        --                --       (457,091)               --         (457,091)
Cash dividends                                     --                --             --          (165,000)        (165,000)

Balance, Dec. 31, 1994                          3,000           222,000       (275,708)        1,639,399        1,588,691
Net income                                         --                --             --           364,940          364,940
Change in net unrealized
gain (loss) on investments                         --                --        505,837                --          505,837
Capital contribution from parent                   --            56,814             --                --           56,814
Loss on reinsurance transaction
with affiliate                                     --                --             --            (4,574)          (4,574)
Cash dividends                                     --                --             --          (180,000)        (180,000)

Balance, Dec. 31, 1995                          3,000           278,814        230,129         1,819,765        2,331,708
Net income                                         --                --             --           414,576          414,576
Change in net unrealized
gain (loss) on investments                         --                --       (144,027)               --         (144,027)
Capital contribution from parent                   --             4,801             --                --            4,801
Other changes                                      --                --             --             2,022            2,022
Cash dividends                                     --                --             --          (165,000)        (165,000)

Balance, Dec. 31, 1996                         $3,000          $283,615       $ 86,102        $2,071,363       $2,444,080
                                                =====           =======         ======          ========         ========

See accompanying notes to consolidated financial statements.

                                                   IDS LIFE INSURANCE COMPANY
                                              CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                       Years ended Dec. 31,
                                                            1996               1995                1994
                                                            ----               ----                ----
                                                                            (thousands)
Cash flows from operating activities:
Net income                                               $ 414,576          $ 364,940           $ 336,169
Adjustments to reconcile net income to
net cash (used in) provided by operating activities:
Policy loan issuance, excluding universal
life-type insurance                                        (49,314)           (46,011)            (37,110)
Policy loan repayment, excluding universal
life-type insurance                                         41,179             36,416              33,384
Change in amounts recoverable from reinsurers              (43,335)           (34,083)            (25,006)
Change in other accounts receivable                         (4,981)            12,231             (28,551)
Change in accrued investment income                          4,695            (30,498)            (10,333)
Change in deferred policy acquisition
costs, net                                                (294,755)          (196,963)           (192,768)
Change in liabilities for future policy
benefits for traditional life,
disability income and
long-term care insurance                                    97,479             85,575              55,354
Change in policy claims and other
policyholders' funds                                        27,311              6,255               5,552
Change in deferred income taxes                            (65,609)           (33,810)            (19,176)
Change in other liabilities                                 46,724             (6,548)               (122)
(Accretion of discount)
amortization of premium, net                               (23,032)           (22,528)             30,921
Net realized loss on investments                               159              4,898               4,282
Policyholder and contractholder
charges, non-cash                                         (154,286)          (140,506)           (126,918)
Other, net                                                 (10,816)             3,849              (8,709)

Net cash (used in) provided by operating
activities                                               $ (14,005)         $   3,217           $  16,969

                                              IDS LIFE INSURANCE COMPANY
                                    CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)


                                                                         Years ended Dec. 31,
                                                            1996               1995                1994
                                                                            (thousands)
Cash flows from investing activities:
Fixed maturities held to maturity:
Purchases                                             $    (43,751)      $ (1,007,208)         $ (879,740)
Maturities, sinking fund payments and calls                759,248            538,219           1,651,762
Sales                                                      279,506            332,154              58,001
Fixed maturities available for sale:
Purchases                                               (2,299,198)        (2,452,181)         (2,763,278)
Maturities, sinking fund payments and calls              1,270,240            861,545           1,234,401
Sales                                                      238,905            136,825             374,564
Other investments, excluding policy loans:
Purchases                                                 (904,536)          (823,131)           (634,807)
Sales                                                      236,912            160,521             243,862
Change in amounts due from brokers                         (11,047)             7,933              (2,214)
Change in amounts due to brokers                           140,369           (105,119)           (124,749)

Net cash used in investing activities                     (333,352)        (2,350,442)           (842,198)

Cash flows from financing activities:
Activity related to universal life-type insurance
and investment contracts:
Considerations received                                  3,567,586          4,189,525           3,566,814
Surrenders and death benefits                           (4,250,294)        (3,141,404)         (3,602,392)
Interest credited to account balances                    1,370,468          1,315,989           1,174,985
Universal life-type insurance policy loans:
Issuance                                                   (86,501)           (84,700)            (78,239)
Repayment                                                   58,753             52,188              50,554
Capital contribution from parent                             4,801                 --                  --
Cash dividends to parent                                  (165,000)          (180,000)           (165,000)

Net cash provided by financing activities                  499,813          2,151,598             946,722

Net increase (decrease) in cash and
cash equivalents                                           152,456           (195,627)            121,493

Cash and cash equivalents at
beginning of year                                           72,147            267,774             146,281

Cash and cash equivalents at
end of year                                          $     224,603        $    72,147         $   267,774
                                                         =========           ========            ========

See accompanying notes to consolidated financial statements.

                           IDS LIFE INSURANCE COMPANY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  ($ thousands)

1. Summary of significant accounting policies

   Nature of business

   IDS Life Insurance Company (the Company) is a stock life insurance company organized under the laws of the State of Minnesota. The Company is a wholly owned subsidiary of American Express Financial Corporation, which is a wholly owned subsidiary of American Express Company. The Company serves residents of all states except New York. IDS Life Insurance Company of New York is a wholly owned subsidiary of the Company and serves New York State residents. The Company also wholly owns American Enterprise Life Insurance Company, American Centurion Life Assurance Company (ACLAC) and American Partners Life Insurance Company.

   The Company's principal products are deferred annuities and universal life insurance, which are issued primarily to individuals. It offers single premium and flexible premium deferred annuities on both a fixed and variable dollar basis. Immediate annuities are offered as well. The Company's insurance products include universal life (fixed and variable), whole life, single premium life and term products (including waiver of premium and accidental death benefits). The Company also markets disability income and long-term care insurance.

   Basis of presentation

   The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All material intercompany accounts and transactions have been eliminated in consolidation.

   The accompanying consolidated financial statements have been prepared in conformity with generally accepted accounting principles which vary in certain respects from reporting practices prescribed or permitted by state insurance regulatory authorities.

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   Investments

   Fixed maturities that the Company has both the positive intent and the ability to hold to maturity are classified as held to maturity and carried at amortized cost. All other fixed maturities and all marketable equity securities are classified as available for sale and carried at fair value. Unrealized gains and losses on securities classified as available for sale are carried as a separate component of stockholder's equity, net of deferred taxes.

   Realized investment gain or loss is determined on an identified cost basis.

   Prepayments are anticipated on certain investments in mortgage-backed securities in determining the constant effective yield used to recognize interest income. Prepayment estimates are based on information received from brokers who deal in mortgage-backed securities.

   Mortgage loans on real estate are carried at amortized cost less reserves for mortgage loan losses. The estimated fair value of the mortgage loans is determined by a discounted cash flow analysis using mortgage interest rates currently offered for mortgages of similar maturities.

   Impairment of mortgage loans is measured as the excess of the loan's recorded investment over its present value of expected principal and interest payments discounted at the loan's effective interest rate, or the fair value of collateral. The amount of the impairment is recorded in a reserve for mortgage loan losses. The reserve for mortgage loans losses is maintained at a level that management believes is adequate to absorb estimated losses in the portfolio. The level of the reserve account is determined based on several factors, including historical experience, expected future principal and interest payments, estimated collateral values, and current and anticipated economic and political conditions. Management regularly evaluates the adequacy of the reserve for mortgage loan losses.

   The Company generally stops accruing interest on mortgage loans for which interest payments are delinquent more than three months. Based on management's judgement as to the ultimate collectibility of principal, interest payments received are either recognized as income or applied to the recorded investment in the loan.

   The cost of interest rate caps and floors is amortized to investment income over the life of the contracts and payments received as a result of these agreements are recorded as investment income when realized. The amortized cost of interest rate caps and floors is included in other investments. Amounts paid or received under interest rate swap agreements are recognized as an adjustment to investment income.

   Policy loans are carried at the aggregate of the unpaid loan balances which do not exceed the cash surrender values of the related policies.

   When evidence indicates a decline, which is other than temporary, in the underlying value or earning power of individual investments, such investments are written down to the fair value by a charge to income.

   Statements of cash flows

   The Company considers investments with a maturity at the date of their acquisition of three months or less to be cash equivalents. These securities are carried principally at amortized cost which approximates fair value.

   Supplementary information to the consolidated statements of cash flows for the years ended Dec. 31 is summarized as follows:

                                         1996         1995          1994
                                      ---------      --------      -----
     Cash paid during the year for:
       Income taxes                    $317,283     $191,011     $226,365
       Interest on borrowings             4,119        5,524        1,553

   Recognition of profits on annuity contracts and insurance policies

   Profits on fixed deferred annuities are recognized by the Company over the lives of the contracts, using primarily the interest method. Profits represent the excess of investment income earned from investment of contract considerations over interest credited to contract owners and other expenses.

   The retrospective deposit method is used in accounting for universal life-type insurance. This method recognizes profits over the lives of the policies in proportion to the estimated gross profits expected to be realized.

   Premiums on traditional life, disability income and long-term care insurance policies are recognized as revenue when due, and related benefits and expenses are associated with premium revenue in a manner that results in recognition of profits over the lives of the insurance policies. This association is accomplished by means of the provision for future policy benefits and the deferral and subsequent amortization of policy acquisition costs.

   Policyholder and contractholder charges include the monthly cost of insurance charges and issue and administrative fees. These charges also include the minimum death benefit guarantee fees received from the variable life insurance separate accounts. Management and other fees include investment management fees and mortality and expense risk fees from the variable annuity and variable life insurance separate accounts and underlying funds.

   Deferred policy acquisition costs

   The costs of acquiring new business, principally sales compensation, policy issue costs, underwriting and certain sales expenses, have been deferred on insurance and annuity contracts. The deferred acquisition costs for most single premium deferred annuities and installment annuities are amortized in relation to surrender charge revenue and a portion of the excess of investment income earned from investment of the contract considerations over the interest credited to contract owners. The costs for universal life-type insurance and certain installment annuities are amortized as a percentage of the estimated gross profits expected to be realized on the policies. For traditional life, disability income and long-term care insurance policies, the costs are amortized over an appropriate period in proportion to premium revenue.

   Liabilities for future policy benefits

   Liabilities for universal life-type insurance, single premium deferred annuities and installment annuities are accumulation values.

   Liabilities for fixed annuities in a benefit status are based on the Progressive Annuity Table with interest at 5 percent, the 1971 Individual Annuity Table with interest at 7 percent or 8.25 percent, or the 1983a Table with various interest rates ranging from 5.5 percent to 9.5 percent, depending on year of issue.

   Liabilities for future benefits on traditional life insurance are based on the net level premium method and anticipated rates of mortality, policy persistency and interest earnings. Anticipated mortality rates generally approximate the 1955-1960 Select and Ultimate Basic Table for policies issued prior to 1980, the 1965-1970 Select and Ultimate Basic Table for policies issued from 1981-1984 and the 1975-1980 Select and Ultimate Basic Table for policies issued after 1984. Anticipated policy persistency rates vary by policy form, issue age and policy duration with persistency on cash value plans generally anticipated to be better than persistency on term insurance plans. Anticipated interest rates are 4% for policies issued before 1974, 5.25% for policies issued from 1974-1980, and range from 10% to 6% depending on policy form, issue year and policy duration for policies issued after 1980.

   Liabilities for future disability income policy benefits include both policy reserves and claim reserves. Policy reserves are based on the net level premium method and anticipated rates of morbidity, mortality, policy persistency and interest earnings. Anticipated morbidity rates are based on the 1964 Commissioners Disability Table for policies issued before 1996 and the 1985 CIDA table for policies issued in 1996. Anticipated mortality rates are based on the 1958 Commissioners Standard Ordinary Table for policies issued before 1996 and the 1975-1980 Basic Table for policies issued in 1996. Anticipated policy persistency rates vary by policy form, occupation class, issue age and policy duration. Anticipated interest rates are 3% for policies issued before 1996 and grade from 7.5% to 5% over five years for policies issued in 1996. Claim reserves are calculated on the basis of anticipated rates of claim continuance and interest earnings. Anticipated claim continuance rates are based on the 1964 Commissioners Disability Table for claims incurred before 1993 and the 1985 CIDA Table for claims incurred after 1992. Anticipated interest rates are 8% for claims incurred prior to 1992, 7% for claims incurred in 1992 and 6% for claims incurred after 1992.

   Liabilities for future long-term care policy benefits include both policy reserves and claim reserves. Policy reserves are based on the net level premium method and anticipated rates of morbidity, mortality, policy persistency and interest earnings. Anticipated morbidity rates are based on the 1985 National Nursing Home Survey. Anticipated mortality rates are based on the 1983a Table. Anticipated policy persistency rates vary by policy form, issue age and policy duration. Anticipated interest rates are 9.5% grading to 7% over 10 years for policies issued from 1989-1992 and 7.75% grading to 7% over 4 years for policies issued after 1992. Claim reserves are calculated on the basis of anticipated rates of claim continuance and interest earnings. Anticipated claim continuance rates are based on the 1985 National Nursing Home Survey. Anticipated interest rates are 8% for claims incurred prior to 1992, 7% claims incurred in 1992 and 6% for claims incurred after 1992.

   Reinsurance

   The maximum amount of life insurance risk retained by the Company on any one life is $750 of life and waiver of premium benefits plus $50 of accidental death benefits. The maximum amount of disability income risk retained by the Company on any one life is $6 of monthly benefit for benefit periods longer than three years. The excesses are reinsured with other life insurance companies on a yearly renewable term basis. Graded premium whole life and long-term care policies are primarily reinsured on a coinsurance basis.

   Federal income taxes

   The Company's taxable income is included in the consolidated federal income tax return of American Express Company. The Company provides for income taxes on a separate return basis, except that, under an agreement between American Express Financial Corporation and American Express Company, tax benefit is recognized for losses to the extent they can be used on the consolidated tax return. It is the policy of American Express Financial Corporation to reimburse subsidiaries for all tax benefits.

   Included  in other  liabilities  at Dec.  31,  1996 and 1995 are  $33,358 and
   ($13,415),  respectively,   receivable  from/(payable  to)  American  Express
   Financial Corporation for federal income taxes.

   Separate account business

   The separate account assets and liabilities represent funds held for the exclusive benefit of the variable annuity and variable life insurance contract owners.

   The Company makes contractual mortality assurances to the variable annuity contract owners that the net assets of the separate accounts will not be affected by future variations in the actual life expectancy experience of the annuitants and the beneficiaries from the mortality assumptions implicit in the annuity contracts. The Company makes periodic fund transfers to, or withdrawals from, the separate accounts for such actuarial adjustments for variable annuities that are in the benefit payment period. For variable life insurance, the Company guarantees that the rates at which insurance charges and administrative fees are deducted from contract funds will not exceed contractual maximums. The Company also guarantees that the death benefit will continue payable at the initial level regardless of investment performance so long as minimum premium payments are made.

   Accounting changes

   The Financial Accounting Standards Board's (FASB) Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," was effective Jan. 1, 1996. The new rule did not have a material impact on the Company's results of operations or financial condition. The Company adopted SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities." The effect of adopting the new rule was to increase stockholder's equity by $181,269, net of tax, as of Jan. 1, 1994, but the adoption had no impact on the Company's net income.

   Reclassification

   Certain 1995 and 1994 amounts have been reclassified to conform to the 1996 presentation.

2. Investments

   Fair values of investments in fixed maturities represent quoted market prices and estimated values when quoted prices are not available. Estimated values are determined by established procedures involving, among other things, review of market indices, price levels of current offerings of comparable issues, price estimates and market data from independent brokers and financial files.

   Net realized gain (loss) on investments for the years ended Dec. 31 is summarized as follows:

                                          1996           1995            1994
                                       --------        --------        --------

   Fixed maturities ............       $  8,736        $  9,973        $ (1,575)
   Mortgage loans ..............         (8,745)        (13,259)         (3,013)
   Other investments ...........           (150)         (1,612)            306
                                       --------        --------        --------
                                       $   (159)       $ (4,898)       $ (4,282)
                                       ========        ========        ========

   Changes in net unrealized appreciation (depreciation) of investments for the years ended Dec. 31 are summarized as follows:

                                         1996          1995            1994
                                     ----------    ------------     -----------
   Fixed maturities:
      Held to maturity .......     $  (335,515)     $ 1,195,847     $(1,329,740)
      Available for sale .....        (231,853)         811,649        (720,449)
   Equity securities .........             (52)           3,118          (2,917)

   The amortized cost, gross unrealized gains and losses and fair values of investments in fixed maturities and equity securities at Dec. 31, 1996 are as follows:

                                                    Gross       Gross
                                        Amortized  Unrealized  Unrealized   Fair
   Held to maturity                         Cost      Gains     Losses      Value
   ----------------                         ----      -----     ------      -----
   U.S. Government agency obligations    $ 44,002    $   933  $  1,276     $ 43,659
   State and municipal obligations          9,685        412        --       10,097
   Corporate bonds and obligations      8,057,997    356,687    47,639    8,367,045
   Mortgage-backed securities           2,124,695     21,577    45,423    2,100,849
                                     ------------  ---------   ------- ------------
                                      $10,236,379   $379,609   $94,338  $10,521,650
                                      ===========   ========   =======  ===========

                                                      Gross       Gross
                                       Amortized  Unrealized  Unrealized       Fair
   Available for sale                       Cost      Gains      Losses        Value
   ------------------                       ----      -----      ------        -----
   U.S. Government agency obligations $    77,944   $  2,607   $     96  $    80,455
   State and municipal obligations         11,032      1,336         --       12,368
   Corporate bonds and obligations      3,701,604    122,559     24,788    3,799,375
   Mortgage-backed securities           7,218,042    104,808     68,203    7,254,647
                                       ----------   --------     ------  -----------
   Total fixed maturities              11,008,622    231,310     93,087   11,146,845
   Equity securities                        3,000        308         --        3,308
                                      -----------   --------    -------  -----------
                                      $11,011,622   $231,618    $93,087  $11,150,153
                                      ===========   ========    =======  ===========

   The amortized cost, gross unrealized gains and losses and fair values of investments in fixed maturities and equity securities at Dec. 31, 1995 are as follows:

                                                       Gross         Gross
                                          Amortized   Unrealized   Unrealized     Fair
   Held to maturity                           Cost      Gains       Losses        Value

   U.S. Government agency obligations   $    64,523   $  3,919     $    --   $    68,442
   State and municipal obligations           11,936        362          32        12,266
   Corporate bonds and obligations        8,921,431    620,327      36,786     9,504,972
   Mortgage-backed securities             2,259,701     42,684       9,688     2,292,697
                                        -----------  ---------     -------   -----------
                                        $11,257,591   $667,292     $46,506   $11,878,377
                                        ===========   ========     =======   ===========

                                                        Gross        Gross
                                          Amortized   Unrealized   Unrealized     Fair
   Available for sale                        Cost       Gains       Losses        Value

   U.S. Government agency obligations   $    84,082  $   3,248    $     50   $    87,280
   State and municipal obligations           11,020      1,476          --        12,496
   Corporate bonds and obligations        2,514,308    186,596       3,451     2,697,453
   Mortgage-backed securities             7,536,726    206,288      24,031     7,718,983
                                         ----------   --------     -------    ----------
   Total fixed maturities                10,146,136    397,608      27,532    10,516,212
   Equity securities                          3,156        361          --         3,517
                                         ----------   --------     -------    ----------
                                        $10,149,292   $397,969     $27,532   $10,519,729
                                        ===========   ========     =======   ===========

   The amortized cost and fair value of investments in fixed maturities at Dec. 31, 1996 by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                           Amortized             Fair
   Held to maturity                           Cost               Value

   Due in one year or less               $    197,711       $    200,134
   Due from one to five years               2,183,374          2,294,335
   Due from five to ten years               4,606,775          4,779,690
   Due in more than ten years               1,123,824          1,146,642
   Mortgage-backed securities               2,124,695          2,100,849
                                         ------------       ------------
                                          $10,236,379        $10,521,650

                                            Amortized             Fair
   Available for sale                         Cost                Value

   Due in one year or less               $    227,051       $    229,650
   Due from one to five years                 851,428            899,098
   Due from five to ten years               2,140,579          2,182,079
   Due in more than ten years                 571,522            581,371
   Mortgage-backed securities               7,218,042          7,254,647
                                         ------------       ------------
                                          $11,008,622        $11,146,845

   During the years ended Dec. 31, 1996, 1995 and 1994, fixed maturities classified as held to maturity were sold with amortized cost of $277,527, $333,508 and $61,290, respectively. Net gains and losses on these sales were not significant. The sale of these fixed maturities was due to significant deterioration in the issuers' creditworthiness.

   As a result of adopting the FASB Special Report, "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities," the Company reclassified securities with a book value of $91,760 and net unrealized gains of $881 from held to maturity to available for sale in December 1995.

   In addition, fixed maturities available for sale were sold during 1996 with proceeds of $238,905 and gross realized gains and losses of $571 and $16,084, respectively. Fixed maturities available for sale were sold during 1995 with proceeds of $136,825 and gross realized gains and losses of $nil and $5,781, respectively. Fixed maturities available for sale were sold during 1994 with proceeds of $374,564 and gross realized gains and losses of $1,861 and $7,602, respectively.

   At Dec. 31, 1996, bonds carried at $13,571 were on deposit with various states as required by law.

   Net investment income for the years ended Dec. 31 is summarized as follows:

                                         1996            1995           1994
                                        ---------       -------        -----

   Interest on fixed maturities       $1,666,929      $1,656,136    $1,556,756
   Interest on mortgage loans            283,830         232,827       196,521
   Other investment income                43,283          35,936        38,366
   Interest on cash equivalents            5,754           5,363         6,872
                                   -------------         -------   -----------
                                       1,999,796       1,930,262     1,798,515
   Less investment expenses               34,434          22,953        16,642
                                    ------------       ---------    ----------
                                      $1,965,362      $1,907,309    $1,781,873
                                      ==========      ==========    ==========

   At Dec. 31, 1996, investments in fixed maturities comprised 84 percent of the Company's total invested assets. These securities are rated by Moody's and Standard & Poor's (S&P), except for securities carried at approximately $1.9 billion which are rated by American Express Financial Corporation internal analysts using criteria similar to Moody's and S&P. A summary of investments in fixed maturities, at amortized cost, by rating on Dec. 31 is as follows:

     Rating                              1996               1995
     ------                          -----------         -----------
     Aaa/AAA ....................... $ 9,460,134         $ 9,907,664
     Aaa/AA ........................       2,870               3,112
     Aa/AA .........................     241,914             279,403
     Aa/A ..........................     192,631             154,846
     A/A ...........................   2,949,895           3,104,122
     A/BBB .........................   1,034,661             871,782
     Baa/BBB .......................   4,531,515           4,417,654
     Baa/BB ........................     768,285             657,633
     Below investment grade ........   2,063,096           2,007,511
                                     -----------         -----------
                                     $21,245,001         $21,403,727

   At Dec. 31, 1996, 95 percent of the securities rated Aaa/AAA are GNMA, FNMA and FHLMC mortgage-backed securities. No holdings of any other issuer are greater than 1 percent of the Company's total investments in fixed maturities.

   At Dec. 31, 1996, approximately 13.7 percent of the Company's invested assets were mortgage loans on real estate. Summaries of mortgage loans by region of the United States and by type of real estate are as follows:

                                 Dec. 31, 1996               Dec. 31, 1995
                           -------------------------    ------------------------
                           On Balance   Commitments    On Balance   Commitments
     Region                   Sheet     to Purchase       Sheet     to Purchase
   ------------------      -----------   -----------    -----------   ----------
   East North Central      $  777,960      $  19,358     $  720,185    $ 67,206
   West North Central         389,285         29,620        303,113      34,411
   South Atlantic             891,852         35,007        732,529     111,967
   Middle Atlantic            553,869         17,959        508,634      37,079
   New England                310,177         14,042        244,816      40,452
   Pacific                    190,770          4,997        168,272      23,161
   West South Central         105,173         11,246         61,860      27,978
   East South Central          75,176             --         58,462      10,122
   Mountain                   236,597         11,401        184,964      16,774
                           ----------       --------       --------      ------
                            3,530,859        143,630      2,982,835     369,150
   Less allowance for losses   37,495             --         37,340          --
                           ----------       --------        -------         ---
                           $3,493,364       $143,630     $2,945,495    $369,150
                           ==========       ========     ==========    ========

                                   Dec. 31, 1996                Dec. 31, 1995
                           -------------------------    ------------------------
                           On Balance    Commitments    On Balance   Commitments
     Property type             Sheet     to Purchase       Sheet     to Purchase
-----------------------     ---------      ---------    -----------  -----------
Department/retail stores   $1,154,179      $  68,032    $   985,660    $ 134,538
Apartments                  1,119,352         23,246      1,038,446       84,978
Office buildings              611,395         27,653        464,381       62,664
Industrial buildings          296,944          6,716        255,469       22,721
Hotels/motels                  97,870          6,257         31,335       48,816
Nursing/retirement homes       88,226          1,877         80,864        4,378
Mixed Use                      73,120             --         53,169           --
Medical buildings              67,178          8,289         57,772        2,495
Other                          22,595          1,560         15,739        8,560
                         ------------     ----------      ---------     --------
                            3,530,859        143,630      2,982,835      369,150
Less allowance for losses      37,495             --         37,340           --
                         ------------         ------      ---------       ------
                           $3,493,364       $143,630     $2,945,495     $369,150
                           ==========       ========     ==========     ========

Mortgage loan fundings are restricted by state insurance regulatory authorities to 80 percent or less of the market value of the real estate at the time of origination of the loan. The Company holds the mortgage document, which gives the right to take possession of the property if the borrower fails to perform according to the terms of the agreement. The fair value of the mortgage loans is determined by a discounted cash flow analysis using mortgage interest rates currently offered for mortgages of similar maturities. Commitments to purchase mortgages are made in the ordinary course of business. The fair value of the mortgage commitments is $nil.

At Dec. 31, 1996 and 1995, the Company's recorded investment in impaired loans was $79,441 and $83,874 with a reserve of $16,162 and $19,307, respectively. During 1996 and 1995, the average recorded investment in impaired loans was $74,338 and $74,567, respectively.

The Company recognized $4,889 and $5,014 of interest income related to impaired loans for the year ended Dec. 31, 1996 and 1995, respectively.

The following table presents changes in the reserve for investment losses related to all loans:

                                            1996              1995
                                         ---------         --------
Balance, Jan. 1 ....................      $ 37,340         $ 35,252
Provision for investment losses ....        10,005           15,900
Loan payoffs .......................        (4,700)         (11,900)
Foreclosures .......................        (5,150)          (1,350)
Other ..............................            --             (562)
                                          --------         --------
Balance, Dec. 31 ...................      $ 37,495         $ 37,340
                                          ========         ========

At Dec. 31, 1996, the Company had commitments to purchase affordable housing limited partnership investments of $28,476, which is recorded as a liability in the accompanying balance sheets. The total amounts committed in 1997 and 1998 are $25,234 and $3,242, respectively. The Company also had commitments to purchase real estate investments for $35,425. Commitments to purchase real estate investments are made in the ordinary course of business. The fair value of these commitments is $nil.

3. Income taxes

   The Company qualifies as a life insurance company for federal income tax purposes. As such, the Company is subject to the Internal Revenue Code provisions applicable to life insurance companies.

   Income tax expense consists of the following:

                                     1996          1995          1994
                                    ------       --------      -------
   Federal income taxes:
         Current                   $260,357      $218,040     $186,508
         Deferred                   (65,609)      (33,810)     (19,175)
                                   --------      --------     --------
                                    194,748       184,230      167,333
   State income taxes-current        12,390        11,612        9,010
                                  ---------       -------       ------
   Income tax expense              $207,138      $195,842     $176,343
                                   ========      ========     ========

   Increases (decreases) to the federal tax provision applicable to pretax income based on the statutory rate are attributable to:

                                        1996                  1995                  1994
                                 -----------------     -----------------     -----------------
                                 Provision    Rate     Provision    Rate     Provision    Rate
        Federal income
          taxes based on
        the statutory rate       $217,600    35.0%      $196,274    35.0%     $179,379    35.0%
        Increases (decreases)
        are attributable to:
        Tax-excluded interest
          and dividend income      (9,636)   (1.6)        (8,524)   (1.5)       (9,939)   (2.0)
        Other, net                (13,216)   (2.1)        (3,520)   (0.6)       (2,107)   (0.4)
                                ---------   -----       --------    ----      --------    ----
        Federal income taxes     $194,748    31.3%      $184,230    32.9%     $167,333    32.6%
                                 ========   =====       ========    ====      ========    ====

   A portion of life insurance company income earned prior to 1984 was not subject to current taxation but was accumulated, for tax purposes, in a policyholders' surplus account. At Dec. 31, 1996, the Company had a policyholders' surplus account balance of $20,114. The policyholders' surplus account is only taxable if dividends to the stockholder exceed the stockholder's surplus account or if the Company is liquidated. Deferred income taxes of $7,040 have not been established because no distributions of such amounts are contemplated.

   Significant components of the Company's deferred tax assets and liabilities as of Dec. 31 are as follows:

                                           1996            1995
                                          -------         -----
   Deferred tax assets:
   Policy reserves                       $724,412       $600,176
   Life insurance guarantee
      fund assessment reserve              29,854         26,785
   Other                                    2,763             --
                                        ---------        -------
   Total deferred tax assets              757,029        626,961
                                        ---------        -------

   Deferred tax liabilities:
   Deferred policy acquisition costs      665,685        590,762
   Unrealized gain on investments          48,486        129,653
   Investments, other                       8,935         17,152
   Other                                       --          2,298
                                         --------        -------
   Total deferred tax liabilities         723,106        739,865
                                         --------        -------
   Net deferred tax assets (liabilities)$  33,923      $(112,904)
                                        =========      =========

   The Company is required to establish a "valuation allowance" for any portion of the deferred tax assets that management believes will not be realized. In the opinion of management, it is more likely than not that the Company will realize the benefit of the deferred tax assets and, therefore, no such valuation allowance has been established.

4. Stockholder's equity

   During 1996, the Company received a $4,801 capital contribution from its parent, American Express Financial Corporation. During 1995, the Company received a $39,700 capital contribution from its parent in the form of investments in fixed maturities and mortgage loans. In addition, effective Jan. 1, 1995, the Company began consolidating the financial results of ACLAC. This change reflected the transfer of ownership of ACLAC from Amex Life Assurance Company (Amex Life), a former affiliate, to the Company prior to the sale of Amex Life to an unaffiliated third party on Oct. 2, 1995. This transfer of ownership to the Company has been reflected as a capital contribution of $17,114 in the accompanying financial statements. The effect of this change in reporting entity was not significant and prior periods have not been restated.

   As discussed in Note 5, the Company entered into a reinsurance agreement with Amex Life during 1995. As a result of this transaction, a loss of $4,574 was realized and reported as a direct charge to retained earnings.

   Other changes in the statements of stockholder's equity are primarily related to reinsurance transactions with affiliates.

   Retained earnings available for distribution as dividends to the parent are limited to the Company's surplus as determined in accordance with accounting practices prescribed by state insurance regulatory authorities. Statutory unassigned surplus aggregated $1,261,592 as of Dec. 31, 1996 and $1,103,993 as of Dec. 31, 1995 (see Note 3 with respect to the income tax effect of certain distributions). In addition, any dividend distributions in 1997 in excess of approximately $351,306 would require approval of the Department of Commerce of the State of Minnesota.

   Statutory net income for the years ended Dec. 31 and capital and surplus as of Dec. 31 are summarized as follows:

                                       1996            1995           1994
                                      ------          ------        ------
   Statutory net income            $ 365,585       $ 326,799       $ 294,699
   Statutory capital and surplus   1,565,082       1,398,649       1,261,958

   Dividends paid to American Express Financial Corporation were $165,000 in 1996, $180,000 in 1995, and $165,000 in 1994.

5. Related party transactions

   The Company has loaned funds to American Express Financial Corporation under a collateral loan agreement. The balance of the loan was $11,800 and $25,800 at Dec. 31, 1996 and 1995, respectively. This loan can be increased to a maximum of $75,000 and pays interest at a rate equal to the preceding month's effective new money rate for the Company's permanent investments. It is collateralized by equity securities valued at $116,543 at Dec. 31, 1996. Interest income on related party loans totaled $780, $1,371 and $2,894 in 1996, 1995 and 1994, respectively.

   The Company purchased a five year secured note from an affiliated company which had an outstanding balance of $nil and $19,444 at Dec. 31, 1996 and 1995, respectively. The note bears a fixed rate of 8.42 percent. Interest income on the above note totaled $1,637, $1,937 and $2,278 in 1996, 1995 and 1994, respectively.

   The Company has a reinsurance agreement whereby it assumed 100 percent of a block of single premium life insurance business from Amex Life Assurance Company (Amex Life), a former affiliate. The accompanying consolidated balance sheets at Dec. 31, 1996 and 1995 include $758,812 and $764,663, respectively, of future policy benefits related to this agreement.

   The Company has a reinsurance agreement to cede 50 percent of its long-term care insurance business to Amex Life. The accompanying consolidated balance sheets at Dec. 31, 1996 and 1995 include $134,121 and $95,484, respectively, of reinsurance receivables related to this agreement. Premiums ceded amounted to $32,917, $25,553 and $20,360 and reinsurance recovered from reinsurers amounted to $5,135, $4,998 and $3,022 for the years ended Dec. 31, 1996, 1995 and 1994, respectively.

   The Company has a reinsurance agreement to assume deferred annuity contracts from Amex Life. At Oct. 1, 1995, a $803,618 block of deferred annuities and $28,327 of deferred policy acquisition costs were transferred to the Company. The accompanying consolidated balance sheet at Dec. 31, 1996 includes $828,298 of future policy benefits related to this agreement. Contracts with future policy benefits totaling $50,400 were still reinsured with the former affiliate at Dec. 31, 1996. The remaining contracts had been novated to Company contracts.

   Until July 1, 1995, the Company participated in the IDS Retirement Plan of American Express Financial Corporation which covered all permanent employees age 21 and over who had met certain employment requirements. Effective July 1, 1995, the IDS Retirement Plan was merged with American Express Company's American Express Retirement Plan, which simultaneously was amended to include a cash balance formula and a lump sum distribution option. Employer contributions to the plan are based on participants' age, years of service and total compensation for the year. Funding of retirement costs for this plan complies with the applicable minimum funding requirements specified by ERISA. The Company's share of the total net periodic pension cost was $174, $155 and $156 in 1996, 1995 and 1994, respectively.

   The Company also participates in defined contribution pension plans of American Express Company which cover all employees who have met certain employment requirements. Company contributions to the plans are a percent of either each employee's eligible compensation or basic contributions. Costs of these plans charged to operations in 1996, 1995 and 1994 were $990, $815 and $957, respectively.

   The Company participates in defined benefit health care plans of American Express Financial Corporation that provide health care and life insurance benefits to retired employees and retired financial advisors. The plans include participant contributions and service related eligibility requirements. Upon retirement, such employees are considered to have been employees of American Express Financial Corporation. American Express Financial Corporation expenses these benefits and allocates the expenses to its subsidiaries. Accordingly, costs of such benefits to the Company are included in employee compensation and benefits and cannot be identified on a separate company basis.

   Charges  by  American  Express   Financial   Corporation  for  use  of  joint
   facilities, marketing services and other services aggregated $397,362, $377,139, and $335,183 for 1996, 1995 and 1994, respectively. Certain of these costs are included in deferred policy acquisition costs. In addition, the Company rents its home office space from American Express Financial Corporation on an annual renewable basis.

6. Commitments and contingencies

   At Dec. 31, 1996 and 1995, traditional life insurance and universal life-type insurance in force aggregated $67,274,354 and $59,683,532, respectively, of which $3,875,921 and $3,771,204 were reinsured at the respective year ends. The Company also reinsures a portion of the risks assumed under disability income and long-term care policies. Under all reinsurance agreements, premiums ceded to reinsurers amounted to $48,250, $39,399 and $31,016 and reinsurance recovered from reinsurers amounted to $15,612, $14,088, and $10,778 for the years ended Dec. 31, 1996, 1995 and 1994. Reinsurance contracts do not relieve the Company from its primary obligation to policyholders.

   A number of lawsuits have been filed against life and health insurers in jurisdictions in which the Company and its subsidiaries do business involving insurers' sales practices, alleged agent misconduct, failure to properly supervise agents, and other matters. In December 1996, an action of this type was brought against the Company and its parent, American Express Financial Corporation. The plaintiffs purport to represent a class consisting of all persons who replaced existing Company policies with new Company policies from and after Jan. 1, 1985. The complaint puts at issue various alleged sales practices and misrepresentations, alleged breaches of fiduciary duties and alleged violations of consumer fraud statutes. Plaintiffs seek damages in an unspecified amount and seek to establish a claims resolution facility for the determination of individual issues. The Company and its parent believe they have meritorious defenses to the claims raised in the lawsuit. The outcome of any litigation cannot be predicted with certainty, particularly in the early stages of an action. In the opinion of management, however, the ultimate resolution of the above lawsuit and others filed against the Company should not have a material adverse effect on the Company's consolidated financial position.

   During 1996, the Company settled the federal tax audit for 1987 through 1989 tax years. There was no material impact as a result of that audit. Also, the IRS is currently auditing the Company's 1990 through 1992 tax years. Management does not believe there will be a material impact as a result of this audit.

7. Lines of credit

   The Company has available lines of credit with two banks and its parent aggregating $175,000, of which $100,000 is with its parent. The lines of credit are at 40 to 80 basis points over the lenders' cost of funds or equal to the prime rate, depending on which line of credit agreement is used. The $25,000 line of credit with one bank expired on Dec. 31, 1996 and the Company did not seek renewal. The $50,000 line of credit with the other bank expires on June 30, 1997 and the Company expects to seek renewal. Borrowings outstanding under these agreements were $nil at Dec. 31, 1996 and 1995.

8. Derivative financial instruments

   The Company enters into transactions involving derivative financial instruments to manage its exposure to interest rate risk, including hedging specific transactions. The Company does not hold derivative instruments for trading purposes. The Company manages risks associated with these instruments as described below.

   Market risk is the possibility that the value of the derivative financial instruments will change due to fluctuations in a factor from which the instrument derives its value, primarily an interest rate. The Company is not impacted by market risk related to derivatives held for non-trading purposes beyond that inherent in cash market transactions. Derivatives held for purposes other than trading are largely used to manage risk and, therefore, the cash flow and income effects of the derivatives are inverse to the effects of the underlying transactions.

   Credit risk is the possibility that the counterparty will not fulfill the terms of the contract. The Company monitors credit exposure related to derivative financial instruments through established approval procedures, including setting concentration limits by counterparty and industry, and requiring collateral, where appropriate. A vast majority of the Company's counterparties are rated A or better by Moody's and Standard & Poor's.

   Credit exposure related to interest rate caps and floors is measured by the replacement cost of the contracts. The replacement cost represents the fair value of the instruments.

   The notional or contract amount of a derivative financial instrument is generally used to calculate the cash flows that are received or paid over the life of the agreement. Notional amounts are not recorded on the balance sheet. Notional amounts far exceed the related credit exposure.

   The Company's holdings of derivative financial instruments are as follows:

                               Notional    Carrying      Fair      Total Credit
   Dec. 31, 1996                Amount       Value       Value       Exposure
   -------------              ---------     -------     --------   ------------
   Assets:
    Interest rate caps      $ 4,000,000     $16,227     $  7,439      $  7,439
    Interest rate floors      1,000,000       2,041        4,341         4,341
    Interest rate swaps       1,000,000          --      (24,715)           --
                             ----------     -------     --------       -------
                             $6,000,000     $18,268     $(12,935)      $11,780
                             ==========     =======     ========       =======
   Dec. 31, 1995
   Assets:
     Interest rate caps      $5,100,000     $26,680     $  8,366       $ 8,366
                             ==========     =======     ========       =======

   The fair values of derivative financial instruments are based on market values, dealer quotes or pricing models. The interest rate caps and floors expire on various dates from 1996 to 2001. The interest rate swaps are in effect through 2001.

   Interest rate caps, swaps and floors are used principally to manage the Company's interest rate risk. These instruments are used to protect the margin between interest rates earned on investments and the interest rates credited to related annuity contract holders.

9. Fair values of financial instruments

   The Company discloses fair value information for most on- and off-balance sheet financial instruments for which it is practicable to estimate that value. Fair values of life insurance obligations and all non-financial instruments, such as deferred acquisition costs are excluded. Off-balance sheet intangible assets, such as the value of the field force, are also excluded. Management believes the value of excluded assets is significant. The fair value of the Company, therefore, cannot be estimated by aggregating the amounts presented.

                                           1996                        1995
                                          ------                      -----

                                 Carrying         Fair        Carrying         Fair
   Financial Assets               Value           Value         Value         Value
   ----------------               -----           -----         -----         -----
   Investments:
     Fixed maturities (Note 2):
       Held to maturity        $10,236,379   $10,521,650   $11,257,591   $11,878,377
       Available for sale       11,146,845    11,146,845    10,516,212    10,516,212
     Mortgage loans on
       real estate (Note 2)      3,493,364     3,606,077     2,945,495     3,184,666
     Other:
       Equity securities (Note 2)    3,308         3,308         3,517         3,517
       Derivative financial
         instruments (Note 8)       18,268       (12,935)       26,680         8,366
       Other                        63,993        66,242        52,182        52,182
   Cash and
     cash equivalents (Note 1)     224,603       224,603        72,147        72,147
   Separate account assets
     (Note 1)                   18,535,160    18,535,160    14,974,082    14,974,082

   Financial Liabilities
     Future policy benefits
       for fixed annuities      20,641,986    19,721,968    20,259,265    19,603,114
     Separate account
         liabilities            17,358,087    16,688,519    14,208,619    13,665,636

   At Dec. 31, 1996 and 1995, the carrying amount and fair value of future policy benefits for fixed annuities exclude life insurance-related contracts carried at $1,112,155 and $1,070,598, respectively, and policy loans of $83,867 and $74,973, respectively. The fair value of these benefits is based on the status of the annuities at Dec. 31, 1996 and 1995. The fair value of deferred annuities is estimated as the carrying amount less any applicable surrender charges and related loans. The fair value for annuities in non-life contingent payout status is estimated as the present value of projected benefit payments at rates appropriate for contracts issued in 1996 and 1995.

   At Dec. 31, 1996 and 1995, the fair value of liabilities related to separate accounts is estimated as the carrying amount less any applicable surrender charges and less variable insurance contracts carried at $1,177,073 and $765,463, respectively.

10.Segment information

   The Company's operations consist of two business segments; first, individual and group life insurance, disability income and long-term care insurance, and second, annuity products designed for individuals, pension plans, small businesses and employer-sponsored groups. The consolidated condensed statements of income for the years ended Dec. 31, 1996, 1995 and 1994 and total assets at Dec. 31, 1996, 1995 and 1994 by segment are summarized as follows:

                                          1996           1995            1994
                                         ------         ------          -----
   Net investment income:
   Life, disability income
     and long-term care insurance   $    262,998   $    256,242   $     247,047
   Annuities                           1,702,364      1,651,067       1,534,826
                                     -----------    -----------    ------------
                                     $ 1,965,362    $ 1,907,309    $  1,781,873
                                     ===========    ===========    ============
   Premiums, charges and fees:
   Life, disability income
     and long-term care insurance   $    448,389   $    384,008   $     335,375
   Annuities                             308,873        249,557         193,370
                                    ------------   ------------   -------------
                                    $    757,262   $    633,565   $     528,745
                                    ============   ============   =============
   Income before income taxes:
   Life, disability income
     and long-term care insurance   $    161,115   $    125,402   $     122,677
   Annuities                             460,758        440,278         394,117
   Net loss on investments                  (159)        (4,898)         (4,282)
                                   -------------  -------------  --------------
                                    $    621,714   $    560,782   $     512,512
                                    ============   ============   =============
   Total assets:
   Life, disability income
     and long-term care insurance   $  7,028,906   $  6,195,870    $  5,269,188
   Annuities                          40,277,075     36,704,208      30,478,355
                                     -----------    -----------     -----------
                                     $47,305,981    $42,900,078     $35,747,543
                                     ===========    ===========     ===========

   Allocations of net investment income and certain general expenses are based on various assumptions and estimates.

   Assets are not individually identifiable by segment and have been allocated principally based on the amount of future policy benefits by segment.

   Capital  expenditures  and  depreciation   expense  are  not  material,   and
   consequently, are not reported.

                             PART II.

              INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution.

     The expenses of the issuance and distribution of the interests in the IDS Life Account RE of IDS Life Insurance Company to be registered, other than commissions on sales of the Contracts, are to be borne by the registrant.

Item 14.  Indemnification of Directors and Officers

     Section 300.083 of Minnesota Law provides in part that a corporation organized under such law shall have power to indemnify anyone made, or threatened to be made, a party to a threatened, pending or completed proceeding, whether civil or criminal, administrative or investigative, because he is or was a director or officer of the corporation, or served as a director or officer of another corporation at the request of the corporation. Indemnification in such a proceeding may extend to judgments, penalties, fines and amounts paid in settlement, as well as to reasonable expenses, including attorneys' fees and disbursements. In a civil proceeding, there can be no indemnification under the statute, unless it appears that the person seeking indemnification has acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and its shareholders and unless such person has received no improper personal benefit; in a criminal proceeding, the person seeking indemnification must also have no reasonable cause to believe his conduct was unlawful.

     Article IX of the By-laws of the IDS Life Insurance Company requires the IDS Life Insurance Company to indemnify directors and officers to the extent indemnification is permitted as stated by the preceding paragraph, and contains substantially the same language as the above-mentioned Section 300.083.

     Article IX, paragraph (2), of the By-laws of the IDS Life Insurance Company provides as follows:

     "Section 2. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party, by reason of the fact that he is or was a director, officer, employee or agent of this Corporation, or is or was serving at the direction of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, to any threatened, pending or completed action, suit or proceeding, wherever brought, to the fullest extent permitted by the laws of the State of Minnesota, as now existing or hereafter amended, provided that this Article shall not indemnify or protect any such director, officer, employee or agent against any liability to the Corporation or its security holders to which he would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence, in the performance of his duties or by reason of his reckless disregard of his obligations and duties."

     The parent company of IDS Life Insurance Company maintains an insurance policy which affords liability coverage to directors and officers of the IDS Life Insurance Company while acting in that capacity. IDS Life Insurance Company pays its proportionate share of the premiums for the policy.

     Insofar as indemnification for liability arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 15.  Recent Sales of Unregistered Securities

          None

Item 16.  Exhibits and Financial Statement Schedules

(a)  Exhibits

    3.1   Copy of Certificate of Incorporation of IDS Life
          Insurance Company, dated July 24, 1957, filed electronically as Exhibit No. 3.0 to Registrant's Post-
          Effective Amendment No. 12 to Registration Statement
          No. 33-13375, is incorporated herein by reference.

    3.2 Copy of Amended By-laws of IDS Life Insurance Company, filed electronically as Exhibit No. 3.1 to Registrant's
          Post-Effective Amendment No. 12 to Registration Statement No. 33-13375, is incorporated herein by reference.

    3.3 Certified Copy of Resolution of the Board of Directors of IDS Life Insurance Company, dated March 18, 1987, establishing IDS Life Account RE, filed electronically as Exhibit No. 3.2 to Registrant's Post-Effective Amendment No. 12 to Registration Statement No. 33-13375, is incorporated herein by reference.

    4.1 Form of Deferred Variable Annuity Contract, as previously filed.

    4.2 Copy of Deed of Trust Note together with certain documents relating to mortgage loan secured by West Springfield Terrace Apartments, as previously filed.

    4.3 Copy of Line of Credit Agreement, dated March 30, 1994, between IDS Life Account RE and IDS Life Insurance Company (including a copy of the executed promissory note, dated March 30, 1994), filed electronically as Exhibit No. 4.2 to Registrant's Post-Effective Amendment No. 12 to Registration Statement No. 33-13375, is incorporated herein by reference.

    5. Copy of Opinion of counsel regarding legality of contracts, as previously filed.

   10.1 Copy of Investment Advisory Agreement between JMB Annuity Associates and IDS Life Insurance Company respecting the IDS Life Account RE, as previously filed.

   10.2 Copy of Agreement together with certain documents relating to the purchase of an interest in Northridge Mall, as previously filed.

   10.3 Copy of Management Agreement with respect to management of Northridge Mall, Second Amended and Restated Articles of Partnership of N/S Associates and Amendment to Operating Agreement, as previously filed.

   10.4 Copy of Agreement together with certain documents relating to the purchase of an interest in Southridge Mall, as previously filed.

   10.5 Copy of Management Agreement with respect to management of Southridge Mall and Amendment to Operating Agreement, as previously filed.

   10.6 Copy of Commitment Letter relating to the funding of a participating mortgage loan secured by Riverpoint Center, as previously filed.

   10.7 Copy of Commitment and Agreement for Sale/Leaseback and Leasehold Loan with respect to Monmouth Mall, as previously filed.

   10.8 Copy of Investment Advisory Agreement and Articles of Partnership of Monmouth Associates, as previously filed.

   10.9 Copy of Amended and Restated Articles of Partnership of Monmouth Associates, as previously filed.

  10.10 Copy of Agreement together with certain documents relating to purchase of West Springfield Terrace Apartments, as previously filed.

  10.11 Copy of Agreement together with certain documents relating to purchase of an interest in 1225 Connecticut Avenue, as previously filed.

  21.     List of subsidiaries of IDS Life Insurance Company:

       o  American Centurion Life Assurance Company
       o  American Enterprise Life Insurance Company
       o  American Partners Life Insurance Company
       o  IDS Life Insurance Company of New York

  23.1 Consent of Independent Auditors (KPMG Peat Marwick LLP), is filed electronically herewith.

  23.2 Consent of Independent Auditors (Ernst & Young LLP), is filed electronically herewith.

  24. Directors Power of Attorney, dated March 12, 1997, is filed electronically herewith as Exhibit No. 24.


16.(b)  Financial Statement Schedules

          Financial Statement Schedules and Reports of Independent Auditors, are filed electronically herewith.

          Financial Statement Schedules

          IDS Life Account RE
          Independent Auditors' Report on Schedules, dated March
          21, 1997.

            Schedule III      -    Participation in Mortgage Loan
                                   on Real Estate and Interest
                                   Earned on Participation in
                                   Mortgage
            Schedule IV       -    Real Estate Owned and Rental
                                   Income

          N/S Associates, Monmouth Associates & 1225 Investment
          Corporation, Unconsolidated Joint Ventures of IDS
          Life Account RE
            Independent Auditors' Report, dated March 21, 1997.

            Schedule III      -    Participation in Mortgage Loan
                                   on Real Estate and Interest
                                   Earned on Participation in
                                   Mortgage

            Schedule IV       -    Real Estate Owned and Rental
                                     Income

          IDS Life Insurance Company
            Report of Independent Auditors, dated February 7, 1997.

            Schedule I        -    Consolidated Summary of
                                   Investments Other than
                         Investments in Related Parties
            Schedule III      -    Supplementary Insurance
                                   Information

            Schedule IV       -    Reinsurance
            Schedule V        -    Valuation and Qualifying
                                   Accounts

          All other schedules to the consolidated financial statements required by Article 7 of Regulation S-X are not required under the related instructions or are inapplicable and, therefore, have been omitted.

Item 17.  Undertaking

Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                            SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, IDS Life Insurance Company has duly caused this Registration Statement to be signed on behalf of the Registrant by the undersigned, thereunto duly authorized in this City of Minneapolis, and State of Minnesota on the 8th day of April, 1997.

                  IDS Life Account RE of IDS Life Insurance Company
                                 (Registrant)

                          By IDS Life Insurance Company

                                    By /s/ Richard W. Kling*
                                Richard W. Kling

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on the 8th day of April, 1997.

Signature                          Title

/s/ James A. Mitchell*             Chairman of the Board
    James A. Mitchell              and Chief Executive
                                   Officer

/s/ Richard W. Kling*              Director and President
    Richard W. Kling

/s/ David R. Hubers*               Director
    David R. Hubers

/s/ Paul F. Kolkman*               Director and Executive Vice
    Paul F. Kolkman                President

/s/ Barry J. Murphy*               Director and Executive Vice
    Barry J. Murphy                President, Client Service

/s/ Stuart A. Sedlacek*            Director and Executive Vice
    Stuart A. Sedlacek             President, Assured Assets

/s/ Melinda S. Urion*              Director, Executive Vice
    Melinda S. Urion               President and Controller

*Signed pursuant to Power of Attorney dated March 12, 1997, filed electronically herewith as Exhibit No. 24.


By:




     Mary Ellyn Minenko

                    Independent Auditors' Report on Schedules


The Board of Directors of
  IDS Life Insurance Company and
  Contract Owners of IDS Life Account RE:


The audits referred to in our report dated March 21, 1997 on the financial statements of IDS Life Account RE included the related financial statement schedules as of December 31, 1996, included in the Registration Statement. These financial statement schedules are the responsibility of the management of IDS Life Insurance Company. Our responsibility is to express an opinion on these financial statement schedules based on our audits. In our opinion, such financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.




                                    KPMG Peat Marwick LLP


Minneapolis, Minnesota
March 21, 1997


Schedule III

                               IDS LIFE ACCOUNT RE
                                       of
                           IDS LIFE INSURANCE COMPANY


                Participation in Mortgage Loan on Real Estate and
                           Interest Earned on Participation in Mortgage


                                December 31, 1996



                           Part 1 - Participation in Mortgage           Part 2 - Interest Earned on
                          Loan on Real Estate at Close of Year          Participation in Mortgage

Liens on Shopping Center:
                                      Principal unpaid    Amount of        Interest due
Riverpoint Center        Carrying         at close      mortgage being     & accrued at      Interest
Chicago, Illinois       Amount (A)        of period       foreclosed      end of period    Income Earned

       1996            $          --  $         --        $    --         $         --     $    256,843
                       -------------  =============       =========       =============    ============

       1995            $   2,966,206  $   2,875,853       $    --         $     (5,400)    $    264,581
                       =============  =============       =========       =============    ============

       1994            $   2,994,023  $   2,875,853       $    --         $         --     $    265,288
                       =============  =============       =========       =============    ============






(A) - Reconciliation of the carrying value of the participation in the mortgage loan:

                                                             1996              1995              1994
                                                        -------------     -------------     ---------

      Balance at the beginning of year...........       $   2,966,206     $   2,994,023     $   2,995,600

      Changes during year:
        Unrealized depreciation..................            (147,608)          (27,817)           (1,577)
        Loan repayment...........................          (2,794,065)               --                --
        Realized loss............................             (24,533)               --                --
                                                        --------------     -------------    -------------

      Balance at end of year.....................                  --         2,966,206         2,994,023
                                                        --------------     -------------    -------------




Schedule IV
                               IDS LIFE ACCOUNT RE
                                                of
                           IDS LIFE INSURANCE COMPANY


                       Real Estate Owned and Rental Income

                                December 31, 1996

                  Part 1 - Real Estate Owned at End of Year (A)
Apartment Complex:

 West Springfield                        Amount at                                                         Amount at
Terrace Apartments                    which carried      Cost of                        Carrying value     which carried
  Fairfax County,       Amount of     at beginning     improvements,     Unrealized    of real estate    at close of
    Virginia           encumbrances   of period (A)         etc.         Appreciation       sold           period (B)

      1996             $         --   $ 16,295,602      $    136,544      $         --  $(16,432,146)    $         --
                       ============   =============     ============      ============= =============    ============

      1995             $  7,770,339   $ 15,993,057      $    163,781      $    138,764            --     $ 16,295,602
                       ============   =============     ============      ============= =============    ============

      1994             $  7,852,279   $ 15,882,183      $    110,874      $          --           --     $ 15,993,057
                       ============   ============      ============      ============= =============    ============


                                 Part 2 - Rental Income

                         Rents due         Total rental      Expended for
                        and accrued           income        interest taxes,    Net income
                         at end of          applicable       repairs, and      applicable
                           period           to period          expenses        to period

      1996              $        --        $ 1,760,141       $ 1,381,391      $  378,750
                        ============       ===========       ===========      ==========

      1995              $     4,016        $ 2,379,439       $ 1,756,139      $  623,300
                        ============       ===========       ===========      ==========

      1994              $    (1,895)       $ 2,235,867       $ 1,792,255      $  443,612
                        ============       ===========       ===========      ==========


(A) Reconciliation of real estate owned:
                                                              1996               1995            1994
                                                          ------------      ------------     --------

      Balance at the beginning of period..........        $ 16,295,602      $ 15,993,057    $ 15,882,183

      Additions (deductions) during the year:
        Improvements, etc.........................             136,544           163,781          110,874
        Unrealized appreciation...................                  --           138,764               --
        Carrying value of real estate sold........         (16,432,146)               --               --
                                                          -------------     -------------    ------------

      Balance at end of year......................        $         --      $ 16,295,602     $ 15,993,057
                                                          =============     =============    ============

(B) Reserve for depreciation is not applicable as real estate owned is stated at estimated fair market value.

                          Independent Auditors' Report



The Board of Directors of IDS Life
Insurance Company and Contract
Owners of IDS Life Account RE:


Under date of March 21, 1997 we reported on the combined financial statements of N/S Associates, Monmouth Associates and 1225 Investment Corporation, unconsolidated joint ventures of IDS Life Account RE, as of December 31, 1996 and 1995, and the related combined statements of operations, partners' capital and cash flows for each of the years in the three-year period ended December 31, 1996, as contained in the annual report on Form 10-K of IDS Life Insurance Company for the year 1996. In connection with our audits of the aforementioned combined financial statements, we also audited the related combined financial statement schedules as listed in the accompanying index. These combined financial statement schedules are the responsibility of the Investment Adviser. Our responsibility is to express an opinion on these combined financial statement schedules based on our audits.

In our opinion, such combined financial statement schedules, when considered in relation to the basic combined financial statements taken as a whole, present fairly in all material respects the information set forth therein.


                                            KPMG Peat Marwick LLP


Chicago, Illinois
March 21, 1997





Schedule III

                             IDS LIFE ACCOUNT RE of
                           IDS LIFE INSURANCE COMPANY
                               Monmouth Associates
                Unconsolidated Joint Venture of IDS Life Account RE
                 Participation in Mortgage Loan on Real Estate and
                   Interest Earned on Participation in Mortgage

                               December 31, 1996



                           Part 1 - Participation in Mortgage           Part 2 - Interest Earned on
                          Loan on Real Estate at Close of Year         on Participation in Mortgage

Liens on Shopping Center:
                                      Principal unpaid    Amount of        Interest due
  Monmouth Mall          Carrying         at close      mortgage being     & accrued at      Interest
Eatontown, New Jersey    Amount (A)       of period       foreclosed      end of period    Income Earned

       1996            $ 109,556,000  $ 160,033,000       $    --         $    772,000     $  9,159,000

       1995            $ 108,000,000  $ 158,373,000       $    --         $    742,000     $  6,994,000

       1994            $ 119,154,000  $ 141,056,000       $    --         $  3,960,000     $  7,641,000









(A) - Reconciliation of the carrying value of the participation in the mortgage loan:

                                                             1996              1995              1994
                                                        -------------     -------------     ---------

      Balance at the beginning of year...........       $ 108,000,000     $ 119,154,000     $ 119,650,000

      Changes during year:
        Additional fundings......................           1,556,000        17,317,000         9,318,000
        Unrealized depreciation..................                  --       (28,471,000)       (9,814,000)
                                                        --------------     -------------    --------------

      Balance at end of year.....................       $ 109,556,000     $ 108,000,000     $ 119,154,000
                                                        ==============    ==============    =============






Schedule IV
                       IDS LIFE ACCOUNT RE of
                     IDS LIFE INSURANCE COMPANY
 N/S Associates, Monmouth Associates and 1225 Investment Corporation
        Unconsolidated Joint Ventures of IDS Life Account RE

            Combined Real Estate Owned and Rental Income

                         December 31, 1996

                  Part 1 - Real Estate Owned at End of Year (C)
                                                                                            Amount at
                                                          Cost of                          which carried
                         Amount of                      improvements,       Unrealized      at close of
                       encumbrances   Initial Cost           etc.          Depreciation    period (A)(B)
Retail properties:
Northridge Mall,
 Milwaukee, WI         $         --   $108,107,000      $ 15,469,000      $(80,976,000)    $ 42,600,000
Southridge Mall,
 Greendale, WI         $ 35,000,000   $115,401,000      $ 16,702,000      $(25,775,000)    $106,328,000
Office Building:
 1225 Connecticut Ave.,
  Washington, D.C.     $  7,000,000   $ 54,775,000      $  7,638,000      $ (10,413,000)    $ 52,000,000
Ground Lease:
 Monmouth Mall,
  Eatontown, NJ        $         --   $ 13,000,000      $         --      $         --     $ 13,000,000
                       ------------   ------------      ------------      --------------   ------------
                       $ 42,000,000   $291,283,000      $ 39,809,000      $(117,164,000)   $213,928,000
                       ============   ============      ============      ==============   ============


                                 Part 2 - Rental Income

                                       Rents due
                                      and accrued
                                       at end of
                                         period
Retail Properties:
 Northridge Mall,
  Milwaukee, WI                        $   158,000
 Southridge Mall,
  Greendale, WI                        $   185,000
 Office Building:
  1225 Connecticut Ave.,
   Washington, D.C.                    $    92,000
                                       -----------

                                       $   435,000



(A) The aggregate cost of real estate owned at December 31, 1996 for Federal Income tax purposes was approximately $466,855,400.

(B) Reconciliation of real estate owned:
                                                            1996               1995            1994
                                                        ------------      ------------     --------

      Balance at the beginning of period..........      $220,270,000      $254,500,000     $272,660,000

      Additions (deductions), including
        unrealized depreciation...................        (6,342,000)      (34,230,000)     (18,160,000)
                                                        -------------     -------------    -------------

      Balance at end of year......................      $213,928,000      $220,270,000     $254,500,000
                                                        =============     =============    ============

(C) - Reconciliation for depreciation is not applicable as real estate owned is stated at estimated market value.

                         Report of Independent Auditors


The Board of Directors
IDS Life Insurance Company


We have audited the consolidated financial statements of IDS Life Insurance Company as of December 31, 1996 and 1995, and for each of the three years in the period ended December 31, 1996, and have issued our report thereon dated February 7, 1997 (included elsewhere in this Registration Statement). Our audits also included the financial statements schedules listed in Item 16(b) of this Registration Statement. These schedules are the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.

In our opinion, the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.



Ernst & Young LLP
Minneapolis, Minnesota
February 7, 1997

IDS LIFE INSURANCE COMPANY
SCHEDULE III - SUPPLEMENTARY INSURANCE INFORMATION ($ thousands)
FOR THE YEAR ENDED DECEMBER 31, 1996

    Column A     Column B      Column C  Column D    Column E    Column F   Column G    Column H    Column I      Column J  Column K

    Segment      Deferred      Future    Unearned  Other policy  Premium      Net       Benefits,  Amortization    Other    Premiums
                  policy       policy    premiums   claims and  revenue    investment   claims,     of deferred  operating  written
                 acquisition  benefits,              benefits                income    losses and    policy       expenses
                   cost        losses,                payable                          settlement   acquisition
                              claims and                                                 expenses     costs
                                loss
                               expenses
------------------------------------------------------------------------------------------------------------------------------------

Annuities     $  1,398,025  $ 21,838,008 $       -  $    50,137  $        -  $1,702,364  $    2,724  $   189,645  $ 180,942    N/A



Life, DI, and
Long-term
Care Insurance      932,780    3,811,034          -       33,497     182,921     262,998     187,486       88,960     80,526   N/A

------------------------------------------------------------------------------------------------------------------------------------

Total         $  2,330,805  $ 25,649,042 $       -  $    83,634  $  182,921  $1,965,362  $  190,210  $   278,605  $ 261,468    N/A

------------------------------------------------------------------------------------------------------------------------------------

IDS LIFE INSURANCE COMPANY
SCHEDULE III - SUPPLEMENTARY INSURANCE INFORMATION ($ thousands)
FOR THE YEAR ENDED DECEMBER 31, 1995

    Column A      Column B     Column C    Column D    Column E    Column F   Column G    Column H    Column I    Column J  Column K

    Segment      Deferred     Future       Unearned  Other policy  Premium      Net       Benefits,  Amortization Other     Premiums
                  policy      policy       premiums   claims and  revenue    investment   claims,     of deferred operating  written
                 acquisition benefits,                benefits                income     losses and    policy     expenses
                   cost       losses,                 payable                            settlement   acquisition
                              claims and                                                  expenses     costs
                               loss
                               expenses
------------------------------------------------------------------------------------------------------------------------------------

Annuities      $ 1,227,169 $ 21,404,836 $       -  $     28,191  $       -  $1,651,067  $    2,693  $   189,626  $  166,191     N/A



Life, DI,
and Long-term
Care Insurance     798,556    3,613,253          -        28,132    161,530     256,242     164,749       90,495      45,451    N/A


------------------------------------------------------------------------------------------------------------------------------------

Total          $ 2,025,725 $ 25,018,089 $       -  $     56,323  $ 161,530  $1,907,309  $  167,442  $   280,121  $  211,642     N/A

------------------------------------------------------------------------------------------------------------------------------------

IDS LIFE INSURANCE COMPANY
SCHEDULE III - SUPPLEMENTARY INSURANCE INFORMATION ($ thousands)
FOR THE YEAR ENDED DECEMBER 31, 1994

  Column A        Column B    Column C    Column D    Column E    Column F  Column G    Column H    Column I      Column J  Column K

   Segment       Deferred     Future      Unearned  Other policy  Premium     Net       Benefits,  Amortization   Other     Premiums
                  policy      policy      premiums   claims and  revenue   investment   claims,     of deferred  operating   written
                 acquisition benefits,              benefits                income     losses and    policy       expenses
                   cost       losses,                payable                           settlement   acquisition
                             claims and                                                 expenses     costs
                               loss
                              expenses
------------------------------------------------------------------------------------------------------------------------------------

Annuities      $ 1,150,585 $ 19,361,979 $       - $    23,888  $        - $1,534,826  $   (5,762) $   194,060  $  131,515      N/A



Life, DI, and
Long-term Care
Insurance         714,739    3,346,931          -      26,180     144,640    247,047     134,128       86,312      78,586      N/A


------------------------------------------------------------------------------------------------------------------------------------

Total          $ 1,865,324 $ 22,708,910 $       - $    50,068  $  144,640 $1,781,873  $  128,366  $   280,372  $  210,101      N/A

------------------------------------------------------------------------------------------------------------------------------------

IDS LIFE INSURANCE COMPANY
SCHEDULE IV - REINSURANCE ($ thousands)
FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

---------------------------------------------------------------------------------------------------
        Column A              Column B       Column C        Column D      Column E    Column F

                             Gross amount  Ceded to other   Assumed from      Net     % of amount
                                            companies     other companies   Amount   assumed to net
---------------------------------------------------------------------------------------------------

For the year ended
  December 31, 1996

Life insurance in force    $  65,571,173  $   3,875,921  $     1,703,181  $63,398,433       2.69%
===================================================================================================

Premiums:
  Life insurance           $      54,111  $       3,253  $           545  $   51,403        1.06%
  DI & LTC insurance             164,561         33,043               --     131,518        0.00%
---------------------------------------------------------------------------------------------------
Total premiums             $     218,672  $      36,296  $           545  $  182,921        0.30%
===================================================================================================

For the year ended
  December 31, 1995

Life insurance in force    $  57,895,180  $   3,771,204  $     1,788,352  $55,912,328       3.20%
===================================================================================================

Premiums:
  Life insurance           $      53,089  $       2,648  $          (248) $   50,193       -0.49%
  DI & LTC insurance             137,016         25,679               --     111,337        0.00%
---------------------------------------------------------------------------------------------------
Total premiums             $     190,105  $      28,327  $          (248) $  161,530       -0.15%
===================================================================================================

For the year ended
  December 31, 1994

Life insurance in force    $  50,814,651  $   3,246,608  $     1,851,916  $49,419,959       3.75%
===================================================================================================

Premiums:
  Life insurance           $      51,219  $       3,354  $           319  $   48,184        0.66%
  DI & LTC insurance             114,049         17,593               --      96,456        0.00%
---------------------------------------------------------------------------------------------------
Total premiums             $     165,268  $      20,947  $           319  $  144,640        0.22%
===================================================================================================

IDS LIFE INSURANCE COMPANY
SCHEDULE V - VALUATION AND QUALIFYING ACCOUNTS ($ thousands)
FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

------------------------------------------------------------------------------------------------------------
               Column A           Column B        Column C                       Column D      Column E

                                                  Additions
                                                -------------
                                 Balance at                       Charged to
              Description         Beginning      Charged to     Other Accounts- Deductions-  Balance at End
                                  of Period   Costs & Expenses     Describe      Describe *    of Period
------------------------------------------------------------------------------------------------------------

For the year ended
  December 31, 1996
------------------------------
Reserve for Mortgage Loans           $37,340               $155              $0           $0        $37,495
Reserve for Other Investments         $4,713              ($750)             $0           $0         $3,963

For the year ended
  December 31, 1995
------------------------------
Reserve for Mortgage Loans           $35,252             $1,088              $0      ($1,000)       $37,340
Reserve for Other Investments         $7,515            ($2,802)             $0           $0         $4,713

For the year ended
  December 31, 1994
------------------------------
Reserve for Mortgage Loans           $35,020               $232              $0           $0        $35,252
Reserve for Fixed Maturities         $22,777           ($16,777)             $0       $6,000             $0
Reserve for Other Investments        $10,700            ($3,185)             $0           $0         $7,515

* 1995 amount represents a reserve on mortgage loans which were transferred from an affiliate.
  1994 amount represents a direct writedown of the related investments in fixed maturities.